   As filed with the Securities and Exchange Commission on January 27, 1999
                                                    Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------
                          J. C. Penney Company, Inc.
            (Exact Name of Registrant as Specified in its Charter)

       Delaware                      5311                       13-5583779
    (State or Other        (Primary Standard Industrial      (I.R.S. Employer
    Jurisdiction of         Classification Code Number)     Identification No.)
   Incorporation or
     Organization)
                                --------------
                                                  Charles R. Lotter
                                         Executive Vice President, Secretary
                                                 and General Counsel
           6501 Legacy Drive                      6501 Legacy Drive
        Plano, Texas 75024-3698                Plano, Texas 75024-3698
            (972) 431-1000                         (972) 431-1000
   (Address, Including Zip Code, and     (Name, Address, Including Zip Code,
Telephone Number, Including Area Code,  and Telephone Number, Including Area
  of Registrant's Principal Executive        Code, of Agent for Service)
               Offices)

                                --------------
                                  Copies to:
    Jeffrey J.     Michael A. Saslaw     Gene L. Wexler      Faiza J. Saeed
     Vawrinek       Weil, Gotshal &      Genovese Drug     Cravath, Swaine &
   J. C. Penney        Manges LLP         Stores, Inc.           Moore
  Company, Inc.       100 Crescent      80 Marcus Drive    825 Eighth Avenue
6501 Legacy Drive  Court, Suite 1300     Melville, New       New York, New
   Plano, Texas      Dallas, Texas         York 11747          York 10019
    75024-3698           75201           (516) 845-8433      (212) 474-1454
  (972) 431-1287     (214) 746-8117

                                --------------
  Approximate date of commencement of proposed sale of the securities to the public: Upon the Effective Time of the Merger described in this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        Calculation of Registration Fee
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                                  Proposed
                                                                   Proposed       Maximum
                                                     Amount        Maximum       Aggregate      Amount of
 Title of Each Class of Securities                   to be      Offering Price    Offering     Registration
        to be Registered(1)                      Registered(2)   Per Share(3)     Price(4)        Fee(4)
-----------------------------------------------------------------------------------------------------------
 Common Stock, par value $.50 per share........    10,136,974       $25.81      $261,635,437     $72,735
-----------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) There are also being registered hereunder an equal number of Series A Junior Participating Preferred Stock purchase rights, which are currently attached to and transferable only with shares of JCPenney Common Stock registered hereby.
(2) Represents the maximum number of shares of JCPenney Common Stock to be issued in the Merger described in this Registration Statement if the maximum number shares of Genovese Common Stock are exchanged at the maximum exchange rate.
(3) Represents the quotient obtained by dividing (i) the proposed maximum aggregate offering price (determined as described in note 4 below) by (ii) the number of shares of JCPenney Common Stock registered hereby.
(4) Estimated in accordance with Rule 457(c) and (f), solely for the purpose of determining the registration fee. Represents the sum of (a) the product of (i) $25.34375, the average of the high and low prices reported on the American Stock Exchange on January 25, 1999 for Genovese Class A Common Stock, multiplied by (ii) 8,925,265, the maximum number of shares of Genovese Class A Common Stock which will be converted into shares of JCPenney Common Stock pursuant to the Merger and (b) the product of $5.73, the book value per share of Genovese Class B Common Stock as of November
    6, 1998, multiplied by (ii) 6,184,250, the maximum number of shares of Genovese Class B Common Stock which will be converted into shares of JCPenney Common Stock pursuant to the Merger. The amount of the registration fee has been offset by amounts previously paid by the Registrant in connection with the filing of preliminary proxy materials with the Commission on December 16, 1998 as permitted by Rule 457(b).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 This Preliminary Proxy Statement/Prospectus dated January 27, 1999 is subject to completion and amendment.

                          Proxy Statement/Prospectus

    [GENOVESE LOGO APPEARS HERE]
                                                         [JCPENNEY LOGO APPEARS
                                                         HERE]
                Merger Proposed -- Your Vote is Very Important

  The Boards of Directors of J. C. Penney Company, Inc. ("JCPenney") and Genovese Drug Stores, Inc. ("Genovese") have agreed on a merger of the two companies, combining approximately 2,738 drugstores operated by Eckerd Corporation, a wholly-owned subsidiary of JCPenney ("Eckerd"), with 141 drugstores owned and operated by Genovese.

  The merger agreement provides that Genovese stockholders will receive between 0.5489 and 0.6709 of a share of JCPenney common stock, par value $0.50 per share (the "JCPenney Common Stock"), for each share of Genovese Common Stock. The exact fraction of a share will be determined by dividing $30.00 by the average closing price of JCPenney Common Stock during ten randomly selected trading days during a specified period preceding the closing date, subject to a minimum of 0.5489 of a share and a maximum of 0.6709 of a share of JCPenney Common Stock. If the foregoing share number was determined using the closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus), Genovese stockholders would receive
0.6709 of a share of JCPenney Common Stock for each share of Genovese Common Stock, which is the maximum number of shares of JCPenney Common Stock permitted under the merger agreement. JCPenney stockholders will continue to hold their shares of JCPenney Common Stock following the merger.

  The Board of Directors of Genovese recommends that Genovese stockholders vote in favor of the adoption of the merger agreement.

  This Proxy Statement/Prospectus relates to the special stockholders' meeting of Genovese that the Board of Directors of Genovese has called to vote on the proposed merger. Certain Genovese family stockholders, who control approximately 59% of the votes entitled to vote at the meeting, have entered into a stockholders agreement with JCPenney. Such stockholders have agreed to vote all shares controlled by them in favor of the merger and the merger agreement. The effect of the Genovese stockholder agreement is to assure the approval of the merger and the merger agreement.

The date, time and place of the special meeting is as follows:

March 1, 1999
10:00 a.m. (E.S.T.)
80 Marcus Drive
Melville, New York 11747

  Whether or not you plan to attend the stockholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If your shares are held in "street name," you must instruct your broker in order to vote. If you fail to return your card or to instruct your broker to vote your shares and do not vote in person at the stockholders' meeting, the effect will be the same as a vote against the merger.

  This Proxy Statement/Prospectus also constitutes a prospectus for JCPenney with respect to the shares of JCPenney Common Stock to be issued pursuant to the merger agreement.

  Please read this Proxy Statement/Prospectus carefully for more detailed information on the merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.


           /s/ Leonard Genovese                 /s/ James E. Oesterreicher
             Leonard Genovese                     James E. Oesterreicher
   Chairman of the Board, President and         Chairman of the Board and
          Chief Executive Officer                Chief Executive Officer
        Genovese Drug Stores, Inc.              J. C. Penney Company, Inc.

--------------------------------------------------------------------------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved the merger described in this Proxy Statement/Prospectus or the securities to be issued in the merger, nor have they passed upon the adequacy or accuracy of this Proxy Statement/Prospectus. Furthermore, the Securities and Exchange Commission has not determined the fairness or merits of the merger. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated January , 1999, and is first being mailed to stockholders on January , 1999.

  The information in this Proxy Statement/Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Proxy Statement/Prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  Genovese Drug Stores, Inc. will hold a special meeting (the "Special Meeting") of its stockholders on March 1, 1999 at 10:00 a.m. (E.S.T.) at 80 Marcus Drive, Melville, New York 11747 for the following purposes:

  1. To consider and to vote upon a proposal to approve and to adopt an Agreement and Plan of Merger dated as of November 23, 1998 among Genovese Drug Stores, Inc., a Delaware corporation ("Genovese"), J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), and Legacy Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of JCPenney ("Merger Sub"). The merger agreement provides, among other things, for the merger of Merger Sub with and into Genovese, with Genovese surviving the merger as a wholly-owned subsidiary of JCPenney;

  2. To transact such other business as may properly come before the Special Meeting; and

  3. If necessary, to approve any adjournment of the meeting without further notice except by announcement at the meeting being adjourned.

  Genovese has fixed the close of business on January 14, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof. A list of such stockholders will be available for examination by stockholders of record during business hours at 80 Marcus Drive, Melville, New York 11747 for ten days prior to the Special Meeting and will also be available at the Special Meeting.

  YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT, WHICH IS DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

  Adoption of the merger agreement requires the affirmative vote by the holders of the Genovese Class A Common Stock and Genovese Class B Common Stock (voting together as a single class) of a majority of the votes entitled to vote at the Special Meeting.

  Certain Genovese family stockholders, who on the Record Date collectively controlled approximately 59% of the votes entitled to vote at the Special Meeting, have entered into a stockholders agreement dated as of November 23, 1998 with JCPenney. Such stockholders have agreed to vote all shares controlled by them in favor of the merger and the merger agreement. The effect of the Genovese stockholder agreement is to provide enough votes at the Special Meeting in favor of the merger and the merger agreement to assure their approval. The accompanying Proxy Statement/Prospectus describes the Genovese stockholder agreement in greater detail and contains a copy of the Genovese stockholder agreement.

  Subject to the conditions below, any holder of Genovese Class B Common Stock may file with Genovese a written demand for appraisal of his or her shares if the merger is effected. The holder must file the demand before the taking of the vote on approval and adoption of the merger agreement, and must refrain from voting his or her shares in favor of approval and adoption of the merger agreement or consenting thereto. If such holder satisfies these conditions, he or she may have the right, within 120 days after the Effective Time of the merger, to file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the stock of such stockholder. Genovese and any such stockholder shall then have the rights and duties and must follow the procedures set forth in Section 262 of the General Corporation Law of the State of Delaware. Such rights, duties and procedures are described in greater detail in the accompanying Proxy Statement/Prospectus. See "The Merger-- Appraisal Rights of Dissenting Stockholders."

  The accompanying Proxy Statement/Prospectus describes the merger agreement and certain actions to be taken in connection with the merger. In order to obtain the maximum representation, we urge you to complete, sign, date and return your proxy card as promptly as possible. In this way, if you are unable to attend in person, your shares can nevertheless be voted at the Special Meeting. Your proxy may be revoked by delivering written notice of revocation to the Secretary of Genovese prior to the time the voting is declared closed or by attending the Special Meeting and voting your shares in person.


/s/ Leonard Genovese
Leonard Genovese
Chairman of the Board,
President and Chief
Executive Officer

                               Table of Contents

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  The Genovese Special Stockholders' Meeting..............................   1
  The Genovese Stockholder Agreement......................................   2
  The Merger..............................................................   2
  The Merger Agreement....................................................   5
  Comparative Rights of Holders of Genovese Common Stock and JCPenney
   Common Stock...........................................................   7
  Comparative Market Price and Dividend Information.......................   7
  Unaudited Comparative Per Share Data....................................  10
  Selected Financial Data.................................................  11
  JCPenney Selected Historical Consolidated Financial Data................  11
  Genovese Selected Historical Consolidated Financial Data................  14
THE COMPANIES.............................................................  15
  JCPenney................................................................  15
  Genovese................................................................  15
THE GENOVESE SPECIAL STOCKHOLDERS' MEETING................................  16
  Time and Place; Purposes................................................  16
  Record Date; Voting Rights; Votes Required for Approval.................  16
  Shares Held by Genovese Management......................................  16
  Proxies.................................................................  16
  Solicitation of Proxies.................................................  17
  Other Business; Adjournments............................................  17
THE MERGER................................................................  17
  General.................................................................  17
  Background of the Merger................................................  18
  Genovese's Reasons for the Merger.......................................  21
  Information and Factors Considered by the Board of Directors of
   Genovese...............................................................  21
  Recommendation of the Board of Directors of Genovese....................  23
  Opinion of Financial Advisor to the Board of Directors of Genovese......  23
  Interests of Certain Persons in the Merger..............................  26
  Appraisal Rights of Dissenting Stockholders.............................  29
  Accounting Treatment....................................................  31
  Certain Federal Income Tax Consequences of the Merger...................  32
  Certain Regulatory Matters..............................................  33
  Restrictions on Resales of JCPenney Common Stock by Affiliates of
   Genovese...............................................................  33
THE MERGER AGREEMENT......................................................  34
  General.................................................................  34
  Merger Consideration....................................................  34
  Treatment of Genovese Stock Options.....................................  35
  Exchange of Shares......................................................  35
  Rights of Dissenting Stockholders.......................................  36
  Certain Covenants.......................................................  36
  Additional Agreements...................................................  37
  Employee Matters and Benefit Plans......................................  39
  Certain Representations and Warranties..................................  42
  Conditions Precedent....................................................  43
  Termination of the Merger Agreement.....................................  43
  Other Expenses..........................................................  45
  Amendments; Extension; Waivers..........................................  45
  Certain Stockholder Arrangements........................................  45

                                                                          Page
                                                                          ----
THE GENOVESE STOCKHOLDER AGREEMENT.......................................  46
  General................................................................  46
  Voting of Genovese Common Stock........................................  46
  Restrictions on Transfer, Proxies and Non-Interference.................  46
  No Solicitation........................................................  47
  Termination............................................................  47
DESCRIPTION OF JCPENNEY CAPITAL STOCK....................................  47
  JCPenney Common Stock..................................................  47
  JCPenney Preferred Stock...............................................  48
COMPARATIVE RIGHTS OF HOLDERS OF GENOVESE COMMON STOCK AND JCPENNEY COM-
 MON STOCK...............................................................  53
  General................................................................  53
  Authorized Capital Stock...............................................  53
  Number and Classification of Board of Directors........................  53
  Action by Stockholders' Written Consent................................  53
  Vote Necessary to Effectuate Certain Business Combinations.............  54
  Voting Rights..........................................................  54
  Dividend Policy........................................................  54
  Liquidation Rights.....................................................  55
  Stockholder Rights Plan................................................  55
  Amendment of Bylaws....................................................  55
  Amendment of Certificate of Incorporation..............................  55
  Limitation on Directors' Liability.....................................  55
  Indemnification........................................................  56
  Special Meetings.......................................................  56
LEGAL MATTERS............................................................  56
EXPERTS..................................................................  56
STOCKHOLDER PROPOSALS FOR GENOVESE 1999 ANNUAL MEETING...................  56
WHERE YOU CAN FIND MORE INFORMATION......................................  57
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................  59

                                    ANNEXES

Annex I-- Agreement and Plan of Merger
Annex II-- Genovese Stockholder Agreement
Annex III-- Opinion of Goldman, Sachs & Co.
Annex IV-- Section 262 of the DGCL

                                    SUMMARY

  This brief summary highlights selected information from the Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should read carefully the entire Proxy
Statement/Prospectus and the other documents to which this document refers you to fully understand the merger. See "Where You Can Find More Information" on page 57.

                            The Companies (Page 15)

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024-3698
(972) 431-1000

  JCPenney is a major retailer with department stores in all 50 states, Puerto Rico, Mexico and Chile. In December 1998, JCPenney acquired a controlling interest in a Brazilian department store chain. The major portion of JCPenney's business consists of providing merchandise and services to consumers through department stores that include catalog departments. JCPenney markets predominantly family apparel, jewelry, shoes, accessories, and home furnishings. In addition, JCPenney, through its wholly-owned subsidiary, Eckerd Corporation, operates a chain of approximately 2,738 drugstores located throughout the northeast, southeast, and Sunbelt regions of the United States. JCPenney also has several direct marketing subsidiaries which market life, health, accident and credit insurance as well as a growing portfolio of non-insurance products.

Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, New York 11747
(516) 420-1900

  Genovese is a retail drug store chain operating approximately 141 drug stores in New York, New Jersey and Connecticut. It is one of the largest drug store chains in the metropolitan New York area based upon retail sales volume and is currently the tenth largest retail drug store chain in the United States. In addition, Genovese, through its wholly-owned subsidiary, GenPlus Managed Care, Inc., markets prescription benefit services to corporations, unions, health maintenance organizations, governmental entities and other employers. Genovese also operates a professional photo retail store and, through the Genovese Mail Order Pharmacy Division, provides prescriptions via mail order.

              The Genovese Special Stockholders' Meeting (Page 16)

Time and Place; Purposes (Page 16)

  The Special Meeting of Genovese stockholders will be held on March 1, 1999 at 10:00 a.m. (E.S.T.), at 80 Marcus Drive, Melville, New York 11747. At the Special Meeting, you will be asked to:

  1. Approve and adopt the merger agreement and the merger.

  2. Act on any other matters that may be properly submitted to a vote at the Special Meeting.

  3. Approve any adjournment of the Special Meeting.

Record Date; Voting Rights; Votes Required for Approval (Page 16)

  You are entitled to vote at the Special Meeting if you owned shares of Genovese Common Stock as of the close of business (5:00 p.m., E.S.T.) on January 14, 1999, the Record Date.

  On the Record Date, there were 7,917,395 shares of Genovese Class A Common Stock and 6,190,679 shares of Genovese Class B Common Stock entitled to vote at the Special Meeting. Genovese stockholders will be entitled to one vote at the Special Meeting for each share of Genovese Class A Common Stock and ten votes for each share of Genovese Class B Common Stock held on the Record Date.

  Approval by the Genovese stockholders of the proposal to approve the merger agreement and the transactions contemplated thereby will require the approval of more than 50% of the aggregate voting power of the shares of Genovese Class A Common Stock and Genovese Class B Common Stock outstanding on the Record Date, voting together as a single class. This vote is assured by the Genovese Stockholder Agreement described below.

Shares Held by Genovese Management (Page 16)

  As of the Record Date, the directors and officers of Genovese and their affiliates (not including Genovese family members) beneficially owned an aggregate of 199,472 shares (excluding shares purchasable upon exercise of stock options) of Genovese Common Stock (approximately 1.4% of the outstanding Genovese Common Stock and .6% of the voting power). In addition, as of the Record Date, certain members of the Genovese family and their affiliates beneficially owned an aggregate of 4,231,879 shares (excluding shares purchasable upon exercise of stock options) of Genovese Common Stock (approximately 30% of the outstanding Genovese Common Stock and 59% of the voting power).

                  The Genovese Stockholder Agreement (Page 46)

  The stockholders agreement is attached as Annex II to this Proxy Statement/Prospectus. We encourage you to read the stockholders agreement.

  When we entered into the merger agreement, certain Genovese family stockholders entered into an agreement to vote in favor of the merger. These stockholders own Genovese Common Stock representing approximately 59% of the voting power of the Genovese Common Stock. As a result, the approval of the Genovese stockholders is assured.

                              The Merger (Page 17)

  The merger agreement is attached as Annex I to this Proxy
Statement/Prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

General (Page 17)

  We propose a combination in which a wholly-owned subsidiary of JCPenney will merge with and into Genovese with Genovese and its subsidiaries becoming wholly-owned subsidiaries of JCPenney.

Genovese's Reasons for the Merger (Page 21)

  Genovese is proposing to merge with JCPenney because we believe that by combining the companies we can create a stronger company that will be able to remain competitive in the retail drug store industry. We believe the merger will enable us to take advantage of the strategic fit of our respective businesses and will help us to achieve cost savings which will create benefits for both our stockholders and our customers. To review the background and reasons for the merger in greater detail, please see pages 18 through 21.

Recommendation of the Board of Directors of Genovese (Page 23)

  The Board of Directors of Genovese recommends that the Genovese stockholders vote "FOR" the approval and adoption of the merger agreement.

Opinion of Financial Advisor to the Board of Directors of Genovese (Page 23)

  On November 23, 1998, Goldman Sachs delivered its written opinion to the Genovese board of directors. The opinion, which is subject to a number of qualifications, states that as of that date, the exchange ratio was fair from a financial point of view to the holders of shares of Genovese Common Stock. We have attached the full text of the written opinion to this Proxy Statement/Prospectus as Annex III. It does not constitute a recommendation as to how you should vote. You should read the opinion carefully in its entirety.

Interests of Certain Persons in the Merger (Page 26)

  When considering the recommendation of the Board of Directors of Genovese that Genovese stockholders vote in favor of the merger, you should be aware that a number of Genovese officers and directors have one or more of the following types of agreements or arrangements: severance agreements, retention bonus agreements, stock options, premium-priced stock options and other benefit plans. These agreements provide them with interests in the merger that are different from, or in addition to, yours.

  Specifically, certain officers of Genovese (two of whom are also directors) and certain non-employee directors have vested options with exercise prices set in each case as of the date of grant. These options have exercise prices between $5.72 and $27.27. On November 23, 1998, there were 484,552 such options having a total value of $7,674,988 based on the closing price of the Genovese Class A Common Stock of $30.00 per share on that date. On January 25, 1999, there were 363,849 such options having a total value of $4,035,819 based on the closing price of the Genovese Class A Common Stock of $25.625 per share on that date.

  Eight officers of Genovese (two of whom are also directors) have "premium-priced" options which vest upon a change of control of Genovese. These options have exercise prices of $17.62, $22.73 and $27.27. On November 23, 1998, there were 508,750 such premium-priced options having a total value of $3,881,680 based on the closing price of the Genovese Class A Common Stock of $30.00 per share on that date. On January 25, 1999, there were 508,750 such premium-priced options having a total value of $1,940,895 based on the closing price of the Genovese Class A Common Stock of $25.625 per share on that date.

  Six officers of Genovese (two of whom are also directors) have unvested bonus shares which vest upon a change of control of Genovese. On November 23, 1998, there were 13,874 bonus shares having a total value of $416,220 based on the closing price of the Genovese Class A Common Stock of $30.00 per share on that date. Genovese's transfer agent has been instructed to issue these bonus shares to such officers.

  Nine officers of Genovese (two of whom are also directors) have severance agreements which will provide to each officer, if certain conditions are met:
(i) a lump-sum severance payment equal to two times the sum of the highest annual base salary ever paid to the officer and the highest annual incentive pay paid to the officer related to the three most recent fiscal years prior to closing of the merger and (ii) employee benefits for a period of 24 months after termination of employment. Simultaneously with the execution of the merger agreement, eight of these nine officers (excluding Leonard Genovese, Chairman of the Board, Chief Executive Officer and President of Genovese) agreed to amend their severance agreements to provide that the lump-sum severance payment may be deferred for up to eight months after the closing of the merger. In the case of Leonard Genovese, his severance benefits will be paid on or about June 14, 1999. These severance agreements provide each officer with gross-up protection, whereby each officer will be reimbursed for the excise taxes (and the income taxes thereon) mandated by Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. The total cost of the lump-sum severance payments, employee benefits and excise tax gross-up for these nine officers is approximately $8.0 million, assuming all conditions to the payments are met.

  In addition to his severance agreement described above, Leonard Genovese has agreed to remain employed by Genovese until his retirement at age 65 on June 14, 1999 and will serve on the Eckerd Board of Directors.

After such retirement, Mr. Genovese will be a paid consultant to Genovese for two years at an annual rate of $300,000. He will also receive certain employee benefits (including the continuation of his split-dollar life insurance arrangement, subject to a $2,035,204 capped maximum employer contribution) and will continue to serve on the Board of Directors of Eckerd during such two-year period.

  Eight Assistant Vice Presidents have retention bonus agreements which provide for total payments of up to $815,689, assuming that these officers remain employed by Genovese for up to 12 months after the closing of the merger.

  The members of our Boards of Directors knew about these additional interests, and considered them, when they approved the merger agreement and the merger.

Appraisal Rights of Dissenting Stockholders (Page 29)

 Genovese Stockholders:

  If you own shares of Genovese Class B Common Stock, you do not vote in favor of the merger and you follow the appropriate procedures under Delaware law, you will be entitled, instead of receiving shares of JCPenney Common Stock in the merger, to receive the appraised value of your shares of Genovese Class B Common Stock. If you own shares of Genovese Class A Common Stock, you will not be entitled to exercise appraisal rights under Delaware law because your shares of Genovese Class A Common Stock are listed on a national securities exchange and the shares of JCPenney Common Stock that you will receive in the merger are also listed on a national securities exchange.

  We have included as Annex IV to this Proxy Statement/Prospectus the full text of Section 262 of the General Corporation Law of the State of Delaware. It is the section of Delaware law that governs appraisal rights.

Accounting Treatment (Page 31)

  The merger will be accounted for as a purchase of Genovese by JCPenney for accounting and financial reporting purposes.

Certain Federal Income Tax Consequences of the Merger (Page 32)

  For United States federal income tax purposes, the merger is intended to qualify as a tax-free reorganization. Accordingly, we expect that the exchange of your shares of Genovese Common Stock for shares of JCPenney Common Stock generally will not cause you to recognize any gain or loss. You may, however, have to recognize income or gain in connection with any cash you receive instead of fractional shares or in connection with exercising appraisal rights with respect to the Genovese Class B Common Stock.

  This tax treatment may not apply to every Genovese stockholder. Determining the actual tax consequences of the merger to you may be very complicated and depend on your specific situation and variables beyond our control. You should consult with your own tax advisor for a full understanding of the merger's tax consequences to you.

Certain Regulatory Matters (Page 33)

  Pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, JCPenney and Genovese each filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission a Notification and Report Form in connection with the merger on December 7, 1998. The FTC granted early termination of the waiting period on December 18, 1998. Even though the waiting period has been terminated, at any time before or after the merger is completed, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the merger or seeking a sale of assets or businesses of either JCPenney or Genovese. Each state where we have stores may also review the merger under state antitrust law.

Restrictions on Resales of JCPenney Common Stock by Affiliates of Genovese (Page 33)

  The federal securities laws impose restrictions on the resale of shares of JCPenney Common Stock received in the merger by affiliates of Genovese at the time of the Special Meeting.

                         The Merger Agreement (Page 34)

What Genovese Stockholders Will Receive (Page 34)

  The merger agreement provides that Genovese stockholders will receive between
0.5489 and 0.6709 of a share of JCPenney Common Stock for each share of Genovese Common Stock. The exact fraction of a share will be determined by dividing $30.00 by the average closing price of JCPenney Common Stock during ten randomly selected trading days during a specified period preceding the closing date, subject to a minimum of 0.5489 of a share and a maximum of 0.6709 of a share of JCPenney Common Stock. If the foregoing share number was determined using the closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus), Genovese stockholders would receive 0.6709 of a share of JCPenney Common Stock for each share of Genovese Common Stock, which is the maximum number of shares of JCPenney Common Stock permitted under the merger agreement. JCPenney will not issue any fractional shares. Instead, Genovese stockholders otherwise entitled to receive fractional shares will be entitled to receive an amount in cash equal to the fractional share interest multiplied by such average closing price of JCPenney Common Stock.

  Genovese stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger.

Ownership of JCPenney After the Merger

  JCPenney will issue between 7,750,692 and 9,473,382 shares of JCPenney Common Stock to Genovese stockholders in the merger. The shares of JCPenney Common Stock that JCPenney will issue to Genovese stockholders in the merger will represent between 3.0% and 3.7% of the outstanding JCPenney Common Stock after the merger. This information is based on the number of shares of JCPenney Common Stock and Genovese Common Stock outstanding on January 19, 1999 and does not take into account unexercised stock options.

What We Need to do to Complete the Merger (Page 43)

  The completion of the merger depends upon our meeting a number of conditions, including the following:

  (1) the JCPenney Common Stock issuable pursuant to the merger agreement being approved for listing on the New York Stock Exchange;

  (2) there being no law or court order that prohibits the merger;

  (3) receipt by each of Genovese and JCPenney of a legal opinion that the merger will be tax-free to our companies and our stockholders;

  (4) the absence of a material adverse change applicable to Genovese or JCPenney; and

  (5) the accuracy of each party's representations and warranties, and compliance by each party with its covenants, contained in the merger agreement.

  Where the law permits, any of the conditions to the merger may be waived by the company entitled to assert the condition. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (Page 43)

  JCPenney and Genovese can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Genovese have approved it. Also, either Genovese or JCPenney can terminate the merger agreement if any of the following occurs:

  (1) we do not complete the merger by May 31, 1999, unless the failure to complete the merger by that time is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

  (2) a law or court order permanently prohibits the merger;

  (3) if any condition to the obligation of such party to consummate the merger becomes incapable of being satisfied, unless the failure of such condition is due to a violation of the merger agreement by the party that wants to terminate the merger agreement;

  (4) the other party breaches the merger agreement (and does not correct the breach promptly) in a way that would entitle the party that wants to terminate the merger agreement to not complete the merger, as long as the party that wishes to terminate the merger agreement has not materially breached the merger agreement;

  (5) the stockholders of Genovese do not give the required stockholder approval; or

  (6) the other party experiences a change or event which has a material adverse effect on it or its ability to perform its obligations under the merger agreement.

  JCPenney can also terminate the merger agreement if the Board of Directors of Genovese changes, in a manner adverse to JCPenney, its recommendation in favor of the merger agreement.

Termination Fees and Expenses (Page 44)

  Genovese must pay JCPenney a fee of $15,000,000 if the Board of Directors of Genovese withdraws or modifies, in a manner adverse to JCPenney, its approval or recommendation of the merger and the merger agreement and all of the following have occurred:

  (1) the Genovese stockholders have not approved the merger and the merger agreement by May 31, 1999 as a result of (a) the failure by Genovese to duly call, give notice of, convene and hold a meeting for the purpose of seeking such approval or (b) certain Genovese family stockholders having (i) failed to vote their shares in favor of the merger and the merger agreement, (ii) voted in favor of a merger or other significant transaction other than this merger, (iii) voted to amend the Genovese charter or by-laws so as to impede or frustrate the proposed merger between Genovese and JCPenney or (iv) other than as contemplated, transferred any of their shares of Genovese Common Stock or entered into any voting agreement with respect to their shares of Genovese Common Stock;

  (2) JCPenney has not breached in any material respect any of its covenants contained in the merger agreement or the Genovese stockholder agreement; and

  (3) the merger agreement has been terminated because either (a) the merger was not consummated by May 31, 1999 or (b) the approval of Genovese stockholders was not obtained.

   Comparative Rights of Holders of Genovese Common Stock and JCPenney Common
                                Stock (Page 53)

  The rights of Genovese stockholders are currently governed by Delaware law and Genovese's certificate of incorporation and by-laws. The rights of JCPenney stockholders are governed by Delaware law and JCPenney's certificate of incorporation and bylaws. After we complete the merger, Genovese stockholders will become stockholders of JCPenney and will be governed by Delaware law and JCPenney's certificate of incorporation and bylaws.

               Comparative Market Price and Dividend Information

Comparative Market Price Data

  The following table presents trading information for JCPenney Common Stock on the New York Stock Exchange and Genovese Class A Common Stock on the American Stock Exchange on November 23, 1998 and January 25, 1999. November 23, 1998 was the last full trading day prior to our announcement of the signing of the merger agreement. January 25, 1999 was the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus. You are urged to obtain current market quotations for the JCPenney Common Stock and the Genovese Class A Common Stock.

                                      JCPenney                  Genovese
                                    Common Stock          Class A Common Stock
                                (dollars per share)       (dollars per share)
                             -------------------------- ------------------------
                               High     Low     Close    High     Low     Close
                             -------- -------- -------- ------- -------- -------
November 23, 1998........... $55.0625 $52.1875 $54.9375 $30.375 $28.2500 $30.000
January 25, 1999............  40.1875 $39.4375 $39.9375 $25.750 $24.9375 $25.625

   On the Record Date, there were approximately 55,617 holders of record of JCPenney Common Stock and approximately 1,284 holders of record of Genovese Class A Common Stock. The Genovese Class B Common Stock is not publicly traded. On the Record Date, there were approximately 154 holders of record of Genovese Class B Common Stock.

Historical Market Prices and Dividends

   JCPenney Common Stock is traded principally on the New York Stock Exchange under the symbol "JCP." Genovese Class A Common Stock is traded principally on the American Stock Exchange under the symbol "GDXa." The following tables set forth, for the periods indicated, the high and low closing price per share on the New York Stock Exchange and the American Stock Exchange, based on published financial sources, for JCPenney Common Stock and Genovese Class A Common Stock and also set forth the quarterly dividends declared on JCPenney Common Stock and Genovese Common Stock, respectively. The amounts for Genovese Common Stock have been restated, as appropriate, for stock dividends distributed.

                                         JCPenney
                                       Common Stock
                                   (dollars per share)
                            ----------------------------------
                             High     Low   Quarterly Dividend
                            ------- ------- ------------------
Fiscal 1996 (ended January
 25, 1997)
  First Quarter...........  $51.500 $46.125      $0.520
  Second Quarter..........   53.125  48.000       0.520
  Third Quarter...........   56.750  49.500       0.520
  Fourth Quarter..........   54.125  47.625       0.520
Fiscal 1997 (ended January
 31, 1998)
  First Quarter...........  $51.000 $45.250      $0.535
  Second Quarter..........   58.250  46.500       0.535
  Third Quarter...........   63.625  55.375       0.535
  Fourth Quarter..........   67.938  55.250       0.535
Fiscal 1998 (ending
 January 30, 1999)
  First Quarter...........  $77.750 $65.000      $0.545
  Second Quarter..........   77.875  58.675       0.545
  Third Quarter...........   58.563  43.375       0.545
  Fourth Quarter (through
   January 25, 1999)......   55.500  38.500       0.545
                               Genovese
                            Class A Common
                                 Stock
                             (dollars per       Quarterly
                                share)           Dividend
                            ---------------    on Genovese
                             High     Low      Common Stock
                            ------- ------- ------------------
Fiscal 1996 (ended January
 31, 1997)(a)
  First Quarter...........  $ 8.578 $ 7.484      $0.0496
  Second Quarter..........    9.609   6.922       0.0496
  Third Quarter...........   12.703   9.406       0.0496
  Fourth Quarter..........   15.078  12.047       0.0545
Fiscal 1997 (ended January
 30, 1998)(a)
  First Quarter...........  $13.859 $10.688      $0.0545
  Second Quarter..........   21.016  14.094       0.0636
  Third Quarter...........   17.266  14.438       0.0636
  Fourth Quarter..........   18.563  14.094       0.0700
Fiscal 1998 (ending
 January 29, 1999)(a)
  First Quarter...........  $24.500 $16.375      $0.0700
  Second Quarter..........   20.375  16.750       0.0700
  Third Quarter...........   23.938  15.750       0.0700
  Fourth Quarter (through
   January 25, 1999)......   30.250  22.875       0.0700

--------
(a) Genovese's first quarter consists of a 16-week period. Its second, third and fourth quarters are each comprised of 12 weeks.

  The closing prices of JCPenney Common Stock on the New York Stock Exchange and Genovese Class A Common Stock on the American Stock Exchange on November 23, 1998, the last full trading day prior to our announcement of the signing of the merger agreement, were $54.9375 and $30.00, respectively. On January 25, 1999, the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus, such closing prices were $39.9375 and $25.625, respectively.

Listing of JCPenney Common Stock

  After the merger, JCPenney Common Stock will continue to be traded on the New York Stock Exchange, Genovese Class A Common Stock will no longer be traded on the American Stock Exchange, and there will be no further market for the Genovese Common Stock.

Pre-Merger Dividends

  The Board of Directors of Genovese paid a regular cash dividend of $0.07 per share of Genovese Class A Common Stock and Genovese Class B Common Stock on January 4, 1999 to the holders of record as of the close of business on December 18, 1998. In addition, if the merger has not been completed on or prior to April 10, 1999, the Board of Directors of Genovese intends to pay a regular quarterly cash dividend on shares of Genovese Common Stock for the fiscal quarter ending January 29, 1999.

Post-Merger Dividend Policy

  JCPenney has paid consecutive quarterly cash dividends on JCPenney Common Stock for over 67 years through the fourth fiscal quarter of 1998. Following the merger, the declaration of dividends will be at the discretion of the Board of Directors of JCPenney and will be determined after consideration of various factors including (without limitation) the earnings and financial condition of JCPenney and its subsidiaries.

                      Unaudited Comparative Per Share Data

  The following table shows information about the net income/(loss) per share, dividends per share and book value per share of each of JCPenney and Genovese, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information, we assume that the merger occurred on January 26, 1997 for pro forma combined net income per common share and as of January 31, 1998 and October 31, 1998 for pro forma combined book value per common share.

  The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by (i) an assumed exchange ratio of 0.6709 (which would be the exchange ratio if the transaction closed on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus)) and (ii) an assumed exchange ratio of
0.6038 (based on a mid-point price of JCPenney Common Stock of $49.6875). We present this information to reflect the fact that Genovese stockholders will receive less than one share of JCPenney Common Stock for each share of Genovese Common Stock exchanged in the merger. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not attempt to predict or suggest future results.

  The information in the following table is based on the historical financial information that JCPenney and Genovese have presented in our prior Securities and Exchange Commission filings. JCPenney and Genovese have incorporated this material into this document by reference. See "Where You Can Find More Information" on page 57.

                                                            Genovese's               Genovese's
                          JCPenney   Genovese   Pro Forma   Equivalent   Pro Forma   Equivalent
                         Historical Historical Combined(a) Pro Forma(b) Combined(c) Pro Forma(d)
                         ---------- ---------- ----------- ------------ ----------- ------------
Comparative Per Share
 Data:
Net income/(loss) per
 common share, diluted:
  Fiscal year ended
   January 31,
   1998(e)(f)(g)........  $ 2.10      $(0.05)    $ 1.99       $ 1.34      $ 2.00       $ 1.21
  39 weeks ended October
   31, 1998(h)..........    1.42        0.50       1.37         0.92        1.37         0.83
Cash dividends per
 common share:
  Fiscal year ended
   January 31,
   1998(f)(g)...........  $ 2.14      $ 0.25     $ 2.14       $ 1.44      $ 2.14       $ 1.29
  39 weeks ended October
   31, 1998(h)..........    1.635       0.21       1.635        1.10        1.635        0.99
Book value per common
 share:
  Fiscal year ended
   January 31, 1998(f)..  $27.57      $ 5.40     $27.64       $18.54      $27.75       $16.76
  39 weeks ended October
   31, 1998(h)..........   27.44        5.73      27.52        18.46       27.62        16.68

--------
(a) The unaudited pro forma combined net income/(loss) per common share on a diluted basis and the other unaudited pro forma combined per share data are based on the combined average number of shares of JCPenney Common Stock and Genovese Common Stock outstanding for each period, assuming an exchange ratio of 0.6709 (which would be the exchange ratio if the transaction closed on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus)).
(b) Genovese's equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amount by the assumed exchange ratio of 0.6709 (which would be the exchange ratio if the transaction closed on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus)).

(c) The unaudited pro forma combined net income/(loss) per common share on a diluted basis and the other unaudited pro forma combined per share data are based on the combined average number of shares of JCPenney Common Stock and Genovese Common Stock outstanding for each period, assuming an exchange ratio of 0.6038 (based on a mid-point price of JCPenney Common Stock of $49.6875).
(d) Genovese's equivalent pro forma per share amounts are calculated by multiplying the respective pro forma combined per share amount by the assumed exchange ratio of 0.6038 (based on a mid-point price of JCPenney Common Stock of $49.6875).
(e) Net income/(loss) per share reflects restructuring and business integration costs of $1.02 and $0.38 per diluted share recorded by JCPenney and Genovese, respectively.
(f) Fiscal year ended January 31, 1998 for JCPenney included 53 weeks and fiscal year ended January 30, 1998 for Genovese included 52 weeks.
(g) Genovese net loss and dividends per common share for the fiscal year ended January 30, 1998 have been restated to reflect a 10% stock dividend distributed on January 14, 1998.
(h) 40 weeks ended November 6, 1998 for Genovese.

                            Selected Financial Data

  The following tables show summarized historical financial data for each of us. The information in the following tables is based on historical financial information that JCPenney and Genovese have presented in their prior Securities and Exchange Commission filings. All of the summary financial information JCPenney and Genovese provide in the following tables should be read in connection with this historical financial information. This historical financial information has also been incorporated into this document by reference. See "Where You Can Find More Information" on page 57. JCPenney's audited historical financial statements were audited by KPMG LLP, independent certified public accountants, and Genovese's audited historical financial statements were audited by Deloitte & Touche LLP, independent certified public accountants.

                                    JCPenney
                Selected Historical Consolidated Financial Data

                              At or for the
                             39 weeks ended                     At or for the
                               (unaudited)                    fiscal year ended
                         ----------------------- --------------------------------------------
                         October 31, October 25, Jan. 31, Jan. 25, Jan. 27, Jan. 28, Jan. 29,
                            1998        1997       1998     1997     1996     1995    1994(a)
                         ----------- ----------- -------- -------- -------- -------- --------
                                         (In millions, except per share data)
Income Statement Data
 Total revenue..........   $21,362     $20,795   $30,546  $23,471  $21,242  $20,937  $19,440
 Net income.............       387         365       566      565      838    1,057      940
 Net income per common
  share, on a diluted
  basis.................      1.42        1.34      2.10     2.25     3.33     4.05     3.53
 Cash dividends declared
  per common share......     1.635       1.605      2.14     2.08     1.92     1.68     1.44
Balance Sheet Data
 Total assets...........    24,529      24,207    23,493   22,088   17,102   16,202   14,788
 Long-term debt.........     6,737       7,487     6,986    4,565    4,080    3,335    2,929
 Stockholders' equity...     7,421       7,229     7,357    5,952    5,884    5,615    5,365

--------
(a) Excluding the effect of an extraordinary charge and the cumulative effect of an accounting change, after tax income was $944.0 million, or $3.55 per share, on a diluted basis.

Recent Developments

  Set forth below is certain unaudited financial data for JCPenney's sales with respect to the five, nine and 48 weeks ended January 2, 1999. This financial information should be read in conjunction with JCPenney's Form 10-K for the fiscal year ended January 25, 1997 and JCPenney's Form 10-Q/A for the fiscal quarter ended October 31, 1998.

  JCPenney's revenues for the five weeks ended January 2, 1999 decreased 4.3% to $4,448.0 million from $4,649.0 million in the comparable 1997 period.

  Department stores sales for the month of December decreased 9.1% to $2,614.0 million from $2,877.0 million in the 1997 period. On a comparable store basis, that is stores open at least a year, sales decreased 7.6%. Catalog sales for December decreased 8.0% from the prior year period.

  Eckerd drugstores sales for the December period were up 8.3% on a comparable store basis. Pharmacy sales increased 15.4% for comparable drugstores. December revenues for JCPenney's direct marketing subsidiaries increased 10.1% compared with the past year.

  December and November sales were impacted by a shift of the fiscal calendar which reported Thanksgiving weekend sales in November this year versus in December in the prior year. Comparable sales of department stores for the nine weeks decreased 3.2%.

  Heavy promotional activity in the department stores and catalog to date is resulting in increased markdowns which, combined with lower sales volume, is having a significant negative impact on gross margin. Sales for the balance of the year ending January 30, 1999 and final results will also be impacted by traditional January inventory clean up as JCPenney enters its 1999 fiscal year.

  On January 7, 1999, JCPenney issued a sales release in which it stated that, based on then current information, fourth quarter earnings per share are likely to be between $.70 and $.80, and full year 1998 earnings per share are likely to be between $2.12 and $2.22 ($2.37 to $2.47 before the second quarter special charges). JCPenney also stated in the January 7 release that, as of that date, JCPenney was comfortable with an earnings per share estimate of $3.00 to $3.30 for fiscal year 1999.

                                 Sales Summary

                                ($ in millions)

                                                                 Per cent
                                            Period Ended    Increase/(Decrease)
                                           --------------- ---------------------
                                           Jan 2,  Dec 27,           Comparative
                                            1999    1998   All Units    Units
                                           ------- ------- --------- -----------
5 Weeks
Department stores......................... $ 2,614 $ 2,877   (9.1)      (7.6)
Eckerd drugstores.........................   1,169   1,065    9.8        8.3
Catalog...................................     578     628   (8.0)
Direct Marketing Services.................      87      79   10.1
                                           ------- -------   ----
Total Company............................. $ 4,448 $ 4,649   (4.3)
                                           ------- -------   ----
9 Weeks
Department stores......................... $ 4,214 $ 4,426   (4.8)      (3.2)
Eckerd drugstores.........................   1,974   1,806    9.3        8.9
Catalog...................................   1,014   1,098   (7.7)
Direct Marketing Services.................     166     153    8.5
                                           ------- -------   ----
Total Company............................. $ 7,368 $ 7,483   (1.5)
                                           ------- -------   ----
48 Weeks
Department stores......................... $14,629 $15,054   (2.8)      (2.0)
Eckerd drugstores.........................   9,467   8,636    9.6        8.9
Catalog...................................   3,714   3,683    0.8
Direct Marketing Services.................     922     846    9.0
                                           ------- -------   ----
Total Company............................. $28,732 $28,219    1.8
                                           ------- -------   ----

                                    Genovese
                Selected Historical Consolidated Financial Data

                              At or for the
                             40 weeks ended                     At or for the
                               (unaudited)                    fiscal year ended
                         ----------------------- ---------------------------------------------
                         November 6, November 7, Jan. 30,  Jan. 31, Feb. 2,  Feb. 3,  Jan. 28,
                            1998        1997       1998      1997     1996     1995     1994
                         ----------- ----------- --------  -------- -------- -------- --------
                                        (In thousands, except per share data)
Income Statement Data
 Total revenue..........  $621,213    $575,219   $769,460  $695,298 $612,279 $569,975 $489,141
 Net income (loss) --
   continuing
  operations............     6,975       3,629       (676)   10,401    7,607    9,212    8,306
 Net income (loss) per
  common share
  (diluted) --
   continuing
  operations(a).........      0.50        0.26      (0.05)     0.76     0.56     0.68     0.62
 Cash dividends declared
  per common share(a)...      0.21        0.18       0.25      0.20     0.18     0.17     0.15
Balance Sheet Data
 Total assets...........   254,481     247,800    241,989   230,063  204,014  182,778  155,444
 Long-term debt.........    60,582      66,344     59,463    49,959   54,507   44,204   37,500
 Stockholders' equity...    78,866      79,128     73,848    77,680   69,668   64,508   57,480

--------
(a) Adjusted, where appropriate, to reflect the effect of stock dividends.

                                 The Companies

JCPenney

  J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), was founded by James Cash Penney in 1902. Incorporated in Delaware in 1924, JCPenney has grown to be a major retailer, operating over 1,200 JCPenney department stores in all 50 states, Puerto Rico, Mexico and Chile. In December 1998, JCPenney acquired a controlling interest in a Brazilian department store chain. The major portion of JCPenney's business consists of providing merchandise and services to consumers through department stores that include catalog departments. JCPenney markets predominantly family apparel, jewelry, shoes, accessories, and home furnishings. In addition, JCPenney, through its wholly-owned subsidiary, Eckerd Corporation, a Delaware corporation ("Eckerd"), operates a chain of approximately 2,738 drugstores located throughout the northeast, southeast, and Sunbelt regions of the United States. JCPenney also has several direct marketing subsidiaries, the principal of which is JCPenney Life Insurance Company, which market life, health, accident and credit insurance as well as a growing portfolio of non-insurance products.

  The business of marketing merchandise and services is highly competitive. Although JCPenney is one of the largest department stores and drugstore retailers in the United States, it has numerous competitors. Many factors enter into the competition for the consumer's patronage, including price, quality, style, service, product mix, convenience and credit availability. JCPenney's annual earnings depend to a significant extent on the results of operations for the last quarter of its fiscal year. Sales for that period average approximately one-third of annual sales.

  Legacy Acquisition Corp., a Delaware corporation ("Merger Sub"), is a wholly-owned subsidiary of JCPenney incorporated in Delaware in 1998 for purposes of the Merger (as hereinafter defined). Merger Sub does not engage in any other business.

Genovese

  Genovese Drug Stores, Inc., a Delaware corporation ("Genovese"), organized in 1924, operates a chain of retail drug and general merchandise stores primarily under the "Genovese" name, which as of December 16, 1998, totaled approximately 141 stores. Its primary trading area covers Long Island and New York City. Stores are also located in southeastern New York and in New Jersey and Connecticut. During the current fiscal year ending January 29, 1999, Genovese has opened eight stores in the New York City metropolitan area. Genovese also continued a program of acquiring independent drug stores within its marketing area and purchasing the pharmacy files and inventory of independent drug stores, in some cases employing the pharmacist from which such drug store or pharmacy files and inventory were purchased. In addition, as of January 27, 1999, Genovese operated a prescription benefits management company, a mail order prescription division and a professional photo retail store.

  The business of Genovese is highly competitive. Genovese competes with a wide variety of retailers including drug stores, supermarkets, department stores and variety stores. Its competitors range from small independent stores to large regional and national chains, some of which have far greater resources than those of Genovese. Genovese believes that its ability to maintain its competitive position depends upon identifying and obtaining desirable locations for its stores, merchandising its products successfully, pricing its merchandise competitively and providing quality services. Genovese's annual earnings depend to a significant extent on the results of operations for the last quarter of its fiscal year.

                  The Genovese Special Stockholders' Meeting

  This Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of shares of Class A Common Stock, par value $1.00 per share ("Genovese Class A Common Stock"), and Class B Common Stock, par value $1.00 per share ("Genovese Class B Common Stock" and, together with Genovese Class A Common Stock, "Genovese Common Stock"), of Genovese by the Board of Directors of Genovese for use at the special meeting of Genovese stockholders (the "Special Meeting") to be held on March 1, 1999. This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to the stockholders of Genovese on or about January , 1999.

Time and Place; Purposes

  The Special Meeting will be held at 80 Marcus Drive, Melville, New York 11747 on March 1, 1999, starting at 10:00 a.m. (E.S.T.). At the Special Meeting, the stockholders of Genovese will be asked to consider and to vote upon (i) the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 23, 1998, among JCPenney, Merger Sub and Genovese, and the merger (collectively, the "Merger Proposal"), pursuant to which Merger Sub will be merged with and into Genovese (the "Merger"), with Genovese surviving the Merger as a wholly-owned subsidiary of JCPenney, (ii) such other matters as may properly come before the Special Meeting and (iii) the approval of any adjournment of the Special Meeting.

Record Date; Voting Rights; Votes Required for Approval

  The Board of Directors of Genovese has fixed the close of business on January 14, 1999 (the "Record Date") as the record date for Genovese stockholders entitled to notice of and to vote at the Special Meeting.

  The only classes of capital stock entitled to notice of and to vote at the Special Meeting are the Genovese Class A Common Stock and the Genovese Class B Common Stock. Only holders of record of shares of Genovese Class A Common Stock and Genovese Class B Common Stock on the Record Date are entitled to notice of and to vote at the Special Meeting. Each holder of record, as of the Record Date, of Genovese Class A Common Stock is entitled to cast one vote per share. Each holder of record, as of the Record Date, of Genovese Class B Common Stock is entitled to cast ten votes per share. The Genovese Class A Common Stock and Genovese Class B Common Stock will vote together as a single class.

  On the Record Date, there were approximately 7.9 million shares of Genovese Class A Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 1,284 stockholders of record. On the Record Date, there were approximately 6.2 million shares of Genovese Class B Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 154 stockholders of record.

Shares Held by Genovese Management

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote by the holders of Genovese Common Stock outstanding on the Record Date, in person or by proxy, of a majority of the votes entitled to vote at the Special Meeting is required to approve and adopt the Merger Proposal.

  As of the Record Date, the directors and officers of Genovese and their affiliates (not including Genovese family members) beneficially owned an aggregate of 199,472 shares (excluding shares purchasable upon exercise of stock options) of Genovese Common Stock (approximately 1.4% of the outstanding Genovese Common Stock and .6% of the voting power). In addition, as of the Record Date, certain members of the Genovese family and their affiliates beneficially owned an aggregate of 4,231,879 shares (excluding shares purchasable upon exercise of stock options) of Genovese Common Stock (approximately 30% of the outstanding Genovese Common Stock and 59% of the voting power). Pursuant to the terms of the Genovese Stockholder Agreement (as hereinafter defined), the requisite vote in favor of the Merger Proposal is assured. The Genovese Stockholder Agreement is described in greater detail under "The Genovese Stockholder Agreement."

Proxies

  All shares of Genovese Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the approval of the Merger Proposal.

  Abstentions may be specified on all proposals. A properly executed proxy marked "ABSTAIN" with respect to any proposal will be counted as present for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting with respect to the indicated proposal. Accordingly, since the affirmative votes described above are required for approval of the Merger Proposal, a proxy marked "ABSTAIN" with respect to any such proposal will have the effect of a vote against such proposal. In addition, the failure of a Genovese stockholder to return a proxy will have the effect of a vote against the Merger Proposal.

  Proxies relating to "street name" shares that are properly executed and returned by brokers will not be treated as shares having voted at the Special Meeting as to the Merger Proposal if authority to vote has been withheld from the broker (a "broker non-vote"). In light of the treatment of broker non-votes and the fact that the affirmative vote of a majority of the votes entitled to vote at the Special Meeting is required to approve the Merger Proposal, broker non-votes will have the same effect as votes against the approval of the Merger Proposal.

  A stockholder may revoke his, her or its proxy at any time prior to its use by delivering to the Secretary of Genovese a signed notice of revocation or a later-dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

  It is the policy of Genovese to keep confidential proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.

Solicitation of Proxies

  The cost of solicitation of proxies will be paid by Genovese. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners; and Genovese will, upon request, reimburse such brokerage houses and custodians for their reasonable expenses in so doing. Stockholders are urged to return their proxies without delay.

  Stockholders should not send in any stock certificates with their proxy cards. A transmittal form with instructions for the surrender of stock certificates for Genovese Common Stock will be mailed by JCPenney to former Genovese stockholders as soon as practicable after the consummation of the Merger.

Other Business; Adjournments

  The Board of Directors of Genovese is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the votes present, in person or by proxy, at the Special Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Special Meeting. Genovese does not currently intend to seek an adjournment of the Special Meeting.

                                  The Merger

General

  Pursuant to the Merger Agreement and subject to the satisfaction of the conditions therein, upon consummation of the Merger each share of Genovese Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective Time") (except for shares of Genovese Class B Common Stock properly exercising appraisal rights and certain other shares described in the Merger Agreement) will be converted into the right to receive a number of shares (the "Exchange Ratio") of common stock, par value $0.50 per share, of JCPenney ("JCPenney Common Stock"), equal to the quotient obtained by dividing (i) $30.00 by (ii) the Fair Market Value (as hereinafter defined); provided, however, that in no event will the Exchange Ratio be less than 0.5489 or more than 0.6709. "Fair Market Value" means an amount equal to the average of the closing sale prices for the JCPenney Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), as reported in The Wall Street Journal, Northeastern edition, for the Random Trading Days; and "Random Trading Days" means the ten trading days selected by lot out of the 20 trading days ending with the second complete trading day prior to the date (the "Closing Date") on which the consummation of the Merger occurs (not counting the Closing Date) (such 20 day period is referred to herein as the "Valuation Period"). The Random Trading Days will be selected by lot by Genovese and JCPenney at 5:00 p.m. (E.S.T.), on the second complete trading day prior to the date they select as the Closing Date. Cash will be paid in lieu of issuing any fractional shares of JCPenney Common Stock. Holders of Genovese Class B Common Stock who do not vote in favor of the Merger and who properly dissent in compliance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") will be entitled, as an alternative to receiving shares of JCPenney Common Stock in the Merger, to receive the appraised value of their shares of Genovese Class B Common Stock. See "The Merger Agreement--Merger Consideration" and "The Merger Agreement-- Exchange of Shares."

  Using the closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus), Genovese stockholders would receive the maximum number of shares of JCPenney Common Stock permitted under the Merger Agreement, 0.6709 shares of JCPenney Common Stock for each share of Genovese Common Stock. Based upon the number of shares of Genovese Common Stock outstanding as of the Record Date and the closing sales price of JCPenney Common Stock as of January 25, 1999, a total of approximately 9.5 million shares of JCPenney Common Stock would be issuable pursuant to the Merger. Such number of shares of JCPenney Common Stock would represent approximately 3.7% of the total number of shares of JCPenney Common Stock expected to be outstanding immediately after such issuance.

Background of the Merger

  The chain drug store industry has undergone a significant degree of consolidation in recent years, primarily as a result of dramatic changes in the industry resulting from a shift toward managed care and HMOs in the health care sector and the rise of competition from mass merchants and supermarket chains. While the pharmacy and prescription drug sector has become an increasingly important part of the revenue stream, pharmacy margins have been declining as a result of price pressure from large third party payors (such as managed care plans and other HMOs, Medicare and Medicaid) which account for an increasing percentage of pharmacy revenue. In addition, significant capital expenditures have been required to upgrade and maintain information systems and other infrastructure, as well as to continue to acquire and finance store locations.

  Periodically over the past several years various regional and national drug store chains have contacted Genovese regarding potential business combination transactions. The Board of Directors of Genovese, in consultation with the controlling stockholders of Genovese, considered such proposals but ultimately determined that Genovese should remain independent. In 1997, the chief executive officer of a national drug store chain contacted Leonard Genovese, Chairman of the Board, Chief Executive Officer and a controlling stockholder of Genovese, and Mr. Genovese's sister-in-law, Frances Genovese Wangberg, and offered them $30 per share for the Genovese Class B Common Stock held by them. There was no discussion of any price for Genovese Class A Common Stock in that proposal. That offer was rejected by the Genovese family.

  In early 1997, JCPenney completed its acquisition of Eckerd, which was combined with JCPenney's existing drug store operations. Also in 1997, CVS Corporation, a major national drug store chain, completed the acquisition of Revco D.S., Inc. Recognizing the trend toward consolidation in the industry, Genovese began considering its strategic alternatives. In the fall of 1997, Leonard Genovese contacted Francis A. Newman, Chairman of the Board, Chief Executive Officer and President of Eckerd, to suggest that they discuss alternatives for the two companies in the face of a changing competitive environment. Genovese was advised in these discussions by S.V. Murphy & Co., Inc. ("S.V. Murphy"). JCPenney and Eckerd entered into a confidentiality agreement with S.V. Murphy for the benefit of Genovese. During the period from November 1997 to the middle of January 1998, there were periodic discussions between S.V. Murphy on behalf of Genovese, and representatives of Eckerd, regarding a possible transaction, and information was provided to JCPenney to assist in its review of Genovese. These discussions resulted in JCPenney providing Genovese with a preliminary indication of interest which valued Genovese at between $20-$25 per share of Genovese Common Stock. That range was viewed as inadequate by the controlling stockholders of Genovese and the Genovese directors, and it was determined that further discussions would not be fruitful at that point.

  In March of 1998, S.V. Murphy contacted Eckerd to suggest that the parties continue their information exchange to see if they could come to a more acceptable valuation range for Genovese. The parties renewed discussions during the period from March to May of 1998, and the JCPenney representatives suggested a value of $28.50 per share of Genovese Common Stock. This value was still viewed as inadequate by the controlling stockholders of Genovese and the Genovese directors, and it was determined that other avenues should be explored.

  On June 15, 1998, the Board of Directors of Genovese approved the engagement of Goldman, Sachs and Co. ("Goldman Sachs") in addition to S.V. Murphy, to assist Genovese in reviewing its strategic alternatives, including merging with a similar-sized drug store chain or a larger company or remaining an independent company and expanding its operations through the acquisition of additional store properties.

  On July 20, 1998, at a meeting of the Board of Directors of Genovese, Goldman Sachs made a presentation to the Board of Directors of Genovese reviewing recent events in the industry, including recent acquisitions, and outlining various alternatives available to Genovese. In addition, Goldman Sachs and S.V. Murphy informed the Board of Directors of Genovese that JCPenney seemed unwilling to increase its $28.50 valuation, which was still viewed as an inadequate price by the controlling stockholders of Genovese and the Board of Directors of Genovese. The Board of Directors of Genovese determined that Goldman Sachs and S.V. Murphy should continue discussions with JCPenney and that they should also initiate discussions with other drug store chains that might have an interest in a business combination with Genovese.

  During the next two months, Goldman Sachs and S.V. Murphy contacted or were contacted by various drug store chains, including JCPenney and a number of other national and regional drug store chains, four of which expressed a preliminary interest in a transaction with Genovese.

  On September 9, 1998, at a meeting of the Board of Directors of Genovese, Goldman Sachs made a presentation to the Board of Directors of Genovese reviewing the strategic alternatives presented to the Board of Directors of Genovese at the July 20, 1998 board meeting and described recent events in the industry and their impact on such alternatives. The Board of Directors of Genovese then authorized Goldman Sachs to begin a process to solicit proposals from the companies that had expressed an interest in a business combination with Genovese.

  Following the September 9, 1998 board meeting, Goldman Sachs and S.V. Murphy engaged in discussions with JCPenney and four other national and regional drug store chains, each of which entered into confidentiality agreements with Genovese. It was recognized that two of these companies would have significant antitrust issues in a transaction with Genovese. Accordingly, they were permitted to consider a transaction in which either company would be permitted to make a proposal for a merger with Genovese and sell stores in overlapping areas to the other company to alleviate the antitrust problem.

  Prior to October 19, 1998, Goldman, Sachs and S.V. Murphy had discussions with these four parties and provided certain information regarding Genovese to them. In addition, the legal advisors to Genovese met with the legal advisors to one of the parties to discuss its need to divest stores in certain geographic areas to mitigate any antitrust concerns. The four potential bidders were requested to submit written preliminary proposals for a transaction to Goldman Sachs by October 19, 1998.

  Three companies, including JCPenney, submitted proposals for a business combination with Genovese. One proposal from a national drug store chain was for a stock-for-stock merger at a preliminary valuation of $30-$33 per share of Genovese Common Stock, subject to due diligence and further analysis of potential synergies and expected earnings of Genovese. This proposal was also conditioned on negotiating an agreement with a third party to divest stores to resolve antitrust concerns and a meeting with the Federal antitrust authorities to determine the acceptability of the proposed divestitures. In addition, this proposal was conditioned upon Genovese agreeing to a 30-day period of exclusive negotiations. A second proposal from a regional drug store chain was also for a merger at a stated valuation of $30-33 per share of Genovese Common Stock, with the merger consideration consisting of stock and/or cash, at Genovese's election, subject to due diligence. This proposal also offered to name Mr. Genovese Chairman of the combined company.

  JCPenney submitted a proposal for a merger at a valuation of $28.50 per share of Genovese Common Stock, with the merger consideration consisting of stock and/or cash, at Genovese's election. Similar to the other proposals, the JCPenney proposal was subject to due diligence.

  These proposals were discussed by Mr. Genovese with members of the Board of Directors of Genovese and Genovese's financial and legal advisors. Mr. Genovese and the Genovese directors had concerns regarding the proposal from the regional drug store chain primarily due to the pro forma capital structure and the relatively small equity market capitalization of the regional drug store chain. They were concerned regarding the proposal from the national drug store chain in view of the contingencies necessary to alleviate the significant antitrust issues associated with a transaction with that company. Additionally, both parties required significant further due diligence. As a result, Mr. Genovese and the directors preferred a transaction with JCPenney, but only if JCPenney would increase its valuation of Genovese above $28.50 per share of Genovese Common Stock.

  On October 26, 1998, the Finance Committee of the Board of Directors of JCPenney held a telephonic meeting to discuss the possible acquisition of Genovese and the status of discussions to date. At that meeting, the Finance Committee authorized JCPenney management to go forward with negotiations with the aim to finalize the acquisition pursuant to terms that were fair from a financial point of view to JCPenney stockholders. During the next three weeks, Goldman Sachs and S.V. Murphy engaged in numerous discussions with Credit Suisse First Boston Corporation, financial advisors to JCPenney, regarding the JCPenney proposal, including possible exchange ratios for a merger. Goldman Sachs also contacted the other national drug store chain that had proposed a merger in the range of $30-$33. That company stated that under no circumstances would it increase its valuation and that the definitive value it would place on Genovese would depend on the results of its due diligence investigation of Genovese and its analysis of potential synergies and expected earnings of Genovese. That company also advised Goldman Sachs that it had not negotiated an agreement with a third party to divest stores that would be required to resolve the antitrust issues in a transaction with Genovese.

  Discussions during the week of November 8, 1998 between the advisors and representatives of Genovese and JCPenney resulted in JCPenney's proposal that the merger consideration consist of all stock, with JCPenney increasing the value of its proposal to $30 per share of Genovese Common Stock, subject to an agreed upon "collar" such that the exchange ratio would be no less than 0.5489 JCPenney shares and no more than 0.6709 JCPenney shares.

  On this basis, Genovese agreed to provide JCPenney with additional due diligence materials and to meet with representatives of JCPenney to continue discussions.

  During the week of November 15, 1998, the advisors and representatives of JCPenney continued their due diligence investigation of Genovese and met with representatives of Genovese. In addition, the advisors and representatives of the parties engaged in negotiations of the terms of the Merger Agreement and the Genovese Stockholder Agreement. The parties also discussed certain transition and employee benefit issues relating to a transaction, including changes requested by JCPenney to Genovese's existing executive severance arrangements.

  On November 22, 1998, a meeting of the Board of Directors of Genovese was held at which Genovese's management and legal and financial advisors reviewed the status of negotiations regarding the proposed agreements and the unresolved issues. At such meeting, the terms of the proposed Merger were described to the Board of Directors of Genovese. Goldman Sachs made a presentation to the Board of Directors of Genovese, including a discussion of valuation methodologies and analyses used in evaluating the proposed transaction. Goldman Sachs provided an oral opinion subject to execution of definitive documentation to the Board of Directors of Genovese that as of November 22, 1998, and based on the qualifications contained in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the Genovese stockholders. Goldman Sachs provided its written opinion upon the execution of definitive documentation. See "--Opinion of Financial Advisor to the Board of Directors of Genovese." Subject to reaching agreement with JCPenney on the remaining open contractual matters in a manner approved by the Board of Directors of Genovese, the Board of Directors of Genovese (i) determined that the Merger is fair to, and in the best interests of, the Genovese stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and the Genovese Stockholder Agreement, (iii) declared that the Merger Agreement and the Merger are advisable and (iv) resolved to recommend that the stockholders of Genovese vote in favor of the adoption of the Merger Agreement.

  On November 23, 1998, a special telephonic meeting of the JCPenney Board of Directors was held at which the JCPenney Board approved the Merger Proposal and also approved the issuance and sale of JCPenney Common Stock in connection with the Merger. Following the meeting of the Board of Directors of JCPenney, on the evening of November 23, 1998, the parties executed the Merger Agreement and the Genovese Stockholder Agreement and publicly announced the execution of the agreements before the opening of business on November 24, 1998.

Genovese's Reasons for the Merger

  At a meeting of the Board of Directors of Genovese held on November 22, 1998, after careful consideration, the Board of Directors of Genovese, subject to reaching agreement with JCPenney on the remaining open contractual matters,
(i) determined that the Merger is fair to, and in the best interests of, the Genovese stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and the Genovese Stockholder Agreement, (iii) declared that the Merger Agreement and the Merger are advisable and (iv) resolved to recommend that the stockholders of Genovese vote in favor of the adoption of the Merger Agreement.

  The following section briefly describes certain of the reasons, factors and information taken into account by the Board of Directors of Genovese in reaching its conclusion.

Information and Factors Considered by the Board of Directors of Genovese

  The Board of Directors of Genovese made its determination after careful consideration of, and based on, a number of factors including those described below, which are the material factors considered by the Board of Directors of
Genovese:

    (i)current industry, economic and market conditions, including in particular the consolidation trend within the retail drug store business;

    (ii)Genovese's need to consolidate to keep pace with the larger drug store chains;

    (iii)the strategic fit between Genovese and Eckerd, including the opportunity for synergies and cost savings;

    (iv)the fact that the value of the shares of JCPenney Common Stock to be received in the Merger for each share of Genovese Common Stock, based on the closing price of JCPenney Common Stock on November 20, 1998, represented a substantial premium over the average trading price of Genovese Common Stock over the past year;

    (v)the ability of Genovese stockholders to have an equity participation in the combined company;

    (vi)the fact that the value at the Effective Time of the shares of JCPenney Common Stock to be received in the Merger for each share of Genovese Common Stock will vary as a result of any change in the value of JCPenney Common Stock, in accordance with the limitations of the Exchange Ratio, and that any change in the value of the shares of JCPenney Common Stock to be received in the Merger for each share of Genovese Common Stock as a result of a decrease in the value of JCPenney Common Stock prior to the Effective Time will be limited within the operation of the "collar" feature of the Exchange Ratio;

    (vii)the analyses prepared by, and the oral opinion of, Goldman Sachs, presented at the meeting of the Board of Directors of Genovese and subsequently confirmed in writing to the effect that, as of the date of such opinion and based upon its review and analysis and subject to the limitations set forth therein, the Exchange Ratio was fair, from a financial point of view, to the Genovese stockholders (a copy of the written opinion dated November 23, 1998, of Goldman Sachs, setting forth the assumptions made, matters considered and limitations on the review undertaken by it in connection with the opinion is attached as Annex III hereto, and is incorporated herein by reference; see "--Opinion of Financial Advisor to the Board of Directors of Genovese");

    (viii)the investigation by the Board of Directors of Genovese (including the consideration of financial advice of Goldman Sachs) of strategic alternatives, including Genovese remaining as an independent company, merging with a similar sized drug store chain or merging with a larger company, and the fact that Goldman Sachs and Genovese had contacted a number of other parties regarding their possible interest in a business combination transaction with Genovese and, following such process, the determination by the Board of Directors of Genovese that the JCPenney proposal was the most attractive from the standpoint of valuation, absence of significant regulatory hurdles and overall timing (see "--Background of the Merger");

    (ix)the fact that Genovese and JCPenney have leading market positions in contiguous geographic regions but with very little overlap within geographic regions;

    (x)the ability to consummate the Merger as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code");

    (xi)advice from Genovese's legal advisors as to the likelihood that the legal conditions to the Merger could be satisfied;

    (xii)the other provisions of the Merger Agreement, including the required approval of the stockholders of Genovese and the protection of the severance and other benefits afforded to Genovese's employees (see "The Merger Agreement--Certain Covenants" and "The Merger Agreement--Employee Matters and Benefit Plans");

    (xiii)the stated desire of the Genovese family to dispose of its Genovese Common Stock pursuant to the Merger and the fact that certain of such family members were willing to agree to vote all of their shares of Genovese Common Stock in favor of the Merger pursuant to the Genovese Stockholder Agreement (see "The Genovese Stockholder Agreement");

    (xiv)the business, assets, financial condition, results of operations and cash flow of Genovese, JCPenney and the combined company, on both an historical and a prospective basis;

    (xv)the current and historical trading prices and values of JCPenney Common Stock and Genovese Common Stock and the current and historical trading multiples of other comparable companies; and

    (xvi) the interests of the officers and directors of Genovese in the Merger, including the matters described under "--Interests of Certain Persons in the Merger."

  In view of the wide variety of factors considered by the Board of Directors of Genovese in connection with its evaluation of the Merger and the complexity of such matters, the Board of Directors of Genovese did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board of Directors of Genovese relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "--Opinion of Financial Advisor to the Board of Directors of Genovese." In addition, the Board of Directors of Genovese did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was favorable or unfavorable to its ultimate determination, but rather conducted a discussion of the factors described above, including asking questions of Genovese's management and legal and financial advisors, and reached a general consensus that the Merger was in the best interests of Genovese and its stockholders. In considering the factors described above, individual members of the Board of Directors of Genovese may have given different weight to different factors. On balance, however, the discussions among the members of the Board of Directors of Genovese evidenced the general view that, except as described below, the factors enumerated above were regarded favorably by the Board of Directors of Genovese in making its determination to approve the Merger and the Merger Agreement, while the factors set forth in paragraphs (i), (xiv), (xv) and
(xvi) were part of the general mix of information considered by the Board of Directors of Genovese and were not regarded as favorable or unfavorable.

  The Board of Directors of Genovese has considered the announcement by JCPenney on January 7, 1999, of its expected earnings for the fourth quarter of its 1998 fiscal year and for fiscal year 1999 (see "The Companies-- JCPenney--Recent Developments") and the decline in the market value of JCPenney Common Stock since the execution of the Merger Agreement on November 23, 1998 (see "Summary--Comparative Market Price Data"). Using the closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus), Genovese stockholders would receive 0.6709 of a share of JCPenney Common Stock for each share of Genovese Common Stock, which is the maximum number of shares of JCPenney Common Stock permitted under the Merger Agreement (see "--General"). Genovese will continue to follow developments relating to JCPenney.

  For information concerning certain interests of members of the Board of Directors of Genovese, see "-- Interests of Certain Persons in the Merger."

Recommendation of the Board of Directors of Genovese

  The Board of Directors of Genovese recommends that the Genovese stockholders vote "FOR" the approval and adoption of the Merger Agreement.

Opinion of Financial Advisor to the Board of Directors of Genovese

  On November 23, 1998, Goldman Sachs delivered its written opinion to the Board of Directors of Genovese that as of the date of such opinion, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Genovese Common Stock.

  The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex III to this Proxy Statement/Prospectus and is incorporated herein by reference. Stockholders of Genovese are urged to, and should, read such opinion in its entirety.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) the Genovese Stockholder Agreement; (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Genovese and JCPenney for the five fiscal years ended January 31, 1998; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Genovese and JCPenney; (v) certain other communications from Genovese and JCPenney to their respective stockholders; and (vi) certain internal financial analyses and forecasts for Genovese prepared by its management. Goldman Sachs also held discussions with members of the senior management of, and reviewed the documents referred to above relating to, Genovese and JCPenney regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Merger Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Genovese Common Stock and JCPenney Common Stock, compared certain financial and stock market information for Genovese and JCPenney with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug retail industry and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Genovese or JCPenney or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. JCPenney did not make available to Goldman Sachs its projections of expected future performance. Accordingly, Goldman Sachs' review of such information for purposes of rendering its opinion was limited to discussions with management of JCPenney of certain publicly-available research analysts' estimate ranges of JCPenney for fiscal 1999 and 2000. The opinion of Goldman Sachs does not address the relative merits of the transaction contemplated pursuant to the Merger Agreement as compared to any alternative business transactions that might be available to Genovese. The opinion of Goldman Sachs referred to herein was provided for the information and assistance of the Board of Directors of Genovese in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of shares of Genovese Common Stock should vote with respect to such transaction.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Board of Directors of Genovese on November 23, 1998.

  (i) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, market capitalization, revenues, earnings before interest, taxes, depreciation and amortization, subject to a LIFO adjustment ("EBITDAL"), earnings before interest and taxes ("EBIT") and net income) for Genovese, JCPenney and the pro forma combined entity resulting from the Merger. Projected operating and financial information for Genovese was provided by Genovese's management and median earnings estimates for JCPenney of certain research analysts were obtained for fiscal 1999 and 2000. Goldman Sachs also analyzed the relative income statement contribution of Genovese and JCPenney to the combined companies on a pro forma basis for 1998 based on the scenario assuming $14 million in pretax cost savings ("cost savings") and based on actual 1998 and estimated 1999 and 2000 fiscal years, using the financial data and the assumptions provided to Goldman Sachs by Genovese's management and median earnings estimates for JCPenney of certain research analysts. This analysis indicated that in fiscal 1998 Genovese would have contributed on a pro forma basis assuming the cost savings 2.5% to combined revenues, and, excluding a $9.5 million one-time restructuring charge, 1.6% to combined EBITDAL, 1.3% to combined EBIT, and 1.3% to combined net income. This analysis also indicated that Genovese is projected to provide 1.5% to combined net income in fiscal 1999 and 1.7% in fiscal 2000. Based on the closing stock prices of Genovese and JCPenney on November 20, 1998, the analysis indicated that the Genovese stockholders would receive 2.8% of the outstanding common equity of the combined companies after the Merger.

  (ii) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to selected transactions in the drug retailing industry since December 27, 1994 (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of latest 12 month ("LTM") revenues ranged from 0.29 x to 1.40 x, as compared to 0.60 x for the levered aggregate consideration to be received in the Merger as a multiple of LTM revenues, (ii) the multiple of LTM net income ranged from 20.7 x to 38.4 x, as compared to 55.1 x for the equity consideration to be paid in the Merger as a multiple of LTM net income on actual results excluding the $9.5 million one-time restructuring charge, (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 12.8 x to 26.3 x, as compared to 26.3 x for the levered aggregate consideration to be paid in the Merger as a multiple of LTM EBIT on actual results excluding the $9.5 million one-time restructuring charge, and (iv) levered aggregate consideration as a multiple of LTM EBITDAL ranged from 8.8 x to 20.1 x, as compared to 14.3 x for the levered aggregate consideration to be paid in the Merger as a multiple of LTM EBITDAL on actual results excluding the $9.5 million one-time restructuring charge.

  (iii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using Genovese's management projections. Goldman Sachs calculated a net present value of free cash flows for the fiscal years 1999 through 2002 using discount rates ranging from 8.0% to 14.0%. Goldman Sachs calculated Genovese's terminal values in fiscal year 2002 based on multiples ranging from 20.0 x net income to 30.0 x net income. These terminal values were then discounted to present value using discount rates from 8.0% to 14.0%. Using Genovese's terminal values in the year 2002 based on multiples ranging from 20.0 x net income to 30.0 x net income and discounting these terminal values to present value using discount rates ranging from 8.0% to 14.0%, the implied per share values ranged from $21.35 to $39.67.

  (iv) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Genovese to corresponding financial information, ratios and public market multiples for six publicly traded corporations: Walgreen Co., CVS Corporation, Duane Reade Inc., Rite Aid Corporation, Longs Drug Stores Corporation and JCPenney (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to Genovese. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of Genovese were calculated using a price of $28.50 per share of Genovese Class A Common Stock, the closing price of the Genovese Class A Common Stock on the American Stock Exchange on November 20, 1998. The multiples and ratios for Genovese were based on information provided by Genovese's management and the multiples for each of the Selected Companies were based on the most recent publicly available information. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of LTM sales, as a multiple of LTM EBITDAL and as a multiple of LTM EBIT. Goldman Sachs' analyses of the Selected Companies indicated levered multiples of LTM sales, which ranged from 0.4 x to 1.9 x, LTM EBITDAL, which ranged from 8.4 x to 26.6 x, and LTM EBIT, which ranged from 11.2 x to 33.1 x, compared to levered multiples of 0.6 x, 14.1 x and 29.8 x, respectively, for Genovese. Goldman Sachs also considered for the Selected Companies calendar year 1998 price/earnings ratios, which ranged from 17.3 x to 53.8 x compared to 31.0 x for Genovese; estimated calendar year 1999 price/earnings ratios, which ranged from 14.9 x to 42.3 x compared to 23.2 x for Genovese; and LTM operating margins, which ranged from 3.3% to 7.3%, compared to 2.3% for Genovese, as well as other operating and trading statistics for Genovese and the Selected Companies.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Genovese or JCPenney or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Board of Directors of Genovese as to the fairness from a financial point of view to the holders of shares of Genovese Common Stock of the Exchange Ratio pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Genovese, JCPenney, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described in "--Recommendation of the Board of Directors of Genovese" and "--Genovese's Reasons for the Merger," Goldman Sachs' opinion to the Board of Directors of Genovese was one of many factors taken into consideration by the Board of Directors of Genovese in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex III hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Genovese selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Pursuant to a letter agreement dated June 8, 1998 (the "Engagement Letter"), Genovese engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the Engagement Letter, Genovese has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.875% of the total value of JCPenney Common Stock exchanged for Genovese Common Stock in the Merger (including the value exchanged for options) plus the principal amount of approximately $525,000. The exact amount of such fee will depend on the market value of JCPenney Common Stock, and the total number of shares of JCPenney Common Stock to be exchanged for Genovese Common Stock, at the time of the Merger. Genovese has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Interests of Certain Persons in the Merger

  In considering the recommendation of the Board of Directors of Genovese with respect to the Merger, Genovese stockholders should be aware that all of the directors and executive officers of Genovese have certain interests including those referred to below.

 Stock Ownership

  All directors and executive officers of Genovese are beneficial owners of Genovese Common Stock. Pursuant to the Merger Agreement, shares of Genovese Common Stock held by directors and executive officers of Genovese will be converted into the same merger consideration as will be received by the other stockholders of Genovese.

 Employment and Consulting Agreement/Certain Benefits for Leonard Genovese

  JCPenney, Genovese and Leonard Genovese have entered into an Employment and Consulting Agreement which will commence at the Effective Time and expire on June 14, 2001 (the "Expiration Date"). Mr. Genovese will remain a Genovese employee through June 14, 1999 and, thereafter to the Expiration Date, will be a consultant to Eckerd with respect to the Genovese business (subject to his reasonable availability). During the entire term of the agreement, Mr. Genovese will be a member of the Board of Directors of Eckerd. From January 1, 1999 through June 14, 1999, Mr. Genovese will be paid an annual salary of $500,000 and will be entitled to a $250,000 minimum annual bonus, each prorated for service through June 14, 1999. From June 14, 1999 through the Expiration Date, Mr. Genovese will receive a $300,000 annual retainer. From January 1, 1999 through June 14, 1999, Mr. Genovese will continue to participate in all employee benefit plans made available to senior executives of Genovese, and from June 15, 1999 through the Expiration Date, JCPenney will provide Mr. Genovese with welfare benefits substantially similar to those he was receiving prior to June 15, 1999. On or after June 15, 1999, Mr. Genovese will also be eligible to receive a distribution of his vested accrued benefits under the qualified and nonqualified Company Benefit Plans (as defined in the Merger Agreement) in accordance with their respective terms. In addition, JCPenney has agreed to the continuation of Genovese's premium payment obligations under Mr. Genovese's existing split-dollar insurance arrangements with Genovese, which will not exceed $2,035,204 of aggregate net premiums. This obligation remains subject to the continuation of the stock pledge agreement by the Genovese Family Life Insurance Trust; provided, however, that in accordance with the terms of the stock pledge agreement, certain shares of pledged stock may be released to the trust (but only to the extent that such return of stock would not result in a charge to earnings). In addition, Mr. Genovese will be entitled to severance compensation and benefits provided under his existing severance agreement (with no offset for any payments or benefits described above) payable within five business days after his termination of active employment on June 14, 1999, which payments are described below. He will also be entitled to an additional payment under his severance agreement to compensate for the effect of any excise tax under Sections 280G and 4999 of the Code that may be imposed on the compensation and other payments received by Mr. Genovese under his severance agreement.

 Severance Agreements

  Genovese has written severance agreements (as amended through the date of the Merger Agreement, the "Severance Agreements") with nine executive officers: Leonard Genovese, Chairman, President and Chief Executive Officer; Kerry Benson, President of GenPlus Managed Care, Inc., the wholly-owned pharmacy benefits management subsidiary of Genovese; Sue Crickmore, Vice President-Human Resources; Dominick Lettieri, Vice President-M.I.S.; Christopher Noonan, Vice President and Chief Financial Officer; Allan Patrick, Executive Vice President; Stephen Poolner, Assistant Vice President-Pharmacy Acquisitions and Pharmacy Purchasing; Owen Rees, Vice President-Pharmacy; and Gene Wexler, Vice President, General Counsel and Assistant Secretary. Prior to their recent amendment (as described below) in connection with the transactions contemplated by the Merger Agreement, the Severance Agreements each provided that if the executive was involuntarily terminated by Genovese or if the executive terminated his or her employment with Genovese for Good Reason (as hereinafter defined) within two years following a Change of Control (as defined in the Severance Agreements and which would include consummation of the Merger) then, in either case, the executive would be entitled to receive severance compensation in a lump sum payment equal to two times the sum of (x) such executive's highest base salary for any period prior to termination plus (y) the executive's highest aggregate annual bonus, incentive or non-base salary cash compensation paid with respect to the three fiscal years immediately preceding the Change of Control. The Severance Agreements also provide for the extension of employee welfare benefits for a period of two years following a qualifying termination of employment following a Change of Control. The Severance Agreements further provide that Genovese shall be required to make an additional payment to each executive officer to compensate for the effect of any excise tax under Sections 280G and 4999 of the Code that may be imposed on the compensation and any other payments received by the executive officer.

  The Severance Agreements provide that Genovese may terminate an executive for Cause at any time without any liability or obligation of payment under the Severance Agreement. "Cause" is defined in the Severance Agreements as: (i) an intentional act of fraud, embezzlement or theft by the executive in connection with his duties or in the course of his employment with Genovese; (ii) intentional wrongful damage by the executive to property of Genovese; (iii) intentional wrongful disclosure by the executive of secret processes or confidential information of Genovese; or (iv) intentional wrongful engagement by the executive in any prohibited competition with Genovese; and, in any case, such act shall have been materially harmful to Genovese.

  "Good Reason" is defined in the Severance Agreements as: (i) the failure to elect or reelect or otherwise to maintain the executive in the office or the position, or a substantially equivalent office or position, of or with Genovese which the executive held immediately prior to a Change of Control;
(ii) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the executive's position; (iii) a good faith determination by the executive that a change in circumstances has occurred following a Change of Control which has rendered the executive substantially unable to carry out, has substantially hindered the executive's performance of, or has caused such executive to suffer a substantial reduction in, any of his or her authorities, powers, functions, responsibilities or duties; (iv) a reduction in the aggregate of the executive's base salary or bonus received from Genovese; (v) the termination or denial of the executive's rights to employee benefits or a reduction in the scope or value thereof; (vi) the liquidation, dissolution, merger, consolidation or reorganization of Genovese or the transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of its business and/or assets have been transferred assumed all duties and obligations of Genovese under the Severance Agreements; (vii) Genovese relocates its principal executive offices, or requires the executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change of Control, or requires the executive to travel on business outside of Genovese's trading area (as determined immediately prior to the Effective Time) except for short-term travel at the expense of Genovese; or (viii) any material breach of the Severance Agreements by either Genovese or JCPenney of their obligations with respect to certain provisions of the Severance Agreements.

  In connection with the transactions contemplated by the Merger Agreement, JCPenney requested and each of the executives agreed (other than Leonard Genovese, whose severance benefit entitlement is described above) that he or she would waive his or her right to terminate his or her employment for Good Reason based solely on any event described in clause (i), (ii), (iii) or (vii) of the preceding paragraph (but with respect to clause (vii), only as it relates to short term travel) above during the first eight months following the Effective Time (although each executive reserved the right to terminate for Good Reason at any time after such eight-month period, including by reason of an event described in clause (i), (ii), (iii) or (vii) above which occurred during such eight-month period or thereafter).

 Stock Options

  Certain directors and executive officers of Genovese are beneficial owners of Genovese Employee Stock Options (as hereinafter defined). Pursuant to the Merger Agreement, all Genovese Employee Stock Options (including those held by directors of Genovese) will be assumed by JCPenney (pursuant to the existing Genovese Stock Plan (as hereinafter defined)) and become exercisable for the same number of whole shares of JCPenney Common Stock which would have been received if such Genovese Employee Stock Options had been exercised immediately prior to the Effective Time and the Genovese Common Stock received in connection therewith was exchanged for JCPenney Common Stock pursuant to the terms of the Merger, with an exercise price equal to (a) the aggregate exercise price for the shares of Genovese Common Stock otherwise purchasable pursuant to the Genovese Employee Stock Option divided by (b) the number of shares of JCPenney Common Stock deemed purchasable pursuant to such Genovese Employee Stock Option. See "The Merger Agreement--Treatment of Genovese Stock Options."

 Certain Benefit Plans

  All executive officers of Genovese are eligible to participate in certain of its employee benefit plans, bonus plans and retention programs. Pursuant to the Merger Agreement, JCPenney has agreed that, for a period of not less than 12 months after the Effective Time, it will maintain the Genovese Benefit Plans (as hereinafter defined) at the benefit levels in effect as of November 23, 1998, or it will provide benefits to the employees of Genovese that, taken as a whole, are no less favorable in the aggregate to such employees than benefits provided to similarly situated employees of Eckerd. In addition, for at least 12 months after the Effective Time, JCPenney has agreed to make available plans providing for the issuance of JCPenney Common Stock to Genovese Employees (as hereinafter defined) that are substantially equivalent to those provided to similarly situated Eckerd employees (taking into account the Genovese Employee Stock Options that are issued, outstanding and assumed by JCPenney on the Closing Date) and to maintain the compensation levels of Genovese Employees (taken as a whole) in amounts at least equal to the compensation levels in effect immediately prior to the Effective Time.

  Genovese maintains a supplemental pension plan ("SERP") under which Leonard Genovese, Allan Patrick and Dominick Lettieri participate. Genovese's obligations under the SERP are funded with life insurance policies. Pursuant to the Merger Agreement, the life insurance policies have been cancelled and the respective cash surrender values have been distributed to Messrs. Genovese, Patrick and Lettieri in full settlement of Genovese's obligations under the SERPs.

  For more information regarding benefits plans, see "The Merger Agreement-- Employee Matters and Benefit Plans."

 Non-Employee Directors

  Certain non-employee directors have vested options with exercise prices ranging from $5.72 to $27.27. On November 23, 1998, there were 288,472 such options having a total value of $3,479,546 based on the closing price of the Genovese Class A Common Stock of $30.00 per share on that date. On January 25, 1999, there were 241,902 such options having a total value of $1,919,210 based on the closing price of the Genovese Class A Common Stock of $25.625 per share on that date.

 Indemnification and Insurance

  From and after the Effective Time, JCPenney and Genovese, as the surviving corporation in the Merger, will indemnify, defend and hold harmless the officers and directors of Genovese and its subsidiaries and any employee of Genovese or any of its subsidiaries who acts as a fiduciary under any Company Benefit Plan, to the fullest extent permitted under applicable law, against any loss arising from or relating to a claim based in whole or in part on the fact that such person is or was an officer or director of Genovese, or a fiduciary under any Company Benefit Plan, including actions arising out of or in connection with the Merger; provided, however, that an indemnified party shall not be entitled to indemnification for losses arising out of (i) a breach of the Merger Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws.

  For a period of six years after the Effective Time, JCPenney will maintain in effect the policies of directors' and officers' liability insurance maintained by Genovese, or substitute policies of at least the same coverage and amounts, with respect to matters arising before the Effective Time, subject to the limitation that JCPenney will not be required to pay an annual premium for such insurance in excess of 250% of the annual premiums paid by Genovese immediately prior to the execution date of the Merger Agreement.

Appraisal Rights of Dissenting Stockholders

  Neither the holders of Genovese Class A Common Stock nor the holders of JCPenney Common Stock have appraisal rights under the DGCL as a result of the Merger. This Proxy Statement/Prospectus is also being delivered to the holders of Genovese Class B Common Stock in connection with each such holder's decision whether to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger.

  The following summary of appraisal rights of holders of Genovese Class B Common Stock is qualified in its entirety by the full text of Section 262 of the DGCL ("Section 262"), which is attached to this Proxy Statement/Prospectus as Annex IV. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Genovese Class B Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Genovese Class B Common Stock held of record in the name of another person, such as a nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

  Under the DGCL, holders of shares of Genovese Class B Common Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Genovese Class B Common Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

  Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of
Section 262. This Proxy Statement/Prospectus shall constitute such notice to the holders of shares of Genovese Class B Common Stock, and the applicable statutory provisions are attached to this Proxy Statement/Prospectus as Annex
IV. Any holder of shares of Genovese Class B Common Stock who wishes to exercise such appraisal rights or who wishes to preserve such holder's right to do so should review the following discussion and Annex IV carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

  A holder of shares of Genovese Class B Common Stock wishing to exercise appraisal rights must deliver to Genovese, before the vote on the Merger at the Special Meeting, a written demand for appraisal and must not vote in favor of the Merger. A vote against the Merger, in person or by proxy, will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. In addition, a holder of shares of Genovese Class B Common Stock wishing to exercise appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Effective Time. If any holder of shares of Genovese Class B Common Stock fails to comply with any of these conditions and the

Merger becomes effective, the holder of shares of Genovese Class B Common Stock will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) receivable with respect to such shares in the absence of a valid assertion of appraisal rights in accordance with the Merger Agreement.

  Only a holder of record of shares of Genovese Class B Common Stock is entitled to assert appraisal rights for the shares of Genovese Class B Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder of record's name appears on such holder of record's stock certificates, and must state that the stockholder intends thereby to demand appraisal of such stockholder's shares in connection with the Merger. If the shares of Genovese Class B Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Genovese Class B Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder who holds shares of Genovese Class B Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Genovese Class B Common Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Genovese Class B Common Stock held for other beneficial owners. Stockholders who hold their shares of Genovese Class B Common Stock in nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine the appropriate procedures for making of a demand for appraisal by such a nominee. If a stockholder holds shares of Genovese Class B Common Stock through a bank or broker, who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

  All written demands for appraisal pursuant to Section 262 should be sent or delivered to Genovese at 80 Marcus Drive, Melville, New York 11747, Attention:
General Counsel.

  Within ten days after the Effective Time, Genovese must notify each holder of shares of Genovese Class B Common Stock who has complied with Section 262 and has not voted in favor of or consented to the Merger of the date that the Merger has become effective. Within 120 days after the Effective Time, but not thereafter, Genovese or any holder of shares of Genovese Class B Common Stock who is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such holder's shares of Genovese Class B Common Stock. Notwithstanding the foregoing, at any time within 60 days after the Effective Time, any stockholder has the right to withdraw his demand for appraisal and to accept the terms offered in respect of the Merger. Genovese will be under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Genovese Class B Common Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

  Within 120 days after the Effective Time, any holder of shares of Genovese Class B Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Genovese a statement setting forth the aggregate number of shares of Genovese Class B Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to the stockholders within ten days after a written request therefor has been received by Genovese. If a petition for an appraisal is timely filed by a holder of shares of Genovese Class B Common Stock and a copy thereof is served upon Genovese, Genovese will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all holders of shares of Genovese Class B Common Stock who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those holders of shares of Genovese Class B Common Stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Genovese Class B Common Stock who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. After determining the holders of shares of Genovese Class B Common Stock entitled to appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Genovese Class B Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of shares of Genovese Class B Common Stock considering seeking appraisal should be aware that the fair value of their shares of Genovese Class B Common Stock as determined by Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Genovese Class B Common Stock, and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Genovese Class B Common Stock have been appraised. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of Genovese Class B Common Stock entitled to be appraised.

  Any holder of shares of Genovese Class B Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Genovese Class B Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Genovese Class B Common Stock (except dividends or other distributions payable to holders of record of shares of Genovese Class B Common Stock as of a date prior to the Effective Time).

  If any stockholder who demands appraisal of such stockholder's shares of Genovese Class B Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder's right to appraisal, as provided in the DGCL, the shares of Genovese Class B Common Stock of such stockholder will be converted into the right to receive the Merger Consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose or withdraw, such stockholder's right to appraisal if no petition for appraisal is filed by such holder within 120 days after the Effective Time, or if the stockholder delivers to Genovese a written withdrawal of his, hers or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Genovese and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. It is not necessary that each holder of shares of Genovese Class B Common Stock properly demanding appraisal file a petition for appraisal in the Delaware Court of Chancery. Rather, a single valid petition suffices for the petitioning and non-petitioning holders of shares of Genovese Class B Common Stock who have properly demanded appraisal.

  Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a stockholder will be entitled to receive the Merger Consideration in accordance with the Merger Agreement for each share of Genovese Class B Common Stock owned by such stockholder).

Accounting Treatment

  The Merger is intended to be treated as a purchase of Genovese by JCPenney for accounting and financial reporting purposes. Therefore, the aggregate consideration paid by JCPenney in connection with the Merger will be allocated to Genovese's assets and liabilities based on their fair values with any excess being treated as goodwill.

Certain Federal Income Tax Consequences of the Merger

 Tax Opinions

  Cravath, Swaine & Moore, counsel for Genovese, and Weil, Gotshal & Manges LLP, special counsel for JCPenney and Merger Sub, have each provided an opinion that (a) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (b) Genovese, JCPenney and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

  In rendering such opinions, Cravath, Swaine & Moore and Weil, Gotshal & Manges LLP have relied upon representations contained in letters from JCPenney and Genovese delivered for purposes of such opinions. The opinions of counsel and special counsel are also based on the assumption that the Merger will be consummated in accordance with the provisions of the Merger Agreement.

  It is a condition to the consummation of the Merger that counsel and special counsel confirm the foregoing opinions at the Effective Time.

 Certain Consequences of Reorganization Status

  Provided that the Merger constitutes a reorganization within the meaning of
Section 368(a) of the Code, for United States federal income tax purposes: (i) except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized by the stockholders of Genovese upon the receipt of the JCPenney Common Stock in exchange for Genovese Common Stock in the Merger; (ii) the aggregate adjusted tax basis of the shares of JCPenney Common Stock received by a stockholder of Genovese in the Merger including any fractional shares deemed received will be the same as the aggregate adjusted tax basis in the shares of Genovese Common Stock surrendered in exchange therefor; (iii) the holding period of the shares of JCPenney Common Stock received by a stockholder of Genovese in exchange for the Genovese Common Stock including any fractional shares deemed received will include the holding period of the shares of Genovese Common Stock surrendered in exchange therefor, provided that such shares of Genovese Common Stock are held as capital assets at the Effective Time and (iv) a stockholder of Genovese who receives cash in lieu of a fractional share of JCPenney Common Stock, or in respect of a dissenting share of Genovese Class B Common Stock, as the case may be, would generally recognize gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the fractional share interest, or in the dissenting shares, as the case may be.

 Backup Withholding

  Under the Code, a holder of Genovese Common Stock may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in lieu of fractional share interests or upon the exercise of appraisal rights pursuant to the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

  The foregoing discussion is intended only as a summary of the material United States federal income tax consequences of the Merger and does not purport to be a complete analysis or description of all potential tax effects of the Merger. In addition, the discussion does not address all of the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or taxpayers subject to special treatment under the Code (for example, insurance companies, financial institutions, dealers in securities, tax-exempt organizations, foreign corporations, foreign partnerships or other foreign entities, individuals who are not citizens or residents of the United States, stockholders who acquired their Genovese Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and stockholders who do not hold their shares as capital assets).

  No information is provided herein with respect to the tax consequences, if any, of the Merger under applicable foreign, state, local and other tax laws. The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings and judicial decisions, as in effect as of the date of this Proxy Statement/Prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of such discussion. No rulings have or will be sought from the Internal Revenue Service concerning the tax consequences of the Merger.

  Each stockholder of Genovese is urged to consult such stockholder's own tax advisor as to the specific tax consequences to such stockholder of the Merger in light of their personal circumstances under United States federal, state, local or any other applicable tax laws.

Certain Regulatory Matters

  The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder provide that certain transactions may not be consummated until required information and materials have been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting periods have expired or terminated. The respective obligations of JCPenney and Genovese to consummate the Merger are conditioned upon all waiting periods (and extensions thereof) applicable to the consummation of the Merger under the HSR Act having expired or been terminated. See "The Merger Agreement--Conditions Precedent." JCPenney and Genovese both made the requisite filings under the HSR Act on December 7, 1998, in connection with the Merger. The FTC granted early termination of the waiting period on December 18, 1998. At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has been terminated, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or advisable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of assets or businesses of JCPenney or Genovese.

  At any time before or after the Effective Time, and notwithstanding that the HSR Act waiting period has been terminated, any state could take such action under its antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of assets or businesses of JCPenney or Genovese. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

  Based on information available to them, JCPenney and Genovese believe that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, JCPenney and Genovese would prevail or would not be required to accept certain conditions, possibly including certain divestitures in order to consummate the Merger. See "The Merger Agreement--Additional Agreements--Reasonable Efforts; Antitrust Matters."

  Except for filings with or approvals of the Drug Enforcement Agency and the appropriate governmental agencies that regulate pharmaceutical and liquor sales, respectively, neither JCPenney nor Genovese is aware of any other governmental or regulatory filings or approvals required in connection with the Merger, other than compliance with applicable securities laws.

Restrictions on Resales of JCPenney Common Stock by Affiliates of Genovese

  The shares of JCPenney Common Stock to be issued to the stockholders of Genovese in the Merger are being registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement of which this Proxy Statement/Prospectus is a part. However, because some stockholders of Genovese are or may be affiliates of Genovese at the time of the Special Meeting, such persons will not be able to resell the JCPenney Common Stock received by them in the Merger unless such JCPenney Common

Stock is registered for resale under the Securities Act, is sold in compliance with an exemption from the registration requirements of the Securities Act or is sold in compliance with Rule 145 under the Securities Act.

  Pursuant to Rule 145 under the Securities Act, the sale of JCPenney Common Stock acquired by such affiliates of Genovese pursuant to the Merger will be subject to certain restrictions. Such persons may sell JCPenney Common Stock under Rule 145 only if (i) JCPenney has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the preceding 12 months, (ii) the JCPenney Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to a broker, (c) the broker does no more than execute the order and receive a nominal commission and (d) the broker does not solicit customer orders to buy the securities and (iii) such sale and all other sales made by such person within the preceding three months do not collectively exceed the greater of (x) 1% of the outstanding shares of JCPenney Common Stock and (y) the average weekly trading volume of JCPenney Common Stock on all national securities exchanges during the four-week period preceding the sale.

                             The Merger Agreement

  The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex I to this Proxy Statement/Prospectus and incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. All stockholders are urged to read the Merger Agreement in its entirety.

General

  The Merger Agreement contemplates the Merger of Merger Sub with and into Genovese, with Genovese surviving the Merger as a wholly-owned subsidiary of JCPenney. The Merger will become effective at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such other time as JCPenney and Genovese agree and specify in the Certificate of Merger. It is anticipated that such filing will be made immediately upon the closing of the Merger, which closing will occur no later than the second business day after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived, unless JCPenney and Genovese agree upon a different date.

Merger Consideration

  The Merger Agreement provides that each share of Genovese Common Stock outstanding immediately prior to the Effective Time (except as described in the next sentence or in connection with the exercise of appraisal rights with respect to the Genovese Class B Common Stock) will, at the Effective Time, be converted into the right to receive between 0.5489 and 0.6709 of a share of JCPenney Common Stock, together with associated Series A Junior Participating Preferred Stock purchase rights (the "Rights") under the Rights Agreement, dated as of February 14, 1990 (as amended from time to time, the "JCPenney Rights Agreement"), between JCPenney and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The exact fraction of a share will be determined by dividing $30.00 by the average closing price of JCPenney Common Stock during ten randomly selected trading days during a specified period preceding the Closing Date, subject to a minimum of 0.5489 of a share and a maximum of
0.6709 of a share of JCPenney Common Stock. If the foregoing share number was determined using the closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus), Genovese stockholders would receive 0.6709 of a share of JCPenney Common Stock for each share of Genovese Common Stock, which is the maximum number of shares of JCPenney Common Stock permitted under the Merger Agreement. Each share of Genovese Common Stock that is owned by Genovese, JCPenney or Merger Sub will automatically be canceled and retired and will cease to exist, and no JCPenney Common Stock or other consideration will be delivered or deliverable in exchange therefor.

Treatment of Genovese Stock Options

  Pursuant to the Merger Agreement, each option to purchase Genovese Common Stock (the "Genovese Employee Stock Options") granted under the 1984 Employee Stock Option and Stock Appreciation Rights Plan (the "Genovese Stock Plan") outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Genovese Employee Stock Option (other than conditions in respect of vesting), the same number of shares of JCPenney Common Stock as the holder of such Genovese Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Genovese Employee Stock Option in full immediately prior to the Effective Time, at a price per share equal to (i) the aggregate exercise price for the shares of Genovese Common Stock otherwise purchasable pursuant to such Genovese Employee Stock Option divided by (ii) the number of shares of JCPenney Common Stock deemed purchasable pursuant to such Genovese Employee Stock Option. Each Genovese Employee Stock Option outstanding immediately prior to the Effective Time shall be exercisable for not less than 90 days after termination of the holder's employment for any reason (but not beyond the original term of such Genovese Employee Stock Option) or such longer period as such Genovese Employee Stock Option provided as of the date of the Merger Agreement.

  JCPenney will assume all the obligations of Genovese under the Genovese Stock Plan, each outstanding Genovese Employee Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, JCPenney will deliver to the holders of Genovese Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Genovese Stock Plan, and the agreements evidencing the grants of such Genovese Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by the terms of the Merger Agreement after giving effect to the Merger). JCPenney will comply with the terms of the Genovese Stock Plan and such grant agreements.

  For additional information on Genovese Employee Stock Options, see "-- Employee Matters and Benefits Plans--Stock Options Issued to Employees."

Exchange of Shares

  Promptly following the Effective Time, JCPenney will appoint ChaseMellon Shareholder Services, L.L.C., or such other bank or trust company designated by JCPenney and reasonably acceptable to Genovese (the "Exchange Agent"), for the purpose of exchanging certificates representing shares of Genovese Common Stock for certificates representing shares of JCPenney Common Stock (and cash in lieu of fractional shares as described below). JCPenney will deposit certificates representing shares of JCPenney Common Stock with the Exchange Agent for conversion of shares as described above under "--Merger Consideration." Promptly after the Effective Time, JCPenney or the Exchange Agent will send each holder of Genovese Common Stock a letter of transmittal for use in the exchange and instructions explaining how to surrender certificates to the Exchange Agent. Holders of Genovese Common Stock that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive JCPenney Common Stock certificates representing such number of shares as described under "--Merger Consideration." Holders of unexchanged shares of Genovese Common Stock will not be entitled to receive any dividends or other distributions payable by JCPenney after the Effective Time until their certificates are surrendered. Upon surrender, however, subject to applicable laws, such holders will receive accumulated dividends and distributions payable on the related shares of JCPenney Common Stock with a record date subsequent to the Effective Time, without interest, together with cash in lieu of fractional shares (paid as described in the following paragraph).

  No fractional shares of JCPenney Common Stock will be issued in the Merger. Instead, Genovese stockholders that would otherwise be entitled to receive fractional shares will receive an amount in cash, without interest, rounded to the nearest cent, equal to the product of (i) the amount of the fractional share interest in a share of JCPenney Common Stock and (ii) the average closing price of JCPenney Common Stock used in connection with determining the Merger Consideration.

Rights of Dissenting Stockholders

  Holders of Genovese Class B Common Stock who do not vote in favor of the Merger and who otherwise comply with the requirements of Section 262 of the DGCL will be entitled to appraisal rights under Delaware law. Such rights entitle the stockholder to require Genovese to purchase the dissenting shares for cash at their fair value, excluding any appreciation or depreciation as a result of the Merger. See "The Merger--Appraisal Rights of Dissenting Stockholders."

Certain Covenants

 Interim Operations of Genovese

  From November 23, 1998 (the date of execution of the Merger Agreement) until the Effective Time, each of Genovese and its subsidiaries is required to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the foregoing, during this period, each of Genovese and its subsidiaries is subject to restrictions on (subject to certain limited exceptions), among other things: declaring dividends with respect to its capital stock, splitting, combining or reclassifying any of its capital stock, issuing any securities in respect of its capital stock or purchasing or redeeming its capital stock; issuing, delivering, selling or granting any shares of capital stock, any voting securities or securities exchangeable into voting securities, "phantom" stock, phantom stock rights, stock appreciation rights or stock-based performance units; amending its certificate of incorporation, by-laws or other organizational documents; acquiring certain assets having a material effect on Genovese; entering into any merger or similar significant transaction; increasing executive officer or director compensation or severance benefits; establishing any new benefit plans or arrangements; entering into any new, or amending existing, employment, consulting, indemnification, severance or termination agreements with any executive officer or director; making any changes in accounting methods; selling or otherwise disposing of assets (other than inventory); incurring indebtedness; making new capital expenditures in excess of a specified amount; taking certain actions with respect to tax matters; entering into contracts with affiliates or authorizing any of the foregoing actions.

 Interim Operations of JCPenney

  From November 23, 1998 until the Effective Time, each of JCPenney and its subsidiaries is required to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the foregoing, during this period, each of JCPenney and its subsidiaries is subject to restrictions on (subject to certain limited exceptions), among other things: in the case of JCPenney, declaring extraordinary dividends with respect to its capital stock, reclassifying its capital stock, issuing securities in lieu of its capital stock or, during the 20 trading day period in which the ten trading days are selected in connection with determining the Exchange Ratio, purchasing, redeeming or otherwise acquiring shares of its capital stock; in the case of JCPenney, amending its certificate of incorporation or bylaws (except for such amendments that do not have a material adverse effect on the Merger or any related transactions); amending the JCPenney Rights Agreement (except for such amendments that do not have a material adverse effect on the Merger or any related transactions or that do not discriminate against holders of Genovese Common Stock) or authorizing any of the foregoing actions.

 No Solicitation by Genovese

  Genovese has agreed in the Merger Agreement that it will not, and that it will cause its subsidiaries, agents and affiliates over which it exercises control not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action knowingly to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as hereinafter defined) or enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. Genovese has also agreed to terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted prior to the execution of the Merger Agreement by it or its representatives with respect to the foregoing. In addition, Genovese has agreed not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal. Genovese has further agreed that it will notify JCPenney orally and in writing promptly (but in any event within 24 hours) of any such inquiries, offers or proposals (including the terms and conditions of any such proposal). "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a major amount of the assets of Genovese and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement, or of 50% or more of the total voting power of all outstanding equity securities of Genovese or any tender offer or exchange offer (including by Genovese or any of its subsidiaries) that if consummated would result in any person beneficially owning 50% or more of the total voting power of all outstanding equity securities of Genovese, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving Genovese or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

 Covenant Not to Withdraw or Modify Recommendation

  Neither the Board of Directors of Genovese nor any committee thereof may withdraw or modify in a manner adverse to JCPenney or Merger Sub its approval or recommendation of the Merger Agreement unless, prior to the receipt of the Genovese stockholder approval of the Merger Agreement, the Board of Directors of Genovese determines in good faith, based on the advice of outside counsel of nationally recognized standing, that it is necessary to do so in order to comply with its fiduciary obligations.

Additional Agreements

  Reasonable Efforts; Antitrust Matters

  Each party to the Merger Agreement has agreed to use its reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the related transactions including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Genovese Stockholder Agreement or the consummation of the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement and to fully carry out the purposes of the Merger Agreement and the Genovese Stockholder Agreement. Genovese and the Board of Directors of Genovese have agreed to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement, the Genovese Stockholder Agreement or any transaction contemplated by the Merger Agreement or the Genovese Stockholder Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement, the Genovese Stockholder Agreement or any transaction contemplated by the Merger Agreement or the Genovese Stockholder Agreement, take all action necessary to ensure that the Merger and the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Genovese Stockholder Agreement.

  To the extent the obligations described above relate to antitrust matters, each of JCPenney and Genovese has agreed to use its reasonable efforts to (i) cooperate with the other party in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division or any other governmental entity and of any material communication received or given in connection with any suit, action or proceeding by any other person, in each case regarding any of the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement and (iii) permit the other party to review any material communication (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) given by it to, and to consult with each other in advance of any meeting or conference with, the FTC, the Antitrust Division or any such other governmental entity or, in connection with any suit, action or proceeding by any other person, with any other person, and, to the extent permitted by the FTC, the Antitrust Division or such other applicable governmental entity or person, give the other party the opportunity to attend and participate in such meetings and conferences. If any suit, action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by the Merger Agreement or the Genovese Stockholder Agreement as violative of antitrust law, each of JCPenney and Genovese has agreed to cooperate in all respects with the other party and use its reasonable efforts to contest and resist any such suit, action or proceeding and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement. Notwithstanding the foregoing, if a party has reasonably concluded, at any time after April 15, 1999, that a favorable resolution of any such suit, action or proceeding by the FTC or the Antitrust Division would not be reasonably likely to occur on or prior to May 31, 1999, such party will not be required to continue to contest any such suit, action or proceeding, unless such suit, action or proceeding could be disposed of by a Threshold Settlement (as hereinafter defined) that the FTC or the Antitrust Division has not theretofore rejected.

  Each of JCPenney and Genovese has agreed to use its reasonable efforts to resolve any objections or challenges under antitrust law so as to permit consummation of the transactions contemplated by the Merger Agreement and the Genovese Stockholder Agreement. In furtherance and not in limitation of the foregoing, each of JCPenney and Genovese (and, to the extent required by any governmental entity, its respective subsidiaries and affiliates over which it exercises control) will be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (a "Settlement") with a governmental entity regarding antitrust matters in connection with the Merger, but, notwithstanding anything else contained in the Merger Agreement, JCPenney will not be required to enter into any Settlement that requires Genovese and/or JCPenney to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of a number of stores of Genovese and/or JCPenney (and its subsidiaries) exceeding the lesser of (i) such number of stores the aggregate revenues of which do not exceed 10% of the aggregate revenues of Genovese for the fiscal year ended January 30, 1998 and (ii) 15 stores (such a Settlement so requiring the holding separate, sale or other disposition of such stores being referred to herein as the "Threshold Settlement"). The parties have agreed that compliance with any such Threshold Settlement may require holding separate, sale or disposition of stores of either or both of them.

 Indemnification and Insurance of Genovese Directors and Officers

  Pursuant to the Merger Agreement, (i) JCPenney has agreed that, after the Effective Time, it will cause Genovese, as the surviving corporation in the Merger, and its subsidiaries to indemnify directors and officers of Genovese and its subsidiaries against certain liabilities and (ii) JCPenney will maintain in effect for six years after the Effective Time certain directors' and officers' liability insurance coverage for Genovese directors and officers, all as more fully described under "The Merger--Interests of Certain Persons in the Merger--Indemnification and Insurance."

 Certain Other Agreements

  The Merger Agreement contains certain mutual agreements of the parties, including agreements relating to: preparation and distribution of this Proxy Statement/Prospectus; access to information; confidentiality; public announcements; transfer taxes; affiliates and actions to be taken so as not to jeopardize the intended tax treatment of the Merger.

  The Merger Agreement also contains certain covenants of JCPenney, including covenants requiring JCPenney to: use its best efforts to list the JCPenney Common Stock to be issued in the Merger on the NYSE on or prior to the Closing Date, subject to official notice of issuance; invite Leonard Genovese to join the Board of Directors of Eckerd and continue certain charitable donations on behalf of Genovese for a period of at least three years after the Merger.

Employee Matters and Benefit Plans

 Participation in Benefit Plans

  Pursuant to the Merger Agreement, for at least 12 months after the Effective Time, JCPenney has agreed to either (i) maintain, in accordance with their terms, the Genovese employee benefit plans previously disclosed to JCPenney, other than such plans providing for the issuance, or based on the value, of Genovese Common Stock (collectively, the "Genovese Benefit Plans"), at the benefit levels as in effect immediately prior to the date of the Merger Agreement or (ii) provide benefits to Genovese Employees that, taken as a whole, are no less favorable in the aggregate to such employees than those provided to similarly situated Eckerd employees. In addition, for at least 12 months after the Effective Time, JCPenney has agreed to make available plans providing for the issuance of JCPenney Common Stock to Genovese Employees that are substantially equivalent to those provided to similarly situated Eckerd employees (taking into account the Genovese Employee Stock Options that are issued, outstanding and assumed by JCPenney on the Closing Date) and to maintain the compensation levels of Genovese Employees (taken as a whole) in amounts at least equal to the compensation levels in effect immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in the Merger Agreement precludes JCPenney from amending, modifying or terminating any Genovese Benefit Plan in accordance with its terms.

  With respect to any "employee benefit plan" maintained by JCPenney or any of its subsidiaries (including any severance plan) (collectively, "JCPenney Benefit Plans") in which Genovese Employees become eligible to participate, service with Genovese shall be treated as service with JCPenney for all purposes, including determining eligibility to participate, level of benefits and vesting, except that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for benefit accrual purposes under any JCPenney Benefit Plan which is a defined benefit pension plan.

  JCPenney has agreed to waive, or cause to be waived, any pre-existing condition limitation under any JCPenney Benefit Plan which is a welfare benefit plan in which Genovese Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, unless such pre-existing condition limitation would have been applicable under the comparable Genovese Benefit Plan immediately prior to the Effective Time. JCPenney has also agreed to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Genovese Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

  JCPenney has acknowledged that (i) for purposes of certain unvested bonuses under the Genovese 1987 Executive Bonus and Stock Plan granted to six of nine members of the Genovese Executive Group/1/ and for "premium-priced" options under the Genovese 1984 Employee Stock Option and Stock Appreciation Rights
--------
/1 /Leonard Genovese, Allan Patrick, Sue Crickmore, Dominick Lettieri,
   Christopher Noonan, Gene Wexler, Owen Rees, Stephen Poolner and Kerry
   Benson.

Plan granted to eight of nine members of the Genovese Executive Group, the execution of the Genovese Stockholder Agreement and the filing of a Schedule 13D by JCPenney have resulted in a change of control of Genovese as that term is defined in such plans, and (ii) for purposes of the Severance Agreements with the Genovese Executive Group, the retention bonus agreements with the eight Genovese Assistant Vice Presidents/2/ and the Retention Bonus Program covering additional Genovese Employees, the Merger will result in a change of control of Genovese as that term is defined in such agreements and program. Assuming all conditions under the foregoing agreements are met, this will result in payments to (i) the Executive Group in amounts described in "The Merger--Interests of Certain Persons in the Merger--Severance Agreements,"
(ii) the eight Genovese Assistant Vice Presidents of 100% (except in the case of one individual who will receive a payment of 150%) of such executive's base salary in effect as of November 1, 1998 and (iii) the Genovese Employees covered by the Genovese Retention Bonus Program of amounts ranging from 10% to 125% of such employee's base salary in effect as of November 1, 1998. For executives covered by the Genovese 1987 Executive Bonus and Stock Plan, unvested bonus shares will be distributed to such executives in January 1999. For executives who owned unvested "premium-priced" options, such options have become fully exercisable. In addition, JCPenney has agreed, and will cause Genovese, to honor all rights and privileges to or with respect to any such Genovese Benefit Plans as in effect on the date the Merger Agreement was executed which, by their respective terms, became effective as a result of such change of control.

  As used herein and in the Merger Agreement, the term "Genovese Employees" means all employees of Genovese and its subsidiaries (including those on disability or leave of absence, paid or unpaid) immediately prior to the Effective Time.

 Employment of Genovese Employees

  JCPenney has agreed to cause Genovese, as the surviving corporation in the Merger, at the Effective Time to continue to employ all Genovese Employees who are employed immediately prior to the Effective Time, but JCPenney will not be obligated to cause Genovese, as the surviving corporation in the Merger, to continue to employ any such individuals after the Effective Time.

 Employment, Consulting, Severance and Retention Agreements

  JCPenney has agreed to be, and to cause Genovese, as the surviving corporation in the Merger, to continue to be, bound by and honor in accordance with their respective terms (as in effect on the date of, or amended in accordance with, the Merger Agreement), all of Genovese's employment, consulting, severance and retention agreements and programs between Genovese and certain of its executive officers and other Genovese Employees, to the extent disclosed in the Genovese disclosure letter delivered to JCPenney on the date the Merger Agreement was executed, except that JCPenney will be entitled to amend, modify or terminate any of such agreements or programs in accordance with their respective terms.

 Severance Agreements with the Genovese Executive Group

  Genovese and the Genovese Executive Group entered into amendments to existing Severance Agreements on November 23, 1998 which would be effective upon the consummation of the Merger. The terms of the Severance Agreements, as amended, are described in "The Merger--Interests of Certain Persons in the Merger--Severance Agreements."

--------
/2 /Nicholas Aloi, Paul DePrima, Emil DeLollo, Henry DiPrete, Leonard F.
   Genovese, Leonard G. Genovese, Eileen Rainis and Thomas Tilley.

 Employment and Consulting Agreement with Leonard Genovese

  JCPenney, Genovese and Leonard Genovese have entered into an Employment and Consulting Agreement in respect of Mr. Genovese's continued involvement with Genovese after the Merger. See "The Merger--Interests of Certain Persons in the Merger--Employment and Consulting Agreement/Certain Benefits for Leonard Genovese."

 Retention Bonus Agreements

  On November 23, 1998, Genovese entered into Retention Bonus Agreements with the eight Genovese Assistant Vice Presidents. Under such agreements, the executive is entitled to a retention bonus equal to 100% (except in the case of one individual who will receive a payment of 150%) of such executive's base salary in effect as of November 1, 1998, payable (i) if the executive is employed by Genovese on the date which is 365 days following a Change of Control (the "Payment Date"), except that if the executive's base salary is reduced at any time following a Potential Change of Control (as hereinafter defined) or the executive's employment is terminated by Genovese without Cause (as hereinafter defined), the Payment Date shall be the date which is five business days following such reduction in salary or termination without Cause,
(ii) if such executive is terminated by Genovese other than for Cause after a Potential Change of Control and the Potential Change of Control is actually consummated within one year following the executive's termination of employment or (iii) if the executive is terminated without Cause after a Change of Control but prior to the Payment Date. For purposes of the Retention Bonus Agreements: "Cause" is defined as (i) the engagement by the executive in gross misconduct in the performance of the executive's duties owed to Genovese or (ii) the executive's continued failure to carry out the material terms of such duties after written notice of such failure has been delivered to the executive; and "Potential Change of Control" is defined as the date on which
(i) a public announcement is made by Genovese of a definitive agreement for, or an agreement in principle for, a transaction that, if consummated, would constitute a change in control, (ii) a public announcement is made by Genovese that it is engaged in discussions with a third party for a transaction that, if consummated, would constitute a change in control or (iii) a public announcement is made by a third party of an offer that, if accepted by Genovese or its stockholders, would result in a change in control.

 Retention Bonus Program

  On November 23, 1998, Genovese adopted a Retention Bonus Program for the benefit of approximately 210 Genovese Employees. Under such program, a participating employee is entitled to a retention bonus ranging from 10% to 125% of such employee's base salary in effect as of November 1, 1998, payable under the same circumstances described in "--Retention Bonus Agreements" above.

 Bonus Plans

  Genovese maintains five bonus plans to provide bonus and incentive compensation to Genovese Employees. These plans consist of the Executive Bonus Program, the District Managers Program, the Office Bonus Program, the Store Manager Bonus Program and the Store Associate Bonus Program. Pursuant to the Merger Agreement, the Compensation Committee of the Board of Directors of Genovese reserved the discretion to award under such bonus programs bonuses in amounts ranging from 90% to 125% of the target bonus based on the projected net income adopted by the Board of Directors of Genovese at the beginning of the current fiscal year. The bonus for 1998 to be paid under the Executive Bonus Program will be paid 100% in cash instead of 50% in cash and 50% in Genovese Common Stock.

 Stock Options Issued to Non-Employee Directors

  Certain non-employee directors have vested options with exercise prices ranging from $5.72 to $27.27. On November 23, 1998, there were 288,472 such options having a total value of $3,479,546 based on the closing price of the Genovese Class A Common Stock of $30.00 per share on that date. On January 25, 1999, there were 241,902 such options having a total value of $1,919,210 based on the closing price of the Genovese Class A Common Stock of $25.625 per share on that date.

 Stock Options Issued to Employees

  Pursuant to the Merger Agreement, the Genovese Stock Plan will be amended such that all outstanding Genovese Employee Stock Options thereunder immediately prior to the Effective Time will be deemed to be an option to acquire the same number of shares of JCPenney Common Stock as such optionee would have been entitled to receive pursuant to the Merger had such holder exercised such Genovese Employee Stock Option in full immediately prior to the Effective Time, on the same terms and conditions as were applicable under such Genovese Employee Stock Option, at a price per share equal to (i) the aggregate exercise price for the shares of Genovese Common Stock otherwise purchasable pursuant to such Genovese Employee Stock Option divided by (ii) the number of shares of JCPenney Common Stock deemed purchasable pursuant to such Genovese Employee Stock Option.

  The Genovese Stock Plan will also be amended to provide that, from and after the Effective Time, each Genovese Employee Stock Option outstanding immediately prior to the Effective Time may be exercised for not less than 90 days after termination of the holder's employment for any reason (but not beyond the original term of such Genovese Employee Stock Option) or such longer period as such Genovese Employee Stock Option provides as of the date of execution of the Merger Agreement, as well as to ensure that, after the Effective Time, no Genovese Employee Stock Options may be granted under any Genovese Stock Plan.

  JCPenney has agreed to assume, at the Effective Time, all the obligations of Genovese under the Genovese Stock Plan and each outstanding Genovese Employee Stock Option. JCPenney has also agreed to provide continuing optionees with documentation regarding such assumed options. JCPenney has further agreed to reserve for issuance a sufficient number of shares of JCPenney Common Stock for delivery upon exercise of the assumed Genovese Employee Stock Options and to file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of JCPenney Common Stock subject to such Genovese Employee Stock Options and the Genovese Stock Plan. JCPenney has also agreed to use its reasonable efforts to negotiate with Merrill, Lynch, Pierce, Fenner & Smith, Incorporated ("Merrill Lynch") to amend the Corporate Stock Option Exercise Program Agreement dated May 1994 between Genovese and Merrill Lynch, as amended, relating to the cashless exercise option plan, so as to allow such plan to cover JCPenney Common Stock issued in respect of Genovese Employee Stock Options.

Certain Representations and Warranties

 Representations and Warranties of Genovese

  The Merger Agreement contains customary representations and warranties made by Genovese to JCPenney as to: organization, good standing and corporate power; subsidiaries and equity interests; capital structure; corporate authority, execution, delivery and enforceability; board approval and recommendation of the Merger; conflicts; governmental consents; Securities and Exchange Commission ("Commission") documents; undisclosed liabilities; information supplied; absence of certain changes and events; taxes; absence of changes in benefit plans; compliance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); excess parachute payments; litigation; compliance with permits; brokers fees and expenses; opinion of financial advisor; no default; real property; intellectual property; environmental matters; product liability; insurance and contracts.

 Representations and Warranties of JCPenney

  The Merger Agreement contains customary representations and warranties made by JCPenney and Merger Sub to Genovese as to: organization, good standing and corporate power; interim operations of Merger Sub; capital structure; authority, execution, delivery and enforceability; no conflicts; governmental consents; Commission documents; undisclosed liabilities; information supplied; absence of certain changes or events; taxes; litigation; compliance with applicable laws and the JCPenney Rights Agreement.

Conditions Precedent

 Conditions to Each Party's Obligations to Effect the Merger

  The respective obligations of each of JCPenney, Genovese and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions: (i) the approval of the Merger and the Merger Agreement by the stockholders of Genovese; (ii) the approval for listing, subject to official notice of issuance, on the NYSE of the shares of JCPenney Common Stock issuable to Genovese stockholders pursuant to the Merger Agreement and under the Genovese Stock Plan; (iii) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, provided that each of the parties shall have used reasonable efforts to prevent any such injunction or other order, promptly appealed any such injunction or other order that may be entered and shall have otherwise complied with the obligations described above under "--Certain Covenants--Reasonable Efforts; Antitrust Matters"; (iv) the effectiveness of the Registration Statement on Form S-4 under the Securities Act and the absence of any stop order or proceeding seeking a stop order and (v) the receipt by JCPenney of all state securities or "blue sky" authorizations necessary to issue JCPenney Common Stock pursuant to the Merger.

 Conditions to the Obligations of JCPenney

  The obligations of JCPenney and Merger Sub to effect the Merger are further subject to all the following conditions: (i) the representations and warranties of Genovese contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time and the Closing Date (except for representations that address matters only as of a particular date, which must be true and correct in all material respects as of such date); (ii) the performance in all material respects by Genovese of its obligations required to be performed under the Merger Agreement at or prior to the Closing Date; (iii) the absence of any event, change, effect or development that has had a material adverse effect on Genovese; (iv) receipt by JCPenney of affiliate letters from Genovese affiliates; (v) receipt by JCPenney of a written opinion of Weil, Gotshal & Manges LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that JCPenney, Genovese and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (vi) receipt by JCPenney of legal opinions from the General Counsel of Genovese and from Morris, Nichols, Arsht & Tunnell and
(vii) the termination of the 1997 Stockholders Agreement as described below in "--Certain Stockholder Arrangements."

 Conditions to the Obligations of Genovese

  The obligations of Genovese to effect the Merger is further subject to all the following conditions: (i) the representations and warranties of JCPenney contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time and the Closing Date (except for representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date); (ii) the performance in all material respects by JCPenney of its obligations required to be performed under the Merger Agreement at or prior to the Closing Date; (iii) the absence of any event, change, effect or development that has had a material adverse effect on JCPenney; (iv) receipt by Genovese of a written opinion from Cravath, Swaine & Moore to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that JCPenney, Genovese and Merger Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (v) receipt by Genovese of legal opinions from the General Counsel of JCPenney and from Richards, Layton & Finger.

Termination of the Merger Agreement

 Right to Terminate

  The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the approval of the stockholders of
Genovese:

    (a) by mutual written consent of JCPenney, Merger Sub and Genovese; or

    (b) by either JCPenney or Genovese:

      (i) if the Merger is not consummated on or before May 31, 1999 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of the Merger Agreement or any related agreement by the party seeking to terminate the Merger Agreement; or

      (ii) if any governmental entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

      (iii) if any of the specified conditions to the obligation of such party to consummate the Merger becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a material breach of the Merger Agreement or any related agreement by the party seeking to terminate the Merger Agreement; or

      (iv) if, upon a vote at a duly held meeting to obtain the approval of the Merger and the Merger Agreement by the Genovese stockholders (including any adjournment(s) or postponement(s) thereof), such approval is not obtained; or

    (c) by JCPenney, if:

      (i) the Board of Directors of Genovese withdraws or modifies in a manner adverse to JCPenney its approval or recommendation of the Merger and the Merger Agreement (provided that JCPenney must give written notice to Genovese of its election to terminate the Merger Agreement pursuant to this clause (c)(i) within 15 days after public announcement of such action by the Board of Directors of Genovese); or

      (ii) Genovese breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement or any related agreement, which breach or failure to perform (A) would give rise to the failure of any specified condition set forth in the Merger Agreement and (B) cannot be or has not been cured within 30 days after the giving of written notice to Genovese of such breach (provided that JCPenney is not then in material breach of any representation, warranty or covenant contained in the Merger Agreement or any related agreement); or

      (iii) after the date of the Merger Agreement there has been a material adverse effect on Genovese, other than events, changes, effects and developments relating to the economy in general or to Genovese's industry in general and not specifically relating to Genovese or any subsidiary of Genovese; or

    (d) by Genovese, if:

      (i) JCPenney breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement or any related agreement, which breach or failure to perform
    (A) would give rise to the failure of any specified condition set forth in the Merger Agreement and (B) cannot be or has not been cured within 30 days after the giving of written notice to JCPenney of such breach (provided that Genovese is not then in material breach of any representation, warranty or covenant in the Merger Agreement or any related agreement); or

      (ii) after the date of the Merger Agreement there has been a material adverse effect on JCPenney, other than events, changes, effects and developments relating to the economy in general or to JCPenney's industry in general and not specifically relating to JCPenney or any subsidiary of JCPenney.

 Termination Fees and Expenses Payable by Genovese

  Genovese has agreed to pay JCPenney an amount equal to $15,000,000 if the Board of Directors of Genovese withdraws or modifies in a manner adverse to JCPenney its approval or recommendation of the Merger and the Merger Agreement and all of the following shall have occurred: (i) approval of the Genovese stockholders shall not have been obtained on or prior to the Outside Date as a result of (x) Genovese's breach or failure to duly call, give notice of, convene and hold a meeting of its stockholders or (y) a Stockholder's (as hereinafter defined) breach or failure to perform in any material respect specified covenants contained in the Genovese Stockholder Agreement; (ii) JCPenney shall not have breached or failed to perform in any material respect any of its covenants contained in the Merger Agreement or any related agreement and (iii) the Merger Agreement shall have terminated pursuant to clause (b)(i) or (b)(iv) under "Termination of the Merger Agreement --Right to Terminate" above.

Other Expenses

  Except for filing fees with respect to this Proxy Statement/Prospectus, the Registration Statement on Form S-4 and the HSR Act, and except as described above under "Termination of the Merger Agreement-- Termination Fees and Expenses Payable by Genovese," all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

Amendments; Extension; Waivers

  The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger by the Genovese stockholders; provided, however, that after receipt of such approval, there shall be made no amendment that by law requires further approval by the stockholders of Genovese without the further approval of such stockholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) subject to the terms of the Merger Agreement, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of such rights.

Certain Stockholder Arrangements

 Termination of Existing Genovese Stockholder Arrangement

  The stockholders agreement, dated as of June 30, 1997 (the "1997 Stockholders Agreement") among Leonard Genovese, Frances Genovese Wangberg and certain trusts and other entities controlled by either or both of Mr. Genovese and Mrs. Wangberg will be terminated as of the Effective Time.

 Genovese Stockholder Agreement

  As an inducement and a condition to JCPenney entering into the Merger Agreement, certain Genovese stockholders entered into the Genovese Stockholder Agreement. See "The Genovese Stockholder Agreement."

                      The Genovese Stockholder Agreement

  The following is a brief summary of certain provisions of the Genovese Stockholder Agreement, is not intended to be a complete description of the terms and conditions thereof, and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference. A copy of the Genovese Stockholder Agreement has been filed with the Commission as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

General

  As a condition and an inducement to JCPenney entering into the Merger Agreement, on November 23, 1998, Leonard Genovese and Frances Genovese Wangberg (each, a "Stockholder" and, collectively, the "Stockholders") entered into the Genovese Stockholder Agreement. The Stockholders beneficially own in the aggregate a total of 4,231,879 shares of Genovese Common Stock (approximately 30% of the total shares outstanding and 59% of the voting power of Genovese as of the Record Date) which are subject to the Genovese Stockholder Agreement.

Voting of Genovese Common Stock

  The Genovese Stockholder Agreement provides that during the period commencing on the date of the Genovese Stockholder Agreement and continuing until the first to occur of (i) the Effective Time or (ii) the termination of the Merger Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Genovese called to seek the Company Stockholders Approval (as defined in the Merger Agreement) or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Transaction Agreements (as defined in the Merger Agreement), the Merger or any other transaction contemplated thereby (sometimes referred to collectively as the "Transactions") is sought, the Stockholders shall, including by executing a written consent solicitation if requested by JCPenney, vote (or cause to be voted) the shares of the Stockholders subject to the Genovese Stockholder Agreement (the "Subject Shares") (a) in favor of granting the Company Stockholders Approval and (b) against (1) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Genovese, (2) any Acquisition Proposal and (3) any amendment of the restated certificate of incorporation of Genovese (the "Genovese Charter") or the Genovese By-Laws (as hereinafter defined) or other proposal or transaction involving Genovese or any subsidiary of Genovese, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any other Transaction or change in any manner the voting rights of any class of capital stock of Genovese. In addition, the Stockholders have agreed not to commit or agree to take any action inconsistent with the foregoing and have each irrevocably granted to, and appointed JCPenney, Donald A. McKay and Charles R. Lotter, or any of them, as such Stockholder's proxy and attorney-in-fact to vote the Subject Shares of such Stockholder, or to grant a consent or approval in respect of the Subject Shares of such Stockholder, in a manner consistent with the foregoing.

Restrictions on Transfer, Proxies and Non-Interference

  Except as otherwise provided in the Genovese Stockholder Agreement, the Stockholders have agreed not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger, (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and (iii) commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the Stockholders are permitted to make the following Transfers: (a) Transfers of Subject Shares to any other Stockholder;
(b) Transfers of up to an aggregate of 40,000 Subject Shares (for all Stockholders) to one or more members of one or more Stockholders' families and/or to one or more charities; (c) in addition to any Transfers permitted pursuant to clause (b) above, Transfers of Subject Shares to (1) a transferee for estate planning purposes, (2) members of such Stockholder's family or trusts established for the benefit of such family members or (3) a charitable foundation or trust, in each case only following the due execution and delivery to JCPenney by each such transferee of a counterpart to the Stockholders Agreement and (d) upon the death of the Stockholder, the Transfer of Subject Shares to the executor of the estate of such Stockholder or to such Stockholder's heirs, devisees or legatees. In addition, the Stockholders have agreed to waive, and not to exercise or assent, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

No Solicitation

  The Genovese Stockholder Agreement provides that each Stockholder will not, and will not authorize or permit any employee or affiliate of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, (i) directly or indirectly initiate, solicit or encourage the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any negotiations or discussions regarding, or furnish to any person (other than JCPenney and any of its affiliates or representatives) any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Notwithstanding the restrictions set forth in this paragraph, any person who is an officer or director of Genovese may exercise his or her fiduciary duties in his or her capacity as a director or officer of Genovese consistent with the terms of the Merger Agreement.

Termination

  Except as otherwise provided therein, the covenants and agreements contained in the Genovese Stockholder Agreement will terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms.

                     Description of JCPenney Capital Stock

  As of January 19, 1999, JCPenney's authorized capital stock consisted of 25,000,000 shares of preferred stock, without par value ("JCPenney Preferred Stock"), of which 793,556 shares were issued and outstanding, and 1,250,000,000 shares of JCPenney Common Stock, of which 249,603,149 shares were issued and outstanding. The descriptions set forth below of JCPenney Common Stock, JCPenney Preferred Stock and Rights constitute brief summaries of certain provisions of the certificate of incorporation of JCPenney (the "JCPenney Charter"), the bylaws of JCPenney (the "JCPenney Bylaws") and the JCPenney Rights Agreement, and are qualified in their entirety by reference to the relevant provisions of such documents, all of which are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part and are incorporated herein by reference.

JCPenney Common Stock

  Holders of JCPenney Common Stock are entitled to one vote per share with respect to each matter submitted to a vote of the stockholders of JCPenney, including the election of directors, subject to voting rights that may be established for shares of JCPenney Preferred Stock. Shares of JCPenney Common Stock vote as a class together with the shares of Series A Preferred Stock (as hereinafter described), if any such shares of Series A Preferred Stock are issued, and Series B Preferred Stock (as hereinafter described). The Board of Directors of JCPenney is divided into three classes to be as nearly equal in number as possible. One third of the directors are elected every year and serve three-year terms. Holders of JCPenney Common Stock do not have the right to cumulate votes in the election of directors and have no preemptive or subscription rights. JCPenney Common Stock is neither redeemable nor convertible, and there are no sinking fund provisions relating to such stock.

  Subject to the prior rights of any outstanding shares of JCPenney Preferred Stock, holders of JCPenney Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the Board of Directors of JCPenney. Upon any voluntary or involuntary liquidation, dissolution or winding up of JCPenney, holders of JCPenney Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of JCPenney Preferred Stock are entitled.

  The outstanding shares of JCPenney Common Stock are, and the shares of JCPenney Common Stock to be issued in connection with the Merger will be, fully paid and nonassessable. Additional shares of JCPenney Common Stock may be issued, as authorized by the Board of Directors of JCPenney from time to time, without stockholder approval, except any stockholder approval required by the NYSE.

JCPenney Preferred Stock

  The JCPenney Charter authorizes 25,000,000 shares of preferred stock, without par value. JCPenney's Board of Directors has designated 1,600,000 shares of preferred stock as Series A Junior Participating Preferred Stock ("Series A Preferred Stock") and has authorized such shares for issuance pursuant to the exercise of the Rights. As of January 19, 1999, no shares of Series A Preferred Stock have been issued. In addition, 1,400,000 shares of preferred stock have been designated Series B ESOP Convertible Preferred Stock ("Series B Preferred Stock"). As of January 19, 1999, 793,556 shares of Series B Preferred Stock were issued and outstanding.

 Rights; Series A Preferred Stock

  There is attached to each share of JCPenney Common Stock, including the shares offered hereby, one Right to purchase from JCPenney one four-hundredth of a share of Series A Preferred Stock at a purchase price of $140.00 per share (the "Purchase Price"), subject to adjustment in certain events. The terms and conditions of the Rights are contained in the JCPenney Rights Agreement.

  Initially, the Rights will not be exercisable, certificates for the Rights will not be issued and the Rights will automatically trade with the JCPenney Common Stock.

  The Rights will separate from the JCPenney Common Stock and a "Distribution Date" will occur on the earlier of (i) the tenth day following the earlier of
(a) a public announcement that a person or group of affiliated or associated persons other than JCPenney, any subsidiary of JCPenney or any employee benefit plan or employee stock plan of JCPenney or of any subsidiary of JCPenney (an "Exempt Person") has acquired, or has obtained the right to acquire, beneficial ownership of 15% or more of the outstanding JCPenney Common Stock (as used in this Proxy Statement/Prospectus with respect to the JCPenney Rights Agreement, an "Acquiring Person") or (b) such date that a majority of the JCPenney Board of Directors shall become aware of the existence of an Acquiring Person (either date referenced in (a) or (b) above being the "Stock Acquisition Date") or (ii) the nineteenth business day following the commencement of or public announcement of the intent to commence a tender or exchange offer which, if consummated, would result in the ownership of 30% or more of the outstanding JCPenney Common Stock, irrespective of whether any shares of JCPenney Common Stock are acquired pursuant to such offer. The JCPenney Rights Agreement provides that the Distribution Date may be extended by the JCPenney Board of Directors prior to the expiration of either of the time periods referenced in the preceding sentence. It further provides that until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be represented by and transferred with, and only with, JCPenney Common Stock. Until the Distribution Date (or the earlier redemption or expiration of the Rights), JCPenney Common Stock certificates issued after February 14, 1990 (including the certificates issued in connection with the Merger) will each contain a legend incorporating the JCPenney Rights Agreement by reference and the surrender for transfer of any JCPenney Common Stock certificate, with or without the aforesaid legend or a copy of the Summary of Rights attached thereto, will also constitute the simultaneous transfer of the Rights associated with the JCPenney Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate Rights Certificates ("Rights Certificates") will be mailed to holders of record of JCPenney Common Stock at the close of business on the Distribution Date, and, thereafter, the Rights Certificates alone will evidence the Rights, and the Rights will thereafter be transferable separate and apart from the JCPenney Common Stock.

  The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 14, 2000, unless redeemed earlier as described below.

  Under certain circumstances, as provided in the JCPenney Rights Agreement, Rights issued to or beneficially owned by a person who is or becomes an Acquiring Person (other than pursuant to a Permitted Tender Offer, as hereinafter defined) or an associate or affiliate of such Acquiring Person (as such terms are defined in the JCPenney Rights Agreement) or, under certain circumstances, transferees thereof, will become null and void and thereafter may not be transferred to any person.

  The Series A Preferred Stock issued upon the exercise of a Right will be nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, will be subordinate to all other series of JCPenney Preferred Stock. The Series A Preferred Stock will not be issued except upon exercise of the Rights.

  Each share of Series A Preferred Stock will be entitled to receive, when, as and if declared, a quarterly dividend preference equal to the greater of $50.00 per share or 200 times the quarterly cash dividend declared on shares of JCPenney Common Stock and would receive an additional dividend preference equal to 200 times any extraordinary dividend declared on shares of JCPenney Common Stock (other than dividends payable in equity securities of JCPenney). In the event of the dissolution, liquidation or winding-up of JCPenney, the holders of Series A Preferred Stock will be entitled to receive a liquidation payment in an amount equal to the greater of $200.00 per share or 200 times the payment per share made in respect of JCPenney Common Stock. Each share of Series A Preferred Stock will have 200 votes, voting together with JCPenney Common Stock as a single class. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each share of Series A Preferred Stock will be entitled to receive 200 times the amount received per share of JCPenney Common Stock. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are subject to anti-dilution adjustment in certain circumstances.

  The Purchase Price payable and the number of shares of Series A Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution: (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock; (ii) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for the purchase of Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or (iii) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular cash dividends and dividends payable in Series A Preferred Stock) or of subscription rights or warrants.

  If any person (other than an Exempt Person) becomes the beneficial owner of 15% or more of the then outstanding shares of JCPenney Common Stock (other than pursuant to a tender or exchange offer for all outstanding shares of JCPenney Common Stock that the JCPenney Board of Directors, taking into account the long-term value of JCPenney and all other factors that it deems relevant in the circumstance determines to be at a price and on terms which are fair to the holders of shares of JCPenney Common Stock ("Permitted Tender Offer")), each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the Purchase Price, in lieu of Series A Preferred Stock, a number of shares of JCPenney Common Stock having a market value equal to twice the Purchase Price. In lieu of issuing shares of JCPenney Common Stock upon exercise of Rights, JCPenney may, and to the extent that insufficient shares of JCPenney Common Stock are available for the exercise in full of the Rights, JCPenney shall, issue cash, property or other securities of JCPenney, or any combination thereof (which may be accompanied by a reduction in the Purchase Price), in proportions determined by JCPenney, so that the aggregate value received is equal to twice the Purchase Price. Rights will not be exercisable following the acquisition of shares of JCPenney Common Stock by an Acquiring Person as described in this paragraph until the expiration of the period during which the Rights may be redeemed as described below. Notwithstanding the foregoing, after the acquisition of shares of JCPenney Common Stock as described above in this paragraph, Rights that are (or, under certain circumstances, Rights that were) beneficially owned by an Acquiring Person will be null and void.

  The JCPenney Board of Directors may, at its option, at any time after a person becomes an Acquiring Person (other than pursuant to a Permitted Tender Offer) exchange all or part of the then outstanding and exercisable Rights for shares of JCPenney Common Stock at an exchange ratio of one share of JCPenney Common Stock per Right; provided, however, the JCPenney Board of Directors may not effect such exchange after the time that any Person (other than an Exempt Person) becomes the beneficial owner of 50% or more of the JCPenney Common Stock then outstanding.

  Unless the Rights are redeemed earlier, if, after the Stock Acquisition Date, JCPenney is acquired in a merger or other business combination (in which any shares of the JCPenney Common Stock are changed into or exchanged for other securities or assets) or more than 50% of the assets or earning power of JCPenney and its subsidiaries (taken as a whole) are sold or transferred in one transaction or a series of related transactions, the JCPenney Rights Agreement provides that a proper provision shall be made so that each holder of record of a Right will from and after that time have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring or transferee company which has a market value at the time of such transaction equal to twice the Purchase Price. The right to purchase stock of an acquiring company would not apply to a transaction with a person who became an Acquiring Person pursuant to a Permitted Tender Offer if (i) the form of consideration paid to holders of JCPenney Common Stock in such transaction were the same as the form of consideration paid in the Permitted Tender Offer and (ii) the price paid to holders of JCPenney Common Stock in such transaction was not less than the price paid in the Permitted Tender Offer.

  Fractions of shares of Series A Preferred Stock may, at the election of JCPenney, be evidenced by depositary receipts. JCPenney may also issue cash in lieu of fractional shares of Series A Preferred Stock which are not integral multiples of one four-hundredth of a share.

  At any time until ten days following the Stock Acquisition Date (subject to extension by the JCPenney Board of Directors), the JCPenney Board of Directors may cause JCPenney to redeem the Rights in whole, but not in part, at a price of $0.005 per Right, subject to adjustment. Immediately upon the effective time of the redemption authorized by the JCPenney Board of Directors the right to exercise the Rights will terminate, and the only remaining right of holders of Rights will be to receive payment of the redemption price without any interest thereon.

  As long as the Rights are redeemable, JCPenney may, except with respect to the redemption price or expiration date of the Rights, amend the Rights in any manner, including, without limitation, an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not redeemable, JCPenney may amend the Rights in any manner that does not adversely affect the interests of holders of the Rights as such.

  Until a Right is exercised, the holder, as such, will have no rights as a stockholder of JCPenney, including, without limitation, the right to vote or to receive dividends or payments upon the dissolution, liquidation or winding-up of JCPenney.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire JCPenney on terms not approved by the JCPenney Board of Directors. The Rights should not interfere with any merger or other business combination approved by the JCPenney Board of Directors since the Rights may be redeemed by JCPenney at $0.005 per Right at any time until the close of business on the tenth day (unless extended) after a person or group has obtained beneficial ownership of 15% or more of the JCPenney Common Stock.

 Series B Preferred Stock

  Restrictions on Transfer. Pursuant to the Certificate of Designations respecting the Series B Preferred Stock, shares of Series B Preferred Stock may be issued only to a trustee acting on behalf of an employee stock ownership plan or other employee benefit plan of JCPenney ("Plan Trustee"). In the event of any transfer of shares of Series B Preferred Stock to other than such Plan Trustee, the shares of Series B Preferred Stock so transferred, upon such transfer and without any further action by JCPenney or the holder, will be automatically converted into shares of JCPenney Common Stock on the terms provided for such conversion (described below) and no such transferee will have any of the voting powers, preferences and relative, participating, optional or special rights ascribed to shares of Series B Preferred Stock but, rather, only the rights and powers pertaining to the JCPenney Common Stock (described above) into which such shares of Series B Preferred Stock are so converted.

  Liquidation Rights; Dividends. Shares of Series B Preferred Stock have a liquidation preference of $600.00 per share (plus accumulated and unpaid dividends) and pay cumulative dividends semi-annually in an amount per share equal to $47.40 per share per annum. So long as shares of Series B Preferred Stock remain outstanding, no dividend may be declared or paid or set apart for payment on any other series of stock of JCPenney ranking on a parity with the Series B Preferred Stock as to dividends unless like dividends have been declared and paid or set apart for payment on shares of Series B Preferred Stock. Moreover, except with respect to (i) dividends payable solely in shares of stock of JCPenney ranking, as to dividends or as to distributions upon the liquidation, dissolution or winding-up of JCPenney ("Liquidation Distributions"), junior to the Series B Preferred Stock or (ii) the acquisition of any shares of stock of JCPenney ranking, as to dividends or as to Liquidation Distributions, junior to the Series B Preferred Stock either
(a) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of JCPenney or any of its subsidiaries or (b) in exchange solely for shares of stock of JCPenney ranking junior to the Series B Preferred Stock, in the event that full cumulative dividends on the shares of Series B Preferred Stock have not been declared and paid or set apart for payment when due, JCPenney is prohibited from declaring or paying or setting apart for payment any dividends or making any distributions in respect of, or, making any payments on account of, the purchase, redemption or other retirement of any other class of stock or series thereof of JCPenney ranking, as to dividends or as to Liquidation Distributions, junior to the Series B Preferred Stock, until full cumulative dividends on the shares of Series B Preferred Stock shall have been paid or declared and provided for.

  Redemption. Generally, shares of Series B Preferred Stock may be redeemed, in whole or in part, at the option of JCPenney at a redemption price (payable in cash or securities or a combination thereof) of $600.00 per share, plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

  However, under certain circumstances a holder of shares of Series B Preferred Stock (for example, a Plan Trustee) may, upon not less than five days written notice, elect to require JCPenney to redeem such shares at a redemption price of $600.00 per share plus an amount equal to all dividends accumulated and unpaid on such shares to the date fixed for redemption.

  Conversion Rights. Shares of Series B Preferred Stock are, at any time prior to the close of business on the date fixed for redemption of such shares, convertible into shares of JCPenney Common Stock, at a conversion rate of 20 shares of JCPenney Common Stock for each share of Series B Preferred Stock, subject to anti-dilution adjustment under certain circumstances. Whenever JCPenney issues shares of JCPenney Common Stock upon conversion of shares of Series B Preferred Stock, JCPenney will issue together with each such share of JCPenney Common Stock an associated Right under the JCPenney Rights Agreement.

  Voting Rights. Holders of the Series B Preferred Stock are entitled to vote upon all matters submitted to a vote of the holders of JCPenney Common Stock voting together with the holders of JCPenney Common Stock as a single class. Each share of Series B Preferred Stock carries the number of votes equal to the number of shares of JCPenney Common Stock into which such share of Series B Preferred Stock could be converted on the record date for determining the stockholders entitled to vote, rounded to the nearest one-tenth of a vote. Holders of shares of Series B Preferred Stock enjoy no special voting rights and their consent is not specially required for the taking of any corporate action; provided, however, that the vote of the holders of at least 66 2/3% of the outstanding shares of Series B Preferred Stock, voting separately as a series, is necessary before certain actions may be taken which would adversely affect the rights of the Series B Preferred Stock.

  Additional Rights. Holders of shares of Series B Preferred Stock have certain additional rights in the event JCPenney should (i) consummate a merger, consolidation or similar transaction ("Extraordinary Transaction") pursuant to which the outstanding shares of JCPenney Common Stock are, by operation of law, exchanged solely for, or changed, reclassified or converted solely into, stock of any successor or resulting company (including JCPenney), which stock constitutes "employer securities" with respect to a holder of Series B Preferred Stock (within the meaning of Section 409(l) of the Code, or any successor provisions of law) and "qualifying employer securities" with respect to a holder of Series B Preferred Stock (within the meaning of Section 407(d)(5) of ERISA, or any successor provisions of law), (ii) consummate an Extraordinary Transaction pursuant to which the outstanding shares of JCPenney Common Stock are, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, or (iii) enter into any agreement providing for any Extraordinary Transaction pursuant to which the outstanding shares of JCPenney Common Stock would, upon consummation thereof, be, by operation of law, exchanged for, or changed, reclassified or converted into, other stock, securities, cash or any other property, or any combination thereof, other than any such consideration constituted solely of qualifying employer securities and cash payments in lieu of fractional shares, as the case may be.

            COMPARATIVE RIGHTS OF HOLDERS OF GENOVESE COMMON STOCK
                           AND JCPENNEY COMMON STOCK

General

  In the Merger, Genovese stockholders will receive a fraction of a share of JCPenney Common Stock, together with associated Rights under the JCPenney Rights Agreement, valued at $30.00 for each share of Genovese Common Stock they own. The exchange ratio of JCPenney Common Stock for Genovese Common Stock will be determined based upon the average trading values of JCPenney Common Stock for ten random trading days during a 20-day period prior to closing. However, if JCPenney Common Stock averages $54.66 or above during this measurement period, the exchange ratio will become fixed at 0.5489 and if JCPenney Common Stock averages $44.72 or below, the exchange ratio will become fixed at 0.6709. The closing price for JCPenney Common Stock on January 25, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus) was $39.9375.

  JCPenney and Genovese are Delaware corporations subject to the provisions of the DGCL. The rights of current Genovese stockholders are governed by the Genovese Charter, Genovese's By-Laws (the "Genovese By-Laws") and the DGCL. If the Merger is effected, upon the consummation of the Merger, Genovese stockholders who receive JCPenney Common Stock in exchange for their shares will become stockholders of JCPenney and, at the Effective Time, their rights as stockholders will be determined by the JCPenney Charter and the JCPenney Bylaws, which differ in certain material respects from the Genovese Charter and the Genovese By-Laws.

  Although it is not practical to compare all the differences between the Genovese Charter and the Genovese By-Laws and the JCPenney Charter and the JCPenney Bylaws, the following is a summary of material differences which may significantly affect the rights of the holders of Genovese Common Stock. For a more detailed description of the terms of the JCPenney Common Stock see "Description of JCPenney Capital Stock--JCPenney Common Stock."

Authorized Capital Stock

  The authorized capital stock of Genovese consists of (i) 20,000,000 shares of Class A Common Stock, par value $1.00 per share, and (ii) 12,000,000 shares of Class B Common Stock, par value $1.00 per share. For a description of the JCPenney authorized capital stock, see "Description of JCPenney Capital Stock."

Number and Classification of Board of Directors

  The Boards of Directors of both JCPenney and Genovese are divided into three classes of directors that are as nearly equal in number as possible, with directors serving staggered three-year terms. The JCPenney Charter and the Genovese Charter provide that the number of directors shall be fixed from time to time by their respective Boards of Directors. Currently, the number of JCPenney directors is fixed at ten, and the number of Genovese directors is fixed at nine. There are currently no vacancies on the Board of Directors of JCPenney or Genovese.

Action by Stockholders' Written Consent

  Under DGCL Section 228, unless otherwise provided in a corporation's certificate of incorporation, any action required to be taken at an annual meeting or special meeting of the stockholders may be taken without such a meeting, without prior notice and without a vote if a consent in writing, setting forth the action to be taken, is signed by the holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present. The JCPenney Charter prohibits stockholder action by written consent. The Genovese Charter does not contain such a provision.

Vote Necessary to Effectuate Certain Business Combinations

  The DGCL requires a majority vote of the shares entitled to vote in order to effectuate a merger between two Delaware corporations (Section 251) or between a Delaware corporation and a corporation organized under the laws of another state (a "foreign" corporation) (Section 252). However, unless otherwise provided for in the certificate of incorporation, Sections 251 and 252 do not require a vote of the stockholders of a constituent corporation surviving the merger if (i) the merger agreement does not amend, in any respect, the certificate of incorporation of that corporation, (ii) each share of stock outstanding immediately prior to the effective date of the merger is identical to outstanding or treasury shares of Genovese after the merger, and (iii) any common stock or security convertible into common stock to be issued pursuant to the merger agreement does not exceed 20% of the shares outstanding immediately prior to the effective date of the merger.

  The JCPenney Charter provides that a vote of 80% of the stockholders of JCPenney is required to approve certain business combinations with certain interested persons, including beneficial owners of 10% or more of the voting stock of JCPenney, unless the transaction is approved by a majority of the disinterested directors of JCPenney. The Genovese Charter does not contain such a provision.

  Pursuant to the terms of the Genovese Stockholder Agreement, the requisite vote in favor of the Merger and the Merger Agreement is assured. See "The Genovese Stockholder Agreement."

Voting Rights

  Holders of JCPenney Common Stock and Genovese Class A Common Stock are entitled to full voting rights, with one vote for each share held of record on all matters submitted to a vote of stockholders.

  Holders of Series B Preferred Stock of JCPenney are entitled to vote on each matter submitted to a vote of holders of JCPenney Common Stock and each share of Series B Preferred Stock carries the number of votes equal to the number of shares of JCPenney Common Stock into which such preferred share could have been converted on the applicable record date (currently 20 votes). See "Description of JCPenney Capital Stock-- JCPenney Preferred Stock--Series B Preferred Stock." In addition, holders of Series A Preferred Stock of JCPenney, if any such shares are issued, would be entitled to 200 votes per share on any matter submitted to a vote of holders of JCPenney Common Stock. See "Description of JCPenney Capital Stock--JCPenney Preferred Stock--Rights; Series A Preferred Stock." Shares of Series B Preferred Stock, and shares of Series A Preferred Stock, if any such shares are issued, vote as a class together with the shares of JCPenney Common Stock.

  Holders of Genovese Class B Common Stock are entitled to full voting rights with ten votes for each share of record on all matters submitted to a vote of stockholders.

Dividend Policy

  The JCPenney Bylaws provide that its Board of Directors may declare dividends from time to time out of funds legally available therefor. The Genovese Charter and Genovese By-Laws do not contain such a provision, although Section 170 of the DGCL allows a Delaware corporation to pay dividends out of surplus or, subject to certain limitations, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year.

  Only the Board of Directors of JCPenney is empowered to designate and issue shares of preferred stock, any of which may carry preferential rights to receive dividends. The Board of Directors of JCPenney has designated two series of JCPenney Preferred Stock, each of which ranks senior to shares of JCPenney Common Stock in the payment of dividends. Shares of Series B Preferred Stock of JCPenney, 1,400,000 of which have been authorized and 793,556 of which were issued and outstanding as of January 19, 1999, carry a dividend preference of $47.40 per annum, payable semi-annually. See "Description of JCPenney Capital Stock-- JCPenney Preferred Stock--Series B Preferred Stock." In addition, shares of Series A Preferred Stock,

1,600,000 of which have been authorized for possible issuance pursuant to the terms of the JCPenney Rights Agreement but none of which are presently issued or outstanding, would carry a quarterly dividend preference equal to the greater of $50.00 per share or 200 times the quarterly cash dividend declared on shares of JCPenney Common Stock and would carry an additional dividend preference equal to 200 times any extraordinary dividend declared on shares of JCPenney Common Stock (other than dividends payable in equity securities of JCPenney). See "Description of JCPenney Capital Stock--JCPenney Preferred Stock--Rights; Series A Preferred Stock."

Liquidation Rights

  In the event of any liquidation, dissolution or winding up of JCPenney or Genovese, all assets and funds of either company remaining after the payment to the holders of any preferred stock of any preferential amounts to which such holders are entitled, shall be divided and distributed pro rata among the holders of the JCPenney Common Stock and Genovese Common Stock, respectively.

  Shares of Series B Preferred Stock of JCPenney carry a liquidation preference of $600.00 per share (plus accumulated and unpaid dividends thereon). See "Description of JCPenney Capital Stock--JCPenney Preferred Stock--Series B Preferred Stock." Shares of Series A Preferred Stock, if any such shares are issued, would carry a liquidation preference equal to the greater of $200.00 per share or 200 times the payment made in respect of JCPenney Common Stock. See "Description of JCPenney Capital Stock--JCPenney Preferred Stock--Rights; Series A Preferred Stock."

Stockholder Rights Plan

  JCPenney has instituted a stockholder rights plan that could have the effect of delaying or deterring changes in control. See "Description of JCPenney Capital Stock--JCPenney Preferred Stock--Rights; Series A Preferred Stock." Genovese has not adopted a rights plan.

Amendment of Bylaws

  In accordance with the JCPenney Charter, the JCPenney Bylaws may be altered, amended or repealed by a vote of a majority of the directors in office or by a vote of the holders of a majority of the outstanding stock entitled to vote in the election of directors, except for certain provisions relating to the JCPenney Board of Directors (amendment of which requires the affirmative vote of not less than 80% of the voting stock outstanding). The Genovese By-Laws provide that they may be adopted, amended or repealed by a vote of the holders of a majority of the outstanding Genovese capital stock entitled to vote or by the Board of Directors of Genovese. Any alteration or amendment adopted by the Board of Directors of Genovese may be amended or repealed by the Genovese stockholders.

Amendment of Certificate of Incorporation

  The JCPenney Charter may be amended upon the approval of a majority of the JCPenney Common Stock and Series B Preferred Stock, voting together as a single class; however, certain provisions of the JCPenney Charter may not be amended without the approval of at least 80% of the outstanding stock of JCPenney entitled to vote generally in the election of directors, voting together as a single class. The Genovese Charter may be amended upon the approval of a majority of the Genovese Common Stock.

Limitation on Directors' Liability

  Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) intentional or negligent payment of unlawful dividends or stock purchase or redemption or

(iv) any transaction from which the director derived an improper personal benefit. The JCPenney Charter and the Genovese Charter provide for the limitation on directors' liability as permitted by such statute.

Indemnification

  Under the JCPenney Bylaws, JCPenney has the authority to indemnify its directors and officers by reason of the fact that such persons served in such capacities on behalf of JCPenney, to the fullest extent permitted by the laws of the State of Delaware. Both the Genovese Charter and the Genovese By-Laws also provide that Genovese has the authority to indemnify its directors and officers by reason of the fact that such persons served in such capacities on behalf of Genovese to the fullest extent permitted by the laws of the State of Delaware.

Special Meetings

  Under the JCPenney Bylaws, a special meeting of stockholders may only be called by the JCPenney Board of Directors pursuant to a resolution approved by a majority of the JCPenney Board of Directors. Under the Genovese By-Laws, a special meeting of stockholders may be called by the Board of Directors of Genovese of Directors, by Genovese's President, or by any Genovese Senior Vice President. In addition, the Genovese By-Laws permit the Genovese stockholders to call a special meeting if so requested in writing by the holders of at least 80% of the votes entitled to vote at any such meeting.

                                 Legal Matters

  The validity of the shares of JCPenney Common Stock to be issued in the Merger will be passed upon by, and an opinion with respect to certain United States federal income tax consequences of the Merger will be rendered to JCPenney by, Weil, Gotshal & Manges LLP, Dallas, Texas and New York, New York.

  An opinion with respect to certain United States federal income tax consequences of the Merger will be rendered to Genovese by Cravath, Swaine & Moore.

                                    Experts

  The consolidated financial statements of JCPenney and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the JCPenney Annual Report on Form 10-K for the year ended January 31, 1998 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report dated February 26, 1998 accompanying such financial statements and are incorporated herein by reference in reliance upon the report of such firm, given on the authority of said firm as expert in auditing and accounting.

  The consolidated financial statements of Genovese and its subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the Genovese Annual Report on Form 10-K for the year ended January 30, 1998 have been audited by Deloitte & Touche LLP, independent certified public accountants, as set forth in their report dated March 4, 1998, accompanying such financial statements and are incorporated herein by reference in reliance upon the report of such firm, given on the authority of said firm as expert in auditing and accounting.

            Stockholder Proposals for Genovese 1999 Annual Meeting

  Due to the contemplated consummation of the Merger, Genovese does not currently expect to hold a 1999 Annual Meeting of Stockholders because Genovese will be a wholly-owned subsidiary of JCPenney following the Merger. In the event that the Merger is not consummated and such a meeting is held, to be eligible for inclusion in Genovese's proxy statement and form of proxy relating to that meeting, proposals of stockholders intended to be presented at such meeting must be received by the Secretary of Genovese at 80 Marcus Drive, Melville, New York 11747, no later than the close of business on February 15, 1999. Reference is hereby made to Rule 14a-8 under the Exchange Act for information concerning the content and form of such proposal and the manner in which such proposal must be made.

                      WHERE YOU CAN FIND MORE INFORMATION

  JCPenney and Genovese file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements and other information they file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Their filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

  JCPenney has filed a Registration Statement on Form S-4 to register with the Commission the JCPenney Common Stock to be issued to Genovese stockholders in the Merger. This Proxy Statement/Prospectus is part of that Registration Statement and constitutes a prospectus of JCPenney. Genovese is also using this Proxy Statement/Prospectus as a proxy statement for its Special Meeting. As allowed by the Commission's rules, this Proxy Statement/Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information that we include in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that have previously been filed with the Commission. These documents contain important information about JCPenney, Genovese and their finances.

       JCPenney Commission filings               Period or Date Filed
       ---------------------------   ---------------------------------------------
       Annual Report on Form 10-K    Fiscal Year ended January 31, 1998
       Quarterly Reports on Form     Fiscal Quarters ended May 2, 1998,
        10-Q                         August 1, 1998 and October 31, 1998
       Quarterly Report on Form
        10-Q/A                       Fiscal Quarter ended October 31, 1998
       Current Reports on Form 8-    Dated February 4, 1998 and filed
        K                            February 6, 1998; dated November 23,
                                     1998 and filed November 25, 1998
       Annual Report on Form 10-K    Fiscal Year ended January 31, 1998
        for
        JCPenney Funding
        Corporation
       Quarterly Reports on Form     Fiscal Quarters ended May 2, 1998,
        10-Q for                     August 1, 1998 and October 31, 1998
        JCPenney Funding
        Corporation
       Genovese Commission filings               Period or Date Filed
       ---------------------------   ---------------------------------------------
       Annual Report on Form 10-K    Fiscal Year ended January 30, 1998
       Quarterly Reports on Form     Fiscal Quarters ended May 22, 1998,
        10-Q                         August 14, 1998 and November 6, 1998
       Current Reports on Form 8-    Dated and filed January 30, 1998; dated
        K                            November 23, 1998 and filed November 24, 1998

  We are also incorporating by reference additional documents that we file with the Commission between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

  Most of these documents (other than some exhibits) are available to you for free if you call or write to us and ask. You should direct any requests to:

  J. C. Penney Company, Inc.
  6501 Legacy Drive
  Plano, Texas 75024-3698
  Attention: Corporate Secretary
  Telephone Number: (972) 431-1000

  Genovese Drug Stores, Inc.
  80 Marcus Drive
  Melville, New York 11747
  Attention: General Counsel
  Telephone Number: (516) 845-8433

  To make sure you get these documents before the Special Meeting, we need to hear from you no later than February 22, 1999.

  JCPenney has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to JCPenney and Genovese has supplied all such information relating to Genovese.

  We have not authorized anyone to give you any information or to make any representations about the merger and other transactions we discuss in this Proxy Statement/Prospectus other than those contained herein or in the documents we incorporate herein by reference. If you are given any information or representations about these matters that is not discussed or incorporated in this Proxy Statement/Prospectus, you must not rely on that information. This Proxy Statement/Prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this Proxy Statement/Prospectus or the common stock of JCPenney offered hereby does not, under any circumstances, mean that there has been no change in the affairs of JCPenney or Genovese since the date hereof. It also does not mean that the information in this Proxy Statement/Prospectus or in the documents we incorporate herein by reference is correct after this date.

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus contains certain forward-looking statements about the financial condition, results of operations and business of JCPenney and Genovese. These statements may be made expressly in this document, or may be "incorporated by reference" to other documents filed with the Commission and may include statements for the period following the Merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," or similar expressions used in this Proxy Statement/Prospectus or incorporated herein.

  These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause the actual results, performance or achievements of JCPenney or Genovese to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

  . the competitive nature of the department store and drugstore retail businesses;

  . the ability of JCPenney to successfully integrate the acquisition of Genovese and other recently completed and pending acquisitions;

  . the possibility of antitrust scrutiny by the Antitrust Division of the Department of Justice and the Federal Trade Commission, including limitations on future acquisition opportunities and possible drugstore divestiture requirements; and

  .  consumer demand and seasonality.

  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. JCPenney stockholders and Genovese stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this Proxy Statement/Prospectus or, in the case of documents incorporated by reference, the dates of such documents.

  Neither JCPenney nor Genovese undertakes any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this Proxy Statement/Prospectus. Additionally, neither JCPenney nor Genovese undertakes any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained or incorporated by reference in this Proxy Statement/Prospectus.

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                         Dated as of November 23, 1998

                                     Among

                          J. C. PENNEY COMPANY, INC.,

                            LEGACY ACQUISITION CORP.

                                      And

                           GENOVESE DRUG STORES, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Parties and Recitals.......................................................   1

                                   ARTICLE I

                                   The Merger

SECTION 1.01. The Merger...................................................   1
SECTION 1.02. Closing......................................................   1
SECTION 1.03. Effective Time...............................................   2
SECTION 1.04. Effects......................................................   2
SECTION 1.05. Certificate of Incorporation and Bylaws......................   2
SECTION 1.06. Directors....................................................   2
SECTION 1.07. Officers.....................................................   2

                                   ARTICLE II

    Effect on the Capital Stock of the Constituent Corporations; Exchange of
                                  Certificates

SECTION 2.01. Effect on Capital Stock......................................   2
SECTION 2.02. Exchange of Certificates.....................................   3

                                  ARTICLE III

                 Representations and Warranties of the Company

SECTION 3.01. Organization, Standing and Power.............................   6
SECTION 3.02. Company Subsidiaries; Equity Interests.......................   6
SECTION 3.03. Capital Structure............................................   6
SECTION 3.04. Authority; Execution and Delivery; Enforceability............   7
SECTION 3.05. No Conflicts; Consents.......................................   7
SECTION 3.06. SEC Documents; Undisclosed Liabilities.......................   8
SECTION 3.07. Information Supplied.........................................   9
SECTION 3.08. Absence of Certain Changes or Events.........................   9
SECTION 3.09. Taxes........................................................  10
SECTION 3.10. Absence of Changes in Benefit Plans..........................  11
SECTION 3.11. ERISA Compliance; Excess Parachute Payments..................  11
SECTION 3.12. Litigation...................................................  13
SECTION 3.13. Compliance with Company Permits..............................  13
SECTION 3.14. Brokers; Schedule of Fees and Expenses.......................  14
SECTION 3.15. Opinion of Financial Advisor.................................  14
SECTION 3.16. No Default...................................................  14
SECTION 3.17. Real Property................................................  14
SECTION 3.18. Intellectual Property........................................  15

                                                                          Page
                                                                          ----
SECTION 3.19. Environmental Matters......................................  15
SECTION 3.20. Product Liability..........................................  16
SECTION 3.21. Insurance..................................................  16
SECTION 3.22. Contracts..................................................  16

                                   ARTICLE IV

                Representations and Warranties of Parent and Sub

SECTION 4.01. Organization, Standing and Power...........................  16
SECTION 4.02. Interim Operations of Sub..................................  16
SECTION 4.03. Capital Structure..........................................  16
SECTION 4.04. Authority; Execution and Delivery; Enforceability..........  17
SECTION 4.05. No Conflicts; Consents.....................................  18
SECTION 4.06. SEC Documents; Undisclosed Liabilities.....................  18
SECTION 4.07. Information Supplied.......................................  19
SECTION 4.08. Absence of Certain Changes or Events.......................  19
SECTION 4.09. Taxes......................................................  19
SECTION 4.10. Litigation.................................................  19
SECTION 4.11. Compliance with Applicable Laws............................  20
SECTION 4.12. Parent Rights Agreement....................................  20

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business........................................  20
SECTION 5.02. No Solicitation............................................  22

                                   ARTICLE VI

                             Additional Agreements

SECTION 6.01. Preparation of the Form S-4 and the Proxy Statement;
 Stockholders Meetings...................................................  23
SECTION 6.02. Access to Information; Confidentiality.....................  24
SECTION 6.03. Reasonable Efforts; Notification...........................  25
SECTION 6.04. Company Stock Options......................................  26
SECTION 6.05. Benefit Plans..............................................  27
SECTION 6.06. Indemnification............................................  28
SECTION 6.07. Fees and Expenses..........................................  29
SECTION 6.08. Public Announcements.......................................  30
SECTION 6.09. Transfer Taxes.............................................  30
SECTION 6.10. Affiliates.................................................  30
SECTION 6.11. Stock Exchange Listing.....................................  30

                                                                           Page
                                                                           ----
SECTION 6.12. Tax Treatment..............................................   30
SECTION 6.13. Eckerd Board...............................................   31
SECTION 6.14. Parent Rights..............................................   31
SECTION 6.15. Charitable Giving..........................................   31

                                  ARTICLE VII

                              Conditions Precedent

SECTION 7.01. Conditions to Each Party's Obligation To Effect The
 Merger..................................................................   31
SECTION 7.02. Conditions to Obligations of Parent and Sub................   31
SECTION 7.03. Conditions to Obligations of the Company...................   32

                                  ARTICLE VIII

                       Termination, Amendment and Waiver

SECTION 8.01. Termination................................................   33
SECTION 8.02. Effect of Termination......................................   34
SECTION 8.03. Amendment..................................................   34
SECTION 8.04. Extension; Waiver..........................................   34
SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver..   34

                                   ARTICLE IX

                               General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties..............   34
SECTION 9.02. Notices....................................................   34
SECTION 9.03. Definitions................................................   35
SECTION 9.04. Interpretation; Disclosure Letters.........................   35
SECTION 9.05. Severability...............................................   35
SECTION 9.06. Counterparts...............................................   36
SECTION 9.07. Entire Agreement; Third-Party Beneficiaries................   36
SECTION 9.08. Governing Law..............................................   36
SECTION 9.09. Assignment.................................................   36
SECTION 9.10. Enforcement................................................   36
EXHIBITS
Exhibit A Restated Certificate of Incorporation of Surviving Corporation
 (Section 1.05)
Exhibit B Form of Company Affiliate Letter (Section 6.10)
Exhibit C Form of Parent Representation Letter (Section 6.12)
Exhibit D Form of Company Representation Letter (Section 6.12)
Exhibit E Form of Company Legal Opinion (Section 7.02(f))
Exhibit F Form of Opinion of Delaware Counsel of the Company (Section
 7.02(f))
Exhibit G Form of Parent Legal Opinion (Section 7.03(e))
Exhibit H Form of Opinion of Delaware Counsel of the Parent (Section
 7.03(e))

  AGREEMENT AND PLAN OF MERGER, dated as of November 23, 1998 (this "Agreement"), among J. C. PENNEY COMPANY, INC., a Delaware corporation ("Parent"), LEGACY ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and GENOVESE DRUG STORES, INC., a Delaware corporation (the "Company").

  WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the "Merger") of Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock" and, together with the Class A Common Stock, the "Company Common Stock"), not owned directly by Parent, Sub or the Company, shall be converted into the right to receive common stock, par value $0.50 per share, of Parent (the "Parent Common Stock");

  WHEREAS simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the "Principal Company Stockholders") are entering into an agreement (the "Company Stockholder Agreement" and, together with this Agreement, the "Transaction Agreements") pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Merger;

  WHEREAS for Federal income tax purposes it is intended that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

  WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

  NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"). At the election of Parent (subject to the consent of the Company, which consent shall not be unreasonably withheld), any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger and the other transactions contemplated by the Transaction Agreements are sometimes referred to in this Agreement collectively as the "Transactions".

  Section 1.02. Closing. The closing (the "Closing") of the Merger shall take place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day following the satisfaction (or, to the extent permitted by law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company.

  Section 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

  Section 1.04. Effects. The Merger shall have the effects set forth in
Section 259 of the DGCL.

  Section 1.05. Certificate of Incorporation and Bylaws. (a) The Restated Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A, and, as so amended, such Restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  (b) The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

  Section 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

  Section 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                  ARTICLE II

                      Effect on the Capital Stock of the
              Constituent Corporations; Exchange of Certificates

  Section 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

  (b) Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

  (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(b), 2.01(e) and 2.02(e), each issued and outstanding share of Company Common Stock shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of Parent Common Stock equal to the quotient obtained by dividing (i) $30.00 (the "Price") by (ii) the Fair Market Value (as defined below); provided, however, that in no event shall the Exchange Ratio be greater than 0.6709 or less than 0.5489. "Fair Market Value" means an amount equal to the average of the closing sale prices for the Parent Common Stock on the New York Stock Exchange, Inc. (the "NYSE"), as reported in The Wall Street Journal, Northeastern edition, for the Random Trading Days; and "Random Trading Days" means the ten trading days selected by lot out of the twenty trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date) (such twenty trading day period is referred to herein as the "Valuation Period"). The Random

Trading Days shall be selected by lot by the Company and Parent at 5:00 p.m., New York time, on the second complete trading day prior to the date they select as the Closing Date pursuant to Section 1.02.

  (2) The shares of Parent Common Stock to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e) are referred to collectively as "Merger Consideration". As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

  (3) The foregoing notwithstanding, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, split, combination or exchange of shares, the method of calculating the Exchange Ratio, including the amount of the Price and the minimum and maximum Exchange Ratio, shall be appropriately adjusted to reflect such stock dividend, subdivision, split, combination or exchange.

  (d) Stock Options. Each outstanding Company Employee Stock Option (as defined in Section 6.04) shall be treated in the manner set forth in Section 6.04.

  (e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Appraisal Shares") of Class B Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") shall not be converted into Merger Consideration as provided in Section 2.01(c), but shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and to have become exchangeable for the right to receive the Merger Consideration as provided in Section 2.01(c). The Company shall give Parent (i) prompt notice of any written objection to the Merger from any holder of Appraisal Shares and (ii) the opportunity to direct all negotiations and proceedings with respect to any such holder of Appraisal Shares. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

  Section 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section
2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancelation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and reasonably acceptable to the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by such transfer and by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock with respect to the right to receive shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the surrender of such Certificate in accordance with this Article II. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

  (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

  (e) No Fractional Shares. (1) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock.

  (2) In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the Fair Market Value. All fractional shares to which a single record holder would be entitled shall be aggregated. Calculations made pursuant to this Section 2.02(e) shall be rounded to three decimal places.

  (3) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Common Stock entitled to receive such cash.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund and any cash in lieu of fractional shares of Parent Common Stock made available to the Exchange Agent that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i).

  (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Company Common Stock or Parent Common Stock (or dividends or distributions with respect thereto), as the case may be, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

  (i) Missing Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, together with any unpaid dividends and distributions with respect to shares of Parent Common Stock as provided in Section 2.02(c), deliverable in respect thereto pursuant to this Agreement.

  (j) Backup Withholding of Tax. Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Stock such amount as Parent (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold pursuant to backup withholding rules under the Code with respect to the making of such payments. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Stock in respect of which such deduction and withholding was made by Parent.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company represents and warrants to Parent and Sub as follows:

  Section 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the "Company Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to own, lease and operate its properties and to conduct its businesses as presently conducted. The Company and each Company Subsidiary is duly qualified and in good standing to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have (i) a material adverse effect on the Company (as defined in Section 9.03) or (ii) a material adverse effect on the ability of the Company to perform its obligations under the Transaction Agreements or to consummate the Transactions (collectively, a "Company Material Adverse Effect"). The Company has made available to Parent true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.

  Section 3.02. Company Subsidiaries; Equity Interests. (a) The letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the "Company Disclosure Letter") lists each Company Subsidiary and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens").

  (b) Except for its interests in the Company Subsidiaries and except for the ownership interests set forth in the Company Disclosure Letter and acquisitions after the date of this Agreement permitted by Section 5.01(a)(iv), the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest or option or other right to acquire any such interest, in any person, with a fair market value as of the date of this Agreement in excess of $100,000.

  Section 3.03. Capital Structure. The authorized capital stock of the Company consists of 20,000,000 shares of Class A Common Stock and 12,000,000 shares of Class B Common Stock. At the close of business on November 19, 1998, (i) 7,529,913 shares of Class A Common Stock and 6,230,566 shares of Class B Common Stock were issued and outstanding, (ii) 60,559 shares of Class A Common Stock and 3,994 shares of Class B Common Stock were held by the Company in its treasury and (iii) 1,398,240 shares of Class A Common Stock were reserved for issuance pursuant to outstanding Company Employee Stock Options (as defined in Section 6.04), 629,828 additional shares of Class A Common Stock were reserved for issuance pursuant to the Company Stock Plans (as defined in Section 6.04) and 27,481 shares of Class A Common Stock were reserved for issuance pursuant to the Company's 1987 Executive Bonus and Stock Plan. Except as set forth above, at the close of business on November 19, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding, and no securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock, Voting Company Debt (as defined below) or other voting securities of the Company or any Company Subsidiary were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined in Section 6.04). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote ("Voting Company Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or other voting securities of the Company or any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. Except for the Company Stockholder Agreement and the Existing Stockholder Agreement (as defined therein), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the right of the Company to vote the stock of any of the Company Subsidiaries.

  Section 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval (as defined in Section 3.04(c)). The Company has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity.

  (b) The Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company's stockholders adopt this Agreement and (iv) declaring that this Agreement and the Merger are advisable. Such resolutions are sufficient to render inapplicable to Parent and Sub and this Agreement and the other Transaction Agreements, the Merger and the other Transactions the provisions of Section 203 of the DGCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

  (c) The only vote of holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the holders of a majority of the outstanding Company Common Stock, voting together as a single class (the "Company Stockholder Approval").

  Section 3.05. No Conflicts; Consents. (a) Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, mortgage, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clauses
(ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

  (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government, or permit from any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy or information statement relating to the adoption of this Agreement by the Company's stockholders (the "Proxy Statement"), and (B) such reports under
Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental laws, including the New Jersey Environmental Cleanup Responsibility Act and the Connecticut Environmental Transfer Law, (v) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which the Company and the Company Subsidiaries do business, (vi) such filings as may be required in connection with the Taxes described in Section 6.09 and (vii) such other items (A) required solely by reason of the participation of Parent (as opposed to any other third party) in the Transactions, (B) that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect or (C) as are set forth in the Company Disclosure Letter.

  Section 3.06. SEC Documents; Undisclosed Liabilities. The Company has filed and made available to Parent true and correct copies of all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since February 2, 1996 (the "Company SEC Documents"). As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with applicable requirements of GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended

(subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are material). Except as set forth in the Filed Company SEC Documents (as defined in Section 3.08), as of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

  Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement, there are no material agreements, arrangements or understandings between the Company and any party who is, or at any time after February 2, 1996 was, an affiliate of the Company that are required to be disclosed in the Filed Company SEC Documents.

  Section 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub, in writing, for inclusion or incorporation by reference in the Proxy Statement.

  Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in the Company Disclosure Letter, from the date of the most recent financial statements included in the Filed Company SEC Documents to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

    (i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary;

    (ii) except as permitted by Section 5.01(a)(i), any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase, redemption or other acquisition for value by the Company or any Company Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Company Subsidiary;

    (iii) any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company (other than conversions of shares of Class B Common Stock into Class A Common Stock in accordance with the terms thereof);

    (iv) (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company or any Company Subsidiary of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, or (C) any entry by the Company or any Company Subsidiary into, or any amendment of, any employment, severance or termination agreement or arrangement with any such director or executive officer;

    (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

    (vi) any material elections with respect to Taxes (as defined in Section 3.09) by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund; or

    (vii) any amendment of any material term of any outstanding equity security of the Company or any Company Subsidiary.

  Section 3.09. Taxes. Except as set forth in the Company Disclosure Letter:

  (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it, and all such filed Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns would not, individually or in the aggregate, have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise required to be paid by the Company or a Company Subsidiary, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

  (b) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements. As of the date of this Agreement, no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.

  (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Returns have been examined by and settled with the United States Internal Revenue Service for all years through the fiscal year ended February 3, 1994. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

  (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.

  (e) The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  (f) Neither the Company nor any Company Subsidiary has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  (g) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent.

  (h) Neither the Company nor any Company Subsidiary has filed a consent pursuant to the provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) (or any corresponding provision of state or local law) apply to any disposition of any asset owned by the Company or any Company Subsidiary, as the case may be.

  (i) Neither the Company nor any Company Subsidiary has agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

  (j) The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes.

  (k) No property owned by the Company or any Company Subsidiary (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes "tax-exempt use property" within the meaning of
Section 168(h)(1) of the Code, (iii) is "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code, or (iv) is "limited use property" (as that term is used in Rev. Proc. 76-30).

  (l) To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is subject to an audit in process.

  (m) For purposes of this Agreement:

  "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

  "Tax Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

  Section 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, from the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary.

  Section 3.11. ERISA Compliance; Excess Parachute Payments. (a) The Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans maintained, or contributed to, by the Company or any Company Subsidiary for the benefit of any current or former employees, officers or directors of the Company or any Company Subsidiary. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required) and actuarial reports, if any, (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan.

  (b) All Company Pension Plans intended to be tax-qualified have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs and, to the knowledge of the Company, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

  (c) Except as disclosed in the Company Disclosure Letter, no Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Company Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any Company Subsidiary, any officer of the Company or any of its Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary to the tax or penalty on prohibited transactions imposed by such
Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to any Company Benefit Plan during the last five years. Neither the Company nor any Company Subsidiary has incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any multiemployer pension plan (within the meaning of Section 4001(a)(3) of ERISA).

  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefits fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code), complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company and the Company Subsidiary on or at any time after the Effective Time.

  (e) Other than payments that may be made to the persons listed in the Company Disclosure Letter (the "Primary Company Executives"), any amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

  (f) None of the Company Benefit Plans (i) is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or (ii) promises or provides retiree medical or life insurance benefits to any person (other than as required by law).

  (g) None of the Company Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the Transactions.

  (h) Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has an obligation to adopt any new Company Benefit Plan or, except as required by law, the amendment of an existing Company Benefit Plan.

  (i) Except as disclosed in the Company Disclosure Letter, as of the date of this Agreement, each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law.

  (j) As of the date of this Agreement, the Company is not aware of any material claims relating to the Company Benefit Plans other than claims for benefits in the ordinary course.

  (k) Neither the Company nor any Company Subsidiary is party to a collective bargaining agreement, and no employees of the Company or any Company Subsidiary are represented by any labor organization. To the knowledge of the Company, no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of the Company, as of the date of this Agreement, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary.

  (l) There are no complaints, charges or claims against the Company or any Company Subsidiary pending, or threatened in writing to be brought or filed, with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any Company Subsidiary which, if resolved against the Company or any Company Subsidiary, as the case may be, could reasonably be expected to have a Company Material Adverse Effect.

  Section 3.12. Litigation. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary ("Company Litigation") that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor is there any material Judgment ("Company Order") outstanding against the Company or any Company Subsidiary. The Company Disclosure Letter lists any pending Company Litigation or outstanding Company Order, as of the date of this Agreement, with respect to which the uninsured exposure or loss exceeds $150,000.

  Section 3.13. Compliance with Company Permits. Except as disclosed in the Filed Company SEC Documents or the Company Disclosure Letter, the Company and the Company Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for those Company Permits the absence of which, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, the Company and the Company Subsidiaries are in compliance with all Company Permits, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or in the Company Disclosure Letter, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance with any Company Permit, except for allegations of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse

Effect. This Section 3.13 does not relate to matters with respect to Taxes or environmental matters, which are the subject of Sections 3.09 and 3.19, respectively.

  Section 3.14. Brokers; Schedule of Fees and Expenses. Except as disclosed in the Company Disclosure Letter, no broker, investment banker, financial advisor, consultant, attorney, accountant, actuary, proxy solicitor or other person, other than Goldman, Sachs & Co. and S.V. Murphy & Co., Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, attorney's, financial advisor's or other similar fee, reimbursement of expenses or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Goldman, Sachs & Co. and S.V. Murphy & Co., Inc. relating to the Merger and the other Transactions.

  Section 3.15. Opinion of Financial Advisor. The Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to Parent, it being understood and agreed by Parent that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent, its affiliates or any of their respective stockholders.

  Section 3.16. No Default. Neither the Company nor any Company Subsidiary is, or has received any notice that it is, in default or violation (and no event has occurred which, with notice or the lapse of time, or both, would constitute a default or violation) of any provision of (i) their respective charter and by-laws, (ii) any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is, at the date of this Agreement, a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or (iii) any Judgment or Applicable Law applicable to the Company or any Company Subsidiary, except in the case of clauses (ii) and
(iii) above, for defaults or violations which, in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.17. Real Property. (a) Except as set forth in the Company Disclosure Letter, the Company and each Company Subsidiary has good and marketable title to all of their respective material real property owned in fee by them, and valid leasehold interests in all material real property leased by them, in each case free and clear of all Liens or title defects, except for such Liens or title defects that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the real property owned or leased by the Company or the Company Subsidiaries comply and conform with all Applicable Laws relating to their use and operation, including the provisions of the Americans with Disabilities Act of 1990, Public Law 101-336, 42 U.S.C. (S) 12191 et seq., except to the extent that such noncompliance or nonconformity could not reasonably be expected to have a Company Material Adverse Effect. This Section 3.17(a) does not relate to matters with respect to Taxes or environmental matters, which are the subject of Sections 3.09 and 3.19, respectively.

  (b) Except as set forth in the Company Disclosure Letter, there are no material leases, subleases, surface or subsurface use agreements, tenancy arrangements or other similar instruments or encumbrances to which the Company or any Company Subsidiary is a party that will be in force or effect as of the Closing Date that grant to any person any right relating to the ownership or use of all or any part of the real property owned or leased by the Company or any Company Subsidiary, in each case, other than such rights granted in the ordinary course of business consistent with past practice and those rights granted in accordance with Section 5.01(a). Neither the Company nor any Company Subsidiary has granted to any person any material rights in, or material right or option to acquire, fee title (or any portion thereof) to the material real property owned by the Company or any Company Subsidiary in fee, in each case, other than such rights or options granted in the ordinary course of business consistent with past practice and those granted in accordance with
Section 5.01(a). As of the date of this Agreement, the Company and the Company Subsidiaries, respectively, enjoy peaceful possession of all material real property leased by the Company or such Company Subsidiaries, and the Company has delivered to Parent copies of all such leases, which copies contain all of the material terms and conditions of such leases.

  (c) The assets, properties, rights and contracts of the Company and the Company Subsidiaries, taken as a whole, are sufficient to permit the Company and the Company Subsidiaries to conduct their business in all material respects as currently being conducted. Except as set forth in the Company Disclosure Letter, the Company has no continuing material obligations relating to the assets of any operations that have been disposed of.

  Section 3.18. Intellectual Property. The Company and the Company Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, database, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and the Company Subsidiaries (collectively, the "Company Intellectual Property"), except for such failures to possess that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company or the Company Subsidiaries does not infringe upon or violate any material right, title, interest in any material intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, or copyright of any other person, except for such infringements or violations that could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Letter, the Company has received no written notice that the use of any trade dress by the Company or any Company Subsidiary infringes upon or violates any trade dress rights of any other person, except for such infringements or violations that could not reasonably be expected to have a Company Material Adverse Effect.

  Section 3.19. Environmental Matters. (a) Except as disclosed in the Company Disclosure Letter or in the Filed Company SEC Documents, (i) the Company, the Company Subsidiaries and their respective operations and any owned, leased or operated real property are in compliance with all Environmental Laws, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect; (ii) no judicial or administrative proceedings are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property owned, operated or leased by the Company or any Company Subsidiary alleging the violation of or seeking to impose liability pursuant to any Environmental Law, and there are no investigations pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any real property owned, operated or leased by the Company or any Company Subsidiary, which in any case could reasonably be expected to result in the Company incurring material Environmental Costs and Liabilities; and (iii) there are no facts, circumstances or conditions relating to, arising from or attributable to the Company or any Company Subsidiary or any real property currently owned, operated or leased by the Company or any Company Subsidiary that are reasonably likely to result in the Company incurring material Environmental Costs and Liabilities.

  (b) The Company has provided or made available to Parent copies of all environmentally-related audits, assessments, studies, reports, analyses and results of investigations (prepared within the last five years) of the real property currently owned, operated or leased by the Company or any Company Subsidiary that are in the possession, custody or control of the Company.

  (c) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies to clean up, remove, treat or in any other way address any Hazardous Materials) arising from or under any Environmental Law.

  (d) "Environmental Law" means any applicable, Federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources or public or employee health and safety.

  (e) "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Entity as hazardous, toxic, pollutant, contaminant or words of similar meaning or regulatory effect, including, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

  Section 3.20. Product Liability. There are no claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, and to the knowledge of the Company there is no reasonable basis for any claim, against the Company or any Company Subsidiary, for injury to person or property of any person suffered as a result of the sale of any product or performance of any service by the Company or any Company Subsidiary, including claims arising out of the defective or unsafe nature of such products or services, which could reasonably be expected to have a Company Material Adverse Effect.

  Section 3.21. Insurance. The Company Disclosure Letter contains a true and complete listing of the Company's and each Company Subsidiaries' directors' and officers' liability insurance, primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties (including products liability and completed operations coverage) and worker's compensation, in effect as of the date of this Agreement.

  Section 3.22. Contracts. Except as disclosed in the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement that expressly limits the ability of the Company or any Company Subsidiary or affiliate to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time. The Company Disclosure Letter sets forth all claims received by the Company as of the date of this Agreement for indemnification made by third parties pursuant to the terms of agreements relating to the disposition by the Company of lines of business since February 2, 1996.

                                  ARTICLE IV

               Representations and Warranties of Parent and Sub

  Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

  Section 4.01. Organization, Standing and Power. (a) Each of Parent and each of its subsidiaries, including Sub (the "Parent Subsidiaries"), is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full power and authority to conduct its businesses as presently conducted, other than, in the case of the Parent Subsidiaries, where the failure to be so organized, existing or in good standing could not reasonably be expected to have (i) a material adverse effect on Parent (as defined in Section 9.03) or
(ii) a material adverse effect on the ability of Parent to perform its obligations under the Transaction Agreements or to consummate the Transactions (collectively, a "Parent Material Adverse Effect"). Parent and each Parent Subsidiary is duly qualified and in good standing to do business in each jurisdiction where the nature of its business or their ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified could not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the certificates of incorporation of Parent, as amended to the date of this Agreement (as so amended, the "Parent Charter"), and the Bylaws of Parent, as amended to the date of this Agreement (as so amended, the "Parent Bylaws"), and the comparable charter and organizational documents of Sub, in each case as amended through the date of this Agreement.

  Section 4.02. Interim Operations of Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

  Section 4.03. Capital Structure. (a) The authorized capital stock of Parent consists of 1,250,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, without par value (together with the Parent Common Stock, the "Parent Capital Stock"). At the close of business on November 18, 1998,

(i) 254,359,353 shares of Parent Common Stock and 803,346.643 shares of Series B ESOP Convertible Preferred Stock of Parent were issued and outstanding, (ii) 15,900 shares of Parent Common Stock were held by Parent in its treasury,
(iii) as of October 30, 1998, 7,431,499 shares of Parent Common Stock were reserved for issuance pursuant to outstanding options to purchase Parent Common Stock granted under Parent Stock Plans (as defined in Section 6.04),
(iv) 1,600,000 shares of Series A Junior Participating Preferred Stock of Parent were reserved for issuance in connection with the rights (the "Parent Rights") issued pursuant to the Rights Agreement dated as of February 14, 1990 (as amended from time to time, the "Parent Rights Agreement"), between Parent and ChaseMellon Shareholder Services, L.L.C., as Rights Agent and (v) 72,904 shares of Parent Common Stock remain reserved for issuance in connection with Parent's previous acquisitions of Fay's Incorporated and of Eckerd Corporation. Except as set forth above, at the close of business on November 18, 1998, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, and no securities of Parent or any Parent Subsidiary convertible into or exchangeable for, shares of capital stock, Voting Parent Debt (as defined below) or other voting securities of the Parent were issued, reserved for issuance or outstanding, reserved for issuance or outstanding. There are no outstanding Parent SARs (as defined in Section 6.04) that were not granted in tandem with a related Parent Employee Stock Option. All outstanding shares of Parent Capital Stock are, and all such shares that may be issued prior to the Effective Time or pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote ("Voting Parent Debt"). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound (i) obligating Parent or any Parent Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt or other voting securities of Parent or (ii) obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent. Parent has made available to the Company a complete and correct copy of the Parent Rights Agreement as amended to the date of this Agreement.

  (b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $1.00 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

  Section 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity.

  (b) The Board of Directors of Parent (the "Parent Board"), at a meeting duly called and held duly adopted resolutions approving this Agreement and the other Transaction Agreements, the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable to this Agreement and the other Transaction Agreements, the Merger and the other Transactions the provisions of Article Seventh of the Parent Charter. To Parent's knowledge, no state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and the other Transaction Agreements, the Merger or any other Transaction.

  (c) No vote of holders of any class or series of capital stock of Parent is necessary to approve any Transaction Agreement or Transaction.

  Section 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

  (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Form S-4 and (B) such reports under Section 13 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) compliance with and such filings as may be required under applicable environmental laws, including the New Jersey Environmental Cleanup Responsibility Act and the Connecticut Environmental Transfer Law, (v) the approval of the relevant pharmacy boards and alcoholic beverage commissions or comparable entities in the states in which Parent and the Parent Subsidiaries do business, (vi) such filings as may be required in connection with the Taxes described in Section
6.09 and (vii) such other items (A) required solely by reason of the participation of the Company (as opposed to any other third party) in the Transactions or (B) that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.06. SEC Documents; Undisclosed Liabilities. Parent has filed and made available to the Company true and correct copies of all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since January 27, 1996 (the "Parent SEC Documents"). As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in accordance with the applicable requirements of GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, none of which are material). Except as set forth in the Filed Parent SEC Documents (as defined in Section 4.08), as of the date of this Agreement neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company, in writing, for inclusion or incorporation by reference therein.

  Section 4.08. Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents"), from the date of the most recent financial statements included in the Filed Parent SEC Documents to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

    (i) any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to Parent's industry in general and not specifically relating to Parent or any Parent Subsidiary;

    (ii) any declaration, setting aside or payment of any extraordinary dividend or other extraordinary distribution (whether in cash, stock or property) with respect to any capital stock of Parent or any repurchase for value by Parent of any capital stock of Parent in violation of Section 5.01(b)(i); or

    (iii) any reclassification of any capital stock of Parent or any issuance or the authorization of any issuance of any other securities in lieu of or in substitution for shares of capital stock of Parent.

  Section 4.09. Taxes. (a) Neither Parent nor Sub (nor any other subsidiary of Parent) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  (b) Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 4.10. Litigation. Except as disclosed in the Filed Parent SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary ("Parent Litigation") that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, nor is there any material Judgment ("Parent Order") outstanding against Parent or any Parent Subsidiary, in the case of any Parent Subsidiary, that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

  Section 4.11. Compliance with Applicable Laws. Except as disclosed in the Filed Parent SEC Documents, Parent and Parent Subsidiaries are in compliance with all Applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. Except as set forth in the Filed Parent SEC Documents, neither Parent nor any Parent Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that Parent or a Parent Subsidiary is not in compliance with any Applicable Law, except for allegations of noncompliance that, individually and in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect. This Section 4.11 does not relate to matters with respect to Taxes.

  Section 4.12. Parent Rights Agreement. The execution and delivery of this Agreement and the other Transaction Agreements by Parent and Sub and consummation of the Merger and the other Transactions will not result in the grant or distribution of any Parent Rights to any person under the Parent Rights Agreement (except for the Parent Rights attached to the Parent Common Stock issuable in the Merger or pursuant to this Agreement) or enable or require any Parent Rights to be exercised or triggered.

                                   ARTICLE V

                   Covenants Relating to Conduct of Business

  Section 5.01. Conduct of Business. (a) Conduct of Business by the
Company. Except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Parent and Sub acknowledge that officers and employees of the Company may voluntarily terminate employment with the Company, and that the Company has no control over such voluntary terminations. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter or otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

    (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (2) regular quarterly cash dividends with respect to the Company Common Stock for the fiscal quarter ended November 6, 1998, not in excess of $0.07 per share, with usual declaration, record and payment dates and in accordance with the Company's past dividend policy, and (3) if the Effective Time has not occurred on or prior to April 10, 1999, regular quarterly cash dividends with respect to the Company Common Stock for the fiscal quarter ending January 29, 1999, not in excess of $0.07 per share, in accordance with the Company's past dividend policy,
  (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

    (ii) issue, deliver, sell or grant, or authorize the issuance, delivery, sale or grant of, (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of shares of Class A Common Stock upon conversion of shares of Class B Common Stock in accordance with the terms thereof and the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement and in accordance with their present terms;

    (iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

    (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (1) entry into new real property leases up to the amount set forth for leases in Schedule 5.01(a)(ix) to the Company Disclosure Letter (including up to $500,000 in overruns if otherwise permitted under Section 5.01(a)(ix)) and (2) purchases of prescription files, inventory and assets in the ordinary course of business consistent with past practice;

    (v) (A) grant to any executive officer or director of the Company or any Company Subsidiary any increase in compensation, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any executive officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish any new benefit plans or arrangements, (D) enter into any new, or amend any existing, employment, consulting, indemnification, severance or termination agreement with any executive officer or director, (E) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

    (vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

    (vii) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien, or agree to sell, lease (as lessor), license or otherwise dispose of or subject to any Lien, any of its assets except (1) sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, (2) dispositions or proposed dispositions listed in the Company Disclosure Letter, or (3) Liens suffered and dispositions made in the ordinary course of business consistent with prior practice that are not material, individually or in the aggregate, to the Company and the Company Subsidiaries taken as a whole;

    (viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings under the Company's existing credit facilities and refinancings of existing debt (in the same or smaller principal amounts) that permit prepayment of such debt without penalty;

    (ix) make or agree to make any new capital expenditure or expenditures that, in the aggregate, exceed by more than $500,000, the amount set forth for capital expenditures in the budget attached as Schedule 5.01(a)(ix) to the Company Disclosure Letter;

    (x) make any material Tax election or settle or compromise any material Tax liability or refund;

    (xi) except as permitted by Section 5.01(a)(v), enter into any material agreement, arrangement or understanding with any party who is an affiliate of the Company that would be required to be disclosed in the Company SEC Documents; or

    (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

The Company shall promptly provide Parent with true, correct and complete copies of any and all leases which are entered into, amended, renewed, replaced or extended after the date of this Agreement. The Company shall promptly notify Parent of the commencement after the date of this Agreement of any Company Litigation involving an amount in controversy in excess of $500,000.

  (b) Conduct of Business by Parent. Except for matters otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time Parent shall, and shall cause each Parent Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters otherwise contemplated by the Transaction Agreements, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any Parent Subsidiary to, do any of the following without the prior written consent of the Company:

    (i) (A) in the case of Parent, declare, set aside or pay any extraordinary dividends on, or make any other extraordinary distributions in respect of, any of its capital stock, (B) in the case of Parent, reclassify any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock, or (C) during the Valuation Period, purchase, redeem or otherwise acquire any shares of capital stock of Parent or any rights, warrants or options to acquire any such shares;

    (ii) in the case of Parent, amend its certificate of incorporation or bylaws, except for such amendments to its certificate of incorporation or bylaws that do not have a material adverse affect on the Merger and the other Transactions;

    (iii) amend the Parent Rights Agreement, except for such amendments that do not (x) have a material adverse effect on the Merger and the other Transactions or (y) discriminate against holders of Company Common Stock; or

    (iv) authorize any of, or commit or agree to take any of, the foregoing actions.

  (c) Other Actions. Except as contemplated by this Agreement, the Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party being untrue in any material respect or (ii) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.

  (d) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of any change or event that has or could reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, respectively.

  Section 5.02. No Solicitation. (a) From and after the date of this Agreement, without the prior written consent of Parent, the Company shall not, and shall not authorize or permit any Company Subsidiary to, nor shall it authorize or permit any of the respective directors, officers, employees, agents, accountants, counsel, financial advisors and other representatives of the Company or any of the Company Subsidiaries (collectively, "Representatives") to, (i) directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action knowingly to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined in Section 5.02(c)) or (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. As of the date of this Agreement, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by it or its Representatives with respect to the foregoing. The Company agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an

Acquisition Proposal. The Company agrees that it will notify Parent orally and in writing promptly (but in any event within 24 hours) of any such inquiries, offers or proposals (including the terms and conditions of any such proposal).

  (b) Neither the Company Board nor any committee thereof shall withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board of this Agreement unless, prior to receipt of the Company Stockholder Approval, the Company Board determines in good faith, based on the advice of outside counsel of nationally recognized standing (which shall include Cravath, Swaine & Moore and Morris, Nichols, Arsht & Tunnell), that it is necessary to do so in order to comply with its fiduciary obligations, in which case the Company Board or such committee may so withdraw or modify its approval or recommendation of the Merger and this Agreement.

  (c) For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a major amount of the assets of the Company and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement, or of 50% or more of the total voting power of all outstanding equity securities of the Company or any tender offer or exchange offer (including by the Company or any of its subsidiaries) that if consummated would result in any person beneficially owning 50% or more of the total voting power of all outstanding equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

  (d) Nothing contained in this Section 5.02 shall prohibit the Company from
(i) taking and disclosing to its stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with applicable laws. No action taken pursuant to this Section 5.02(d) shall be deemed to be a withdrawal or modification for purposes of
Section 5.02(b); provided, that the Company Board has not formally withdrawn its recommendation of this Agreement or its declaration of the advisability of the Merger pursuant to Section 251 of the DGCL.

                                  ARTICLE VI

                             Additional Agreements

  Section 6.01. Preparation of the Form S-4 and the Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement in preliminary form and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company and Parent shall each give the other party an opportunity to review, comment on and make reasonable changes to the Proxy Statement and the Form S-4, respectively. Each of the Company and Parent shall use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.

  (b) If at any time prior to the Effective Time any event with respect to the Company or any Company Subsidiary, or with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company will promptly notify Parent of such event, and the Company shall cooperate with Parent in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

  (c) If at any time prior to the Effective Time any event with respect to Parent or any Parent Subsidiary, or with respect to other information supplied by the Parent for inclusion in the Proxy Statement or the Form S-4 shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent will promptly notify the Company of such event, and Parent shall cooperate with Company in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to the stockholders of the Company.

  (d) The Company shall, as soon as practicable following effectiveness of the Form S-4, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall consult with Parent in determining a date for such meeting that is reasonably acceptable to Parent and the Company. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by
Section 5.02(b).

  (e) The Company shall instruct Deloitte & Touche LLP, the Company's independent public accountants, to deliver to Parent a letter dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Parent, the form and substance of which shall be negotiated between Parent and Deloitte & Touche LLP (with the intent that such letter should be customary in scope and substance for letters delivered by such accounting firm in connection with registration statements similar to the Form S-4).

  (f) Parent shall instruct KPMG Peat Marwick LLP, Parent's independent public accountants, to deliver to the Company a letter dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, the form and substance of which shall be negotiated among the Company, Parent and KPMG Peat Marwick LLP (with the intent that such letter should be customary in scope and substance for letters delivered by such accounting firm in connection with registration statements similar to the Form S-4).

  Section 6.02. Access to Information; Confidentiality. Upon reasonable notice, the Company shall, and shall cause its subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent and Sub, reasonable access during normal business hours during the period prior to the Effective Time to all officers, legal and financial representatives, properties, books, contracts, commitments, personnel and records and all other information concerning its business, properties and personnel as Parent may reasonably request and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws. Upon reasonable notice, Parent shall make available all information and personnel which is reasonably requested by the Company. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 18, 1997, between Parent and S.V. Murphy & Co., Inc., as agent for the Company (the "Confidentiality Agreement").

  Section 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. Notwithstanding the foregoing, neither the Company Board nor the Company shall be prohibited from taking any action permitted by Sections 5.02(b) or 5.02(d), respectively.

  (b) In performing the parties obligations under Section 6.03(a) relating to Antitrust Laws (as defined below), each of Parent and the Company shall use its reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ"), or any other Governmental Entity and of any material communication received or given in connection with any suit, action or proceeding by any other person, in each case regarding any of the Transactions, and (iii) permit the other party to review any material communication (subject to redaction as reasonably necessary to protect competitively sensitive confidential business information) given by it to, and to consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any suit, action or proceeding by any other person, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

  (c) In performing the parties obligations under Section 6.03(a), each of Parent and the Company shall use its reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any Antitrust Law. In connection with the foregoing, if any suit, action or proceeding, including any suit, action or proceeding by any person, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Antitrust Law, each of Parent and the Company shall cooperate in all respects with each other and use its reasonable efforts to contest and resist any such suit, action or proceeding and to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.03 shall (i) require a party who has reasonably concluded, at any time after April 15, 1999, that a favorable resolution of any such suit, action or proceeding by the DOJ or the FTC would not be reasonably likely to occur on or prior to the Outside Date (as defined in Section 8.01(b)) to continue to contest and resist any such suit, action or proceeding, unless such suit, action or proceeding could be disposed of by a Threshold Settlement (as defined in Section 6.03(e)) that the DOJ or the FTC has not theretofore rejected or (ii) limit a party's right to terminate this Agreement pursuant to
Article VIII, so long as such party has up to then complied in all material respects with its obligations under this Section 6.03.

  (d) If any objections are asserted with respect to the Transactions under any Antitrust Law or if any suit, action or proceeding is instituted by any Governmental Entity or other person challenging any of the Transactions as violative of any Antitrust Law, each of Parent and the Company shall use its reasonable efforts to resolve any such objections or challenges so as to permit consummation of the Transactions. In furtherance and not in limitation of the foregoing, each of Parent and the Company (and, to the extent required by any Governmental Entity, its respective subsidiaries and affiliates over which it exercises control) shall be required to enter into a settlement, undertaking, consent decree, stipulation or other agreement (a "Settlement") with a Governmental Entity regarding antitrust matters in connection with the Transactions, but, notwithstanding anything else contained in this Agreement, Parent shall not be required to enter into any Settlement that requires the Company and/or Parent to hold separate (including by establishing a trust or otherwise) or to sell or otherwise dispose of a number of stores of the Company and/or Parent (and its subsidiaries) exceeding the lesser of (i) such number of stores the aggregate revenues of which do not exceed 10% of the aggregate revenues of the Company for the fiscal year ended January 30, 1998 and (ii) 15 stores (such a Settlement so requiring the holding separate, sale or other disposition of such stores being referred to herein as the "Threshold Settlement"). The parties agree that compliance with any such Threshold Settlement may require holding separate, sale or disposition of stores of either or both of the parties.

  (e) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

  Section 6.04. Company Stock Options. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

    (i) adjust the terms of all outstanding Company Employee Stock Options to provide that, at the Effective Time, each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Employee Stock Option (other than conditions in respect of vesting, it being agreed that all Company Employee Stock Options shall vest at or prior to the Effective Time), the same number of shares of Parent Common Stock as the holder of such Company Employee Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Employee Stock Option in full immediately prior to the Effective Time, at a price per share equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Employee Stock Option divided by (B) the number of shares of Parent Common Stock deemed purchasable pursuant to such Company Employee Stock Option;

    (ii) adjust the terms of all outstanding Company Employee Stock Options to provide that, from and after the Effective Time, each Company Employee Stock Option outstanding immediately prior to the Effective Time shall be exercisable for not less than 90 days after termination of the holder's employment for any reason (but not beyond the original term of such Company Employee Stock Option) or such longer period as such Company Employee Stock Option provides as of the date of this Agreement;

    (iii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld); and

    (iv) ensure that, after the Effective Time, no Company Employee Stock Options may be granted under any Company Stock Plan.

  (b) At the Effective Time, and subject to compliance by the Company with
Section 6.04(a), Parent shall assume all the obligations of the Company under the Company Stock Plans, each outstanding Company Employee Stock Option and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Employee Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Company Employee Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger). Parent shall comply with the terms of the Company Stock Plans and such agreements.

  (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Company Employee Stock Options assumed in accordance with this
Section 6.04. As soon as practicable following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Company Employee Stock Options and the Company Stock Plans and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Employee Stock Options remain outstanding. Parent shall use reasonable efforts to negotiate with Merrill, Lynch, Pierce Fenner & Smith, Incorporated ("Merrill") to amend the Corporate Stock Option Exercise Program Agreement dated May 1994 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as amended, relating to the cashless exercise option plan so as to allow such plan to cover Parent Common Stock issued in respect of the Company Employee Stock Options.

  (d) In this Agreement:

    "Company Employee Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan and any option listed as a "Company Employee Stock Option" in the Company Disclosure Letter.

    "Company SAR" means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.

    "Company Stock Plans" means the 1984 Employee Stock Option and Stock Appreciation Rights Plan and the 1987 Executive Bonus and Stock Plan.

    "Parent Employee Stock Option" means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

    "Parent Stock Plans" means the J. C. Penney Company, Inc. 1984 Equity Compensation Plan, the J. C. Penney Company, Inc. 1989 Equity Compensation Plan, the J. C. Penney Company, Inc. 1993 Equity Compensation Plan and the
  J. C. Penney Company, Inc. 1997 Equity Compensation Plan.

  Section 6.05. Benefit Plans. (a) For a period of not less than twelve months after the Effective Time, Parent shall (i) either (A) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or based on the value of Company Common Stock) at the benefit levels in effect on the date of this Agreement or (B) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide benefits to employees of the Company and the Company Subsidiaries that, taken as a whole, are no less favorable in the aggregate to such employees than those provided to similarly situated employees of Eckerd Corporation, a wholly owned subsidiary of Parent ("Eckerd"), (ii) make available plans providing for the issuance of Parent Common Stock to employees of the Company and the Company Subsidiaries that are substantially equivalent to those provided to similarly situated employees of Eckerd (taking into account the Company Employee Stock Options that are issued, outstanding and assumed by Parent on the Closing Date) and (iii) maintain compensation levels of employees of the Company and the Company Subsidiaries, taken as a whole, at least the compensation levels in effect immediately prior to the Effective Time. In addition, Parent shall, and shall cause the Surviving Corporation to, satisfy in full all obligations set forth on Schedule 6.05 to the Company Disclosure Letter.

  (b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their respective terms (as in effect on the date of, or amended in accordance with, this Agreement), (i) all the Company's employment, severance and termination agreements, plans and policies disclosed in the Company Disclosure Letter and all other obligations of the Company and each Company Subsidiary under the Company Benefit Plans listed in the Company Disclosure Letter, (ii) all unused vacation days and all personal and sickness days accrued as of the Effective Time in accordance with the vacation and personnel policies of the Company and the Company Subsidiaries in effect as of the date of this Agreement and (iii) all obligations set forth in the Company Disclosure Letter; provided, however, that nothing herein shall be deemed to limit Parent's ability to amend, modify or terminate any of the arrangements described in clauses (i)-(iii) above in accordance with the respective terms of such arrangements.

  (c) With respect to any "employee benefit plan", as defined in Section 3(3) of ERISA, maintained by Parent or any Parent Subsidiary (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for benefit accrual purposes under any defined benefit pension plan of Parent or any Parent Subsidiary.

  (d) Parent shall waive, or cause to be waived, any pre-existing condition limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which employees of the Company and the Company Subsidiaries (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent agrees to recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Company employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year's deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

  (e) Parent acknowledges that, for purposes of those Company Benefit Plans listed in the Company Disclosure Letter which are specifically identified in the Company Disclosure Letter as being affected, by their respective terms, as a result of the consummation of the Merger constituting a "Change in Control" of the Company, the consummation of the Merger will constitute a "Change in Control" of the Company (as that term is respectively defined in each of such Company Benefit Plans). Parent shall, and shall cause the Surviving Corporation to (i) pay, or cause to be paid, all amounts provided under such Company Benefit Plans as a result of a Change in Control of the Company in accordance with their terms as in effect on the date of this Agreement and
(ii) honor all rights and privileges to or with respect to any such Company Benefit Plans as in effect on the date of this Agreement which, by their respective terms, became effective as a result of such Change in Control.

  (f) Parent shall cause the Surviving Corporation at the Effective Time to continue to employ all employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time. Parent shall be under no obligation to cause the Surviving Corporation to continue to employ any such individuals after the Effective Time.

  Section 6.06. Indemnification. (a) Parent shall, to the fullest extent permitted by law, cause the Surviving Corporation to honor all the Company's obligations to indemnify (including any obligations to advance funds for expenses) the current or former directors or officers of the Company and its subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Charter, the Company Bylaws, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the terms of the Company Charter, the Company Bylaws and such individual indemnity agreements from the Effective Time until the expiration of the applicable statute of limitations with respect to any claims against such directors or officers arising out of such acts or omissions.

  (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $164,250.

  (c) From and after the Effective Time, to the fullest extent permitted by law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries and any employee of the Company or its subsidiaries who acts as a fiduciary under any Company Benefit Plan (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party's duties as an officer or director of the Company or any of its subsidiaries, including in respect of this Agreement, any other Transaction Agreement, the Merger and the other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or
(iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 6.06(c), an Indemnified Party must give Parent and the Surviving Corporation prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 6.06(c), and Parent and the Surviving Corporation shall have the right to assume the defense of any such claim through counsel of their own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent and the Surviving Corporation do not assume any such defense, they shall be liable for all reasonable costs and expenses of defending such claim incurred by the Indemnified Party, including attorneys' fees and disbursements, and shall advance such costs and expenses to the Indemnified Party as set forth above, to the fullest extent permitted by law. Neither Parent nor the Surviving Corporation shall be liable under this
Section 6.06(c) for any Losses resulting from any settlement, compromise or offer to settle or compromise any such action, suit, proceeding or investigation, without the prior written consent of Parent and the Surviving Corporation.

  Section 6.07. Fees and Expenses. (a) Except for the filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, which filing fees shall be shared equally by Parent and the Company, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

  (b) The Company shall pay to Parent a fee of $15,000,000 if the Company Board withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Merger and this Agreement pursuant to Section 5.02(b) and all of the following shall have occurred:

    (i) the Company Stockholder Approval shall not have been obtained on or prior to the Outside Date (as defined in Section 8.01(b)(i)) as a result of
  (x) the Company's breach or failure to perform its covenant contained in
  Section 6.01(d) or (y) a Principal Company Stockholder's breach or failure to perform in any material respect any of its covenants contained in Sections 3(a)(1), 3(b) or 3(c) of the Company Stockholder Agreement;

    (ii) Parent shall not have breached or failed to perform in any material respect any of its covenants contained in any Transaction Agreement; and

    (iii) this Agreement shall have terminated pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv).

Any fee due under this Section 6.07(b) shall be paid by wire transfer of same-day funds on the first business day after the date of termination of this Agreement.

  Section 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required, based upon opinion of counsel, by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being agreed that no such press release or public statement will be made prior to 8:30 a.m., New York time, on the day after this Agreement is signed.

  Section 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by the Company, and the Company shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns, questionnaires, applications or other documents with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company that are located in New York State and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

  Section 6.10. Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who were, at the date of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

  Section 6.11. Stock Exchange Listing. Parent shall use its reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and under the Company Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

  Section 6.12. Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party and its affiliates shall use reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Cravath, Swaine & Moore, solely for the benefit of the Company, and Weil, Gotshal & Manges LLP, solely for the benefit of Parent and Sub, to the effect that the Merger will be treated for U.S. Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. For purposes of the tax opinions described in Sections 7.02(e) and 7.03(d) of this Agreement, each of Parent and the Company shall provide representation letters substantially in the form of Exhibits C and D, each dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of the Company and reissued as of the Closing Date. Each of Parent, Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

  Section 6.13. Eckerd Board. Promptly following the Effective Time, Mr. Leonard Genovese will be invited to join the Board of Directors of Eckerd.

  Section 6.14. Parent Rights. For the avoidance of doubt, the parties hereto acknowledge that pursuant to the Parent Rights Agreement, one Parent Right will be attached to each share of Parent Common Stock issued in connection with the Merger upon conversion of Company Common Stock.

  Section 6.15. Charitable Giving. For at least three years after the Effective Time, Parent shall cause the Surviving Corporation to continue to make charitable donations to the charities, and in amounts not less than the amounts, set forth in Schedule 6.15 to the Company Disclosure Letter.

                                  ARTICLE VII

                             Conditions Precedent

  Section 7.01. Conditions to Each Party's Obligation To Effect The
Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

  (a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

  (b) Listing. The shares of Parent Company Stock issuable to the Company's stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NYSE, subject to official notice of issuance.

  (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of Merger, shall have been obtained or made.

  (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered, and shall have otherwise complied with its obligations under Section 6.03.

  (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Parent shall have received all state securities or "blue sky" authorizations necessary to issue Parent Common Stock pursuant to the Merger.

  Section 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

  (a) Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and

Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (c) Absence of Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, since the date of this Agreement, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary. Parent shall have received a certificate signed on behalf of the Company by its chief executive officer and chief financial officer to such effect.

  (d) Letters from Company Affiliates. Parent shall have received from each person named in the letter referred to in Section 6.10 an executed copy of an agreement substantially in the form of Exhibit B.

  (e) Tax Opinion. Parent and Sub shall have received a written opinion, dated as of the Closing Date, from Weil, Gotshal & Manges LLP, special counsel to Parent and Sub, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the representations provided by the parties hereto in the representation letters referred to in
Section 6.12.

  (f) Other Opinions. Parent shall have received from the General Counsel of the Company, and from Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the Company, legal opinions, dated as of the Closing Date, in substantially the forms of Exhibits E and F.

  (g) Existing Stockholder Agreement. The Existing Stockholder Agreement (as defined in the Company Stockholder Agreement) shall terminate at the Effective Time.

  Section 7.03. Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions, any or all of which may be waived in whole or in part by the
Company:

  (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

  (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

  (c) Absence of Parent Material Adverse Effect. Except as disclosed in the Filed Parent SEC Documents, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Parent's industry in general and not specifically relating to the Parent or any Parent Subsidiary. The Company shall have received a certificate signed on behalf of Parent by its chief executive officer and chief financial officer to such effect.

  (d) Tax Opinion. The Company shall have received a written opinion, dated as of the Closing Date, from Cravath, Swaine & Moore, special counsel to the Company, to the effect that the Merger will be treated for

Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon the representations provided by the parties hereto in the representation letters referred to in Section 6.12.

  (e) Other Opinions. The Company shall have received from the General Counsel of Parent, and from Richards, Layton & Finger, special Delaware counsel to Parent, legal opinions, dated as of the Closing Date, in substantially the forms of Exhibits G and H.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

  (a) by mutual written consent of Parent, Sub and the Company;

  (b) by either Parent or the Company:

    (i) if the Merger is not consummated on or before May 31, 1999 (the "Outside Date"), unless the failure to consummate the Merger is the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

    (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

    (iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.02 (in the case of Parent) or 7.03 (in the case of the Company) becomes incapable of satisfaction prior to the Outside Date; provided, however, that the failure of such condition is not the result of a material breach of any Transaction Agreement by the party seeking to terminate this Agreement; or

    (iv) if, upon a vote at a duly held meeting to obtain the Company Stockholder Approval (including any adjournment(s) or postponement(s) thereof), the Company Stockholder Approval is not obtained;

  (c) by Parent, if:

    (1) the Company Board withdraws or modifies in a manner adverse to Parent its approval or recommendation of the Merger and this Agreement pursuant to
  Section 5.02(b) (provided that Parent must give written notice to the Company of its election to terminate this Agreement pursuant to this clause
  (1) within 15 days after public announcement of such action by the Company Board); or

    (2) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement); or

    (3) after the date hereof there has been a Company Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company's industry in general and not specifically relating to the Company or any Company Subsidiary; or

  (d) by the Company, if:

    (1) Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b), and
  (ii) cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

    (2) after the date hereof there has been a Parent Material Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Parent's industry in general and not specifically relating to the Parent or any Parent Subsidiary.

  Section 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than
Section 3.14, the last sentence of Section 6.02, Section 6.07, this Section
8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the wilful and material breach by a party of any representation, warranty or covenant set forth in any Transaction Agreement.

  Section 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  Section 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of
Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  Section 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to
Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE IX

                              General Provisions

  Section 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or the termination of this Agreement pursuant to Section 8.01.

  Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery, at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Parent or Sub, to

    J. C. Penney Company, Inc.
    6501 Legacy Drive
    Plano, TX 75024-3698

    Attention: Charles R. Lotter, Esq.

    with copies to:

    J. C. Penney Company, Inc.
    6501 Legacy Drive
    Plano, TX 75024-3698

    Attention: Jeffrey J. Vawrinek, Esq. and

    Weil, Gotshal & Manges LLP
    100 Crescent Court, Suite 1300
    Dallas, TX 75201

    Attention: Michael A. Saslaw, Esq.

  (b) if to the Company, to

    Genovese Drug Stores, Inc.
    80 Marcus Drive
    Melville, NY 11747

    Attention: Gene L. Wexler, Esq.

    with a copy to:

    Cravath, Swaine & Moore
    Worldwide Plaza
    825 Eighth Avenue
    New York, NY 10019

    Attention: Alan C. Stephenson, Esq.

  Section 9.03. Definitions. For purposes of this Agreement:

  An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

  A "material adverse effect" on a party means a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.

  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

  A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

  Section 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any section of or schedule to the Company Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter, to which such disclosure could reasonably be deemed to apply.

  Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  Section 9.07. Entire Agreement; Third-Party Beneficiaries. The Transaction Agreements, taken together with the Company Disclosure Letter, the Confidentiality Agreement, and any other agreement among the parties entered into contemporaneously herewith, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.04, Section 6.05 and Section 6.06, are not intended to confer upon any person other than the parties hereto any rights or remedies.

  Section 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  Section 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Federal court sitting in the State of Delaware or any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

  IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                          J. C. PENNEY COMPANY, INC.,

                                              /s/ J.E. Oesterreicher
                                          by __________________________________
                                              Name: J.E. Oesterreicher
                                              Title: Chairman of the Board and
                                               Chief Executive Officer

                                          LEGACY ACQUISITION CORP.,

                                              /s/ C.R. Lotter
                                          by __________________________________
                                              Name: C.R. Lotter
                                              Title: Vice President

                                          GENOVESE DRUG STORES, INC.,

                                              /s/ Leonard Genovese
                                          by __________________________________
                                              Name: Leonard Genovese
                                              Title: Chairman of the Board,
                                               President and Chief Executive
                                               Officer

                                                                      EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                             SURVIVING CORPORATION

  FIRST: The name of the corporation ("Corporation") shall be [     ].

  SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

  THIRD: The purpose of the Corporation is to engage in any lawful at or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

  FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock of one dollar ($1) par value.

  FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

    (a) to make, alter, and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw made by the Board of Directors;

    (b) subject to the laws of the State of Delaware from time to time to sell, lease, or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

    (c) in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of said laws, of the Certificate of Incorporation as from time to time amended of the Corporation, and of its Bylaws.

  SIXTH: Any director or any officer of the Corporation elected or appointed by the stockholders of the Corporation or by its Board of Directors may be removed at any time in such manner as shall be provided in the Bylaws of the Corporation.

  SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation law is hereafter amended to permit further limitation on or elimination of the personal liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall be exempt from such liability for any such breach to the full extent permitted by the Delaware General Corporation Law as so amended from time to time. Any repeal or modification of the foregoing provisions of this Article, or the adoption of any provisions inconsistent herewith, shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission of such director occurring prior to such repeal, modification, or adoption of an inconsistent provision.

  EIGHTH: The Corporation reserves the right at any time and from time to time to amend, alter, change, or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

                                    AI-A-1

                                                                      EXHIBIT B

                       Form of Company Affiliate Letter

Dear Sirs:

  The undersigned refers to the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, among J. C. PENNEY COMPANY, INC., a Delaware corporation, LEGACY ACQUISITION CORP., a Delaware corporation, and GENOVESE DRUG STORES, INC., a Delaware corporation. Capitalized terms used but not defined in this letter have the meanings given such terms in the Merger Agreement.

  The undersigned, a holder of shares of Company Common Stock, is entitled to receive in connection with the Merger shares of Parent Common Stock. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

  If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock pursuant to the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned (i) understands that such exemptions are limited and (ii) has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act.

  The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Securities Act or (ii) in a transaction that, in the opinion of counsel reasonably satisfactory to Parent (the reasonable fees of which counsel will be paid by Parent in connection with any sale, assignment or transfer by gift or pursuant to Rule 144 or Rule 145(d)(1)) or as described in a "no-action" or interpretive letter from the Staff of the SEC, is not required to be registered under the Securities Act.

  In the event of a sale or other disposition by the undersigned pursuant to Rule 145 of Parent Common Stock received by the undersigned in the Merger, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto and the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Common Stock disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of the Parent Common Stock sold as indicated in the letter.

  The undersigned acknowledges and agrees that (i) the Parent Common Stock issued to the undersigned will all be in certificated form and (ii) appropriate legends will be placed on certificates representing Parent Common Stock received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt by Parent of an opinion in form and substance reasonably satisfactory to Parent from counsel (the reasonable fees of which counsel will be paid by Parent in connection with any removal of legends pursuant to Rule 144(k), Rule 145(d)(2) or Rule 145(d)(3)) to the effect that such legends are no longer required for purposes of the Securities Act.

  The undersigned acknowledges that (i) the undersigned has carefully read this letter and, to the extent the undersigned has felt necessary, discussed such letter with the undersigned's counsel or counsel of the Company and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and
(ii) the receipt by Parent of this letter is an inducement and a condition to Parent's obligations to consummate the Merger.

                                    AI-B-1

  Parent shall be under no obligation to register the sale, transfer or other disposition of the shares of Parent Common Stock received by the undersigned as a result of the Merger or, except as set forth in this letter, to take any other action necessary in order to make compliance with an exemption from registration available.

  For a period of two years from the Effective Time, Parent shall file promptly all reports required to be filed by it with the SEC pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") in compliance with the Exchange Act and the Rules promulgated thereunder.

                                          Very truly yours,

Dated:

                                    AI-B-2

                                                                        ANNEX I
                                                                   TO EXHIBIT B

J. C. PENNEY COMPANY, INC.

  On             , the undersigned sold the securities of J. C. PENNEY
COMPANY, INC. ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of LEGACY ACQUISITION CORP. ("Sub"), a subsidiary of Parent, with and into GENOVESE DRUG STORES, INC. (the "Company") pursuant to the Agreement and Plan of Merger dated as of November 23, 1998 among Parent, Sub and the Company.

  Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act").

  The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                          Very truly yours,

Dated:

  [Space to be provided for description of securities.]

                                    AI-B-3

                                                                      EXHIBIT C

                            [Letterhead of Parent]

                                                                    [   ], 199

Weil, Gotshal & Manges LLP
100 Crescent Court
Suite 1300
Dallas, TX 75201

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Ladies and Gentlemen:

  In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, by and among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), Legacy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and the Company, the undersigned certifies and represents on behalf of Parent and Sub, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

  1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to Parent and Sub, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

  2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock", and together with the Class A Common Stock, the "Company Common Stock") will be converted into common shares of Parent ("Parent Common Stock") is the result of arm's length bargaining.

  3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

  4. (i) Parent has no present plan or intention, after, but in connection with, the Merger, to reacquire, or to cause any corporation that is related to Parent to acquire, any Parent Common Stock, except for repurchases of Parent Common Stock by Parent in connection with a repurchase program meeting the requirements of Section 4.05(1)(b) of Revenue Procedure 96-30. To the best knowledge of the management of Parent, no corporation that is related to Parent has a present plan or intention to purchase any Parent Common Stock following the Merger.

  (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated

                                    AI-C-1
group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the
Code).

  5. Parent has no present plan or intention to make any distributions after, but in connection with, the Merger to holders of Parent Common Stock (other than dividends made in the ordinary course of business).

  6. Neither Parent nor Sub (nor any other subsidiary of Parent) has acquired, or, except as a result of the Merger, will acquire, or has owned in the past five years, any Company Common Stock.

  7. Prior to the Merger, Parent will own all the capital stock of Sub. Parent has no present plan or intention to cause the Company to issue additional shares of its stock that would result in Parent owning less than all the capital stock of the Company after the Merger.

  8. Parent has no present plan or intention, following the Merger, to liquidate the Company, to merge the Company with and into another corporation, to sell or otherwise dispose of any of the stock of the Company, to cause the Company to distribute to Parent or any of its subsidiaries any assets of the Company or the proceeds of any borrowings incurred by the Company, or to cause the Company to sell or otherwise dispose of any of the assets held by the Company at the time of the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulations Sections 1.368-1(d) or 1.368-2(k).

  9. Immediately following the Merger, the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

  10. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except to the extent specifically contemplated under the Merger Agreement and the Company Stockholder Agreement, neither Parent nor Sub has paid (directly or indirectly) or has agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred by the Company or any holder of Company Common Stock in connection with or as part of the Merger or any related transactions.

  11. Following the Merger, Parent intends to cause the Company to continue its "historic business" or to use a significant portion of its "historic business assets" in a business (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

  12. Neither Parent nor Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  13. Neither Parent nor Sub will take any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

                                    AI-C-2

  14. None of the compensation received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for, or is allocable to, any of their Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

  15. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

  16. Neither Parent nor Sub is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  17. Neither Parent nor Sub (nor any other subsidiary of Parent) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Merger Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  18. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock and payments made in respect of dissenting shares). For purposes of this representation, Company Common Stock redeemed for cash or other property furnished directly or indirectly by Parent will be considered as acquired by Parent for other than Parent Common Stock. Further, no liabilities of the Company or any holders of Company Common Stock will be assumed by Parent, nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of Parent, will any of the Company Common Stock acquired by Parent in connection with the Merger be subject to any liabilities.

  19. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of Parent and Sub with respect to the Merger.

  20. Sub is a corporation newly formed for the purpose of participating in the Merger and at no time prior to the Merger has had assets (other than nominal assets contributed upon the formation of Sub, which assets will be held by Sub following the Merger) or business operations.

  21. The Merger is being undertaken for purposes of enhancing the business of Parent and for other good and valid business purposes of Parent.

  22. The undersigned is authorized to make all the representations set forth herein on behalf of Parent and Sub.

  The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinions will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

                                    AI-C-3

  The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          J. C. PENNEY COMPANY, INC.,

                                          by __________________________________
                                            Name:
                                            Title:

                                    AI-C-4

                                                                      EXHIBIT D

                          [Letterhead of the Company]

                                                                    [   ], 199

Cravath, Swaine & Moore
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019

Weil, Gotshal & Manges LLP
100 Crescent Court
Suite 1300
Dallas, TX 75201

Ladies and Gentlemen:

  In connection with the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of November 23, 1998, by and among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), Legacy Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), and in connection with the filing with the Securities Exchange Commission (the "SEC") of the registration statement on Form S-4 (the "Registration Statement") relating to the Merger Agreement, which includes the proxy statement/prospectus of Parent and the Company, the undersigned certifies and represents on behalf of the Company, after due inquiry and investigation, as follows (any capitalized term used but not defined herein having the meaning given to such term in the Merger Agreement):

  1. The facts relating to the contemplated merger (the "Merger") of Sub with and into the Company as described in the Registration Statement and the documents described in the Registration Statement are, insofar as such facts pertain to the Company, true, correct and complete in all material respects. The Merger will be consummated in accordance with the Merger Agreement.

  2. The formula set forth in the Merger Agreement pursuant to which each issued and outstanding share of Class A common stock, par value $1.00 per share, of the Company (the "Class A Common Stock"), and each issued and outstanding share of Class B common stock, par value $1.00 per share, of the Company (the "Class B Common Stock", and together with the Class A Common Stock, the "Company Common Stock") will be converted into common shares of Parent ("Parent Common Stock") is the result of arm's length bargaining.

  3. Cash payments to be made to stockholders of the Company in lieu of fractional shares of Parent Common Stock that would otherwise be issued to such stockholders in the Merger will be made for the purpose of saving Parent the expense and inconvenience of issuing and transferring fractional shares of Parent Common Stock, and do not represent separately bargained for consideration.

  4. (i) Neither the Company nor any corporation related to the Company has acquired or has any present plan or intention to acquire any Company Common Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part. To the best knowledge of the management of the Company, neither Parent nor any corporation that is related to Parent has a present plan or intention to purchase Company Common Stock (other than pursuant to the Merger) or any Parent Company Stock following the Merger.

  (ii) For purposes of this representation letter, two corporations shall be treated as related to one another if immediately prior to or immediately after the Merger, (a) the corporations are members of the same affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"),

                                    AI-D-1
but determined without regard to Section 1504(b) of the Code) or (b) one corporation owns 50% or more of the total combined voting power of all classes of stock of the other corporation that are entitled to vote or 50% or more of the total value of shares of all classes of stock of the other corporation (applying the attribution rules of Section 318 of the Code, as modified pursuant to Section 304(c)(3)(B) of the Code).

  5. The Company has not made, and does not have any present plan or intention to make, any distributions (other than dividends made in the ordinary course of business or payments made in respect of dissenting shares) prior to, in contemplation of or otherwise in connection with, the Merger.

  6. Except for Transfer Taxes and filing fees with respect to the Proxy Statement and the Form S-4 and the HSR Act, Parent, Sub, the Company and holders of Company Common Stock will each pay their respective expenses, if any, incurred in connection with the Merger. Except with respect to Transfer Taxes, the Company has not agreed to assume, nor will it directly or indirectly assume, any expense or other liability, whether fixed or contingent, of any holder of Company Common Stock.

  7. Immediately following the Merger, the Company will hold (i) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by the Company immediately prior to the Merger and (ii) at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets that were held by Sub immediately prior to the Merger. For purposes of this representation, amounts paid to stockholders who receive cash or other property (including cash in lieu of fractional shares of Parent Common Stock) in connection with the Merger, assets of the Company used to pay its reorganization expenses and all redemptions and distributions made by the Company (other than dividends made in the ordinary course of business) immediately preceding, or in contemplation of, the Merger will be included as assets held by the Company immediately prior to the Merger.

  8. Except as provided in the Merger Agreement, immediately prior to the time of the Merger, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire Company Common Stock.

  9. In connection with the Merger, Company Common Stock will be converted solely into Parent Common Stock (except for cash paid in lieu of fractional shares of Parent Common Stock and payments made in respect of dissenting shares). For purposes of this representation, Company Common Stock redeemed for cash or other property furnished, directly or indirectly, by Parent will be considered as exchanged for other than Parent Common Stock. Further, no liabilities of the Company or any holders of Company Common Stock will be assumed by Parent, nor, to the best knowledge of (but not pursuant to due inquiry or investigation by) the management of the Company, will any of the Company Common Stock acquired by Parent in connection with the Merger be subject to any liabilities.

  10. The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

  11. The Company will not take, and, to the best knowledge of the management of the Company, there is no present plan or intention by stockholders of the Company to take, any position on any Federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

  12. None of the compensation received by any stockholder-employee of the Company in respect of periods at or prior to the Effective Time represents separate consideration for, or is allocable to, any of its Company Common Stock. None of the Parent Common Stock that will be received by stockholder-employees of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement. The compensation paid to any stockholder-employees will be for services actually rendered and will be determined by bargaining at arm's-length.

                                    AI-D-2

  13. There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries, including Sub) and the Company (or any of its subsidiaries) that was issued or acquired, or will be settled, at a discount.

  14. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

  15. It is the Company's present intention to pay all Transfer Taxes attributable to the Merger out of the Company's own funds (and not out of funds provided, directly or indirectly, by Parent).

  16. The Merger Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of the Company with respect to the Merger.

  17. No assets of the Company have been sold, transferred or otherwise disposed of which would prevent Parent from continuing the "historic business" of the Company or from using a significant portion of the "historic business assets" of the Company in a business following the Merger (as such terms are defined in Treasury Regulations Section 1.368-1(d)).

  18. Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Merger Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

  19. As of the time of the Merger, the fair market value of the assets of the Company will equal or exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

  20. No holders of Class A Common Stock have dissenters' rights with respect to the Merger under applicable laws, and it is the belief of the management of the Company that dissenters' rights will not be perfected with respect to Class B Common Stock representing more than 20% of the total voting power of the Company Common Stock.

  21. The undersigned is authorized to make all the representations set forth herein.

  The undersigned acknowledges that (i) the opinions to be delivered pursuant to Sections 7.02(e) and 7.03(d) of the Merger Agreement will be based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto, and (ii) such opinion will be subject to certain limitations and qualifications including that it may not be relied upon if any such representations or warranties are not accurate or if any such covenants or obligations are not satisfied in all material respects.

  The undersigned acknowledges that such opinions will not address any tax consequences of the Merger or any action taken in connection therewith except as expressly set forth in such opinions.

                                          Very truly yours,

                                          GENOVESE DRUG STORES, INC.

                                          by __________________________________
                                            Title:

                                    AI-D-3

                                                                      Exhibit E

  Opinion of General Counsel of Company. Parent and Sub shall have received an opinion of counsel from the General Counsel to the Company, dated the Closing Date, substantially to the effect that:

    (i) The incorporations and good standing of the Company and the Company Subsidiaries are as stated in the Merger Agreement; the capitalization of the Company and the Company Subsidiaries are as stated in the Merger Agreement as of the date of the Merger Agreement; the authorized shares of Company Common Stock are as stated in the Merger Agreement; all outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound; and, to the knowledge of such counsel, except as set forth in the Merger Agreement, as of the date of the Merger Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or other voting securities of the Company or any Company Subsidiary.

    (ii) The Company has all requisite corporate power and authority to execute the Merger Agreement and to consummate the Transactions. The execution and delivery by the Company of the Merger Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered the Merger Agreement, and, assuming the Merger Agreement constitutes a valid and binding obligation of each of the other parties thereto, the Merger Agreement constitutes its legal, valid and binding obligation.

    (iii) Except as set forth in Section 3.05 in the Company Disclosure Letter, the execution and delivery by the Company of the Merger Agreement does not, and the consummation of the Merger and the other Transactions and compliance with the terms thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b) of the Merger Agreement, any Judgment or Applicable Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (iv) To the knowledge of such counsel, no Consent of, or registration, declaration or filing with, any Governmental Entity which has not been obtained is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, other than any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

    (v) To the knowledge of such counsel, except as disclosed in the Filed Company SEC Documents or in the Company Disclosure Letter, there is no Company Litigation that, individually or in the aggregate,

                                    AI-E-1
  could reasonably be expected to have a Company Material Adverse Effect, nor is there any Company Order outstanding against the Company or any Company Subsidiary.

    (vi) There shall be a statement to the effect that in the course of the preparation of the Form S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Form S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Form S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Form S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time the Form S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company and the Company Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates should be attached to and delivered with such opinion. Such opinion shall be limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the laws of the United States of America.

                                    AI-E-2

                                                                      Exhibit F

               [LETTERHEAD OF MORRIS, NICHOLS, ARSHT & TUNNELL]

                                                                         [Date]

[Parent]
[Addressee]

Ladies and Gentlemen:

  You have requested our opinion with respect to certain matter of Delaware law involving the Agreement and Plan of Merger (the "Agreement") dated as of November , 1998 among [Parent], a Delaware corporation ("Parent"), Legacy Acquisition Corp., a Delaware corporation ("Sub"), and [Refill], a Delaware corporation (the "Company"). In connection with your request for our opinion, Cravath, Swaine & Moore, counsel to the Company, has supplied to us and we have reviewed the Agreement. We have not reviewed any other documents in connection with your request, including the certificate of incorporation or bylaws of the Company, or any of the documents referred to in the Agreement, including the exhibits and schedules thereto, or any documents relating to employee benefits, and we have assumed that nothing in any such document that we have not reviewed is contrary to or inconsistent with the opinions expressed herein. We have also assumed (1) that each of the parties to the Agreement was duly organized under the laws of the State of Delaware and is validly existing and in good standing under such laws, with full power to execute, deliver and perform the Agreement, and that such execution, delivery and performance was duly authorized by all necessary corporate action on the part of each such party, (2) that the Agreement was duly executed and delivered by all parties thereto, (3) that the Agreement has been duly and validly approved by the requisite vote of the stockholders of the Company, and
(4) that the Agreement constitutes the legal, valid and binding obligation of Parent and Sub, enforceable against each such party in accordance with its terms. We have also assumed that the directors of the Company acted in accordance with their fiduciary duties in approving the Agreement and the Transactions. Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement. No opinion is expressed herein with respect to the Delaware Securities Act, 6 Del.C. (S) 7301 et seq.

  Based upon and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that the Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, receivership, fraudulent conveyance, moratorium or other laws of general application relating to or affecting the enforcement of creditors' rights and remedies;
(ii) the application of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) standards of good faith, fair dealing, materiality and reasonableness that may be applied by a court to the exercise of certain rights and remedies.

  The foregoing opinion is subject to the following limitations and exceptions:

  (a) We express no opinion with respect to any document referred to or incorporated by reference in the Agreement.

  (b) We express no opinion with respect to Sections 8.03 or 8.04 of the Agreement to the extent that such provisions purport to render ineffective any waiver or amendment not in writing, or with respect to Section 9.10 of the Agreement, regarding enforcement of the Agreement.

  (c) We express no opinion with respect to Section 1.06 of the Agreement, regarding directors of the Surviving Corporation, or Section 5.02 of the Agreement, regarding Acquisition Proposals.

                                    AI-F-1

  (d) We express no opinion with respect to Section 6.03 of the Agreement to the extent such provision requires the Company to enter into any Settlement.

  This opinion letter is addressed to you and is for your sole benefit in connection with the transactions contemplated hereby and may not be delivered to or relied upon by anyone else without our express written consent.

                                          Very truly yours,

                                    AI-F-2

                                                                      Exhibit G

  Opinion of General Counsel of Parent. The Company shall have received opinions from the General Counsel of Parent, dated the Closing Date, substantially to the effect that:

    (i) The incorporation and good standing of Parent and the Parent Subsidiaries are as stated in the Merger Agreement; the capitalization of the Parent and Sub are as stated in the Merger Agreement as of the date of the Merger Agreement; the authorized shares of Parent and Sub are as stated in the Merger Agreement; all outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time or pursuant to the Merger Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party or otherwise bound; and to the knowledge of such counsel, except as set forth in the Merger Agreement, as of the date of the Merger Agreement, there are not any options, warrants, calls, rights (including preemptive rights), convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell, purchase, redeem or acquire or cause to be issued, delivered or sold, or purchased, redeemed or acquired additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or any Voting Parent Debt or other voting securities of Parent.

    (ii) Each of Parent and Sub has all requisite corporate power and authority to execute each Transaction Agreement to which it is a party and to consummate the Transactions. The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. Each of Parent and Sub has duly executed and delivered each Transaction Agreement to which it is a party, and, assuming each Transaction Agreement constitutes a valid and binding obligation of each of the other parties thereto, each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation.

    (iii) The execution and delivery by each of Parent and Sub of each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Parent Subsidiary under, any provision of (i) Parent Charter or Parent Bylaws, (ii) any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b) of the Merger Agreement, any Judgment or Applicable Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    (iv) To the knowledge of such counsel, no Consent of, or registration, declaration or filing with, any Governmental Entity which has not been obtained is required to be obtained or made by or with respect to the Parent or any Parent Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which Parent or Sub is a party and the consummation of the Transactions, other than any such items that, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

    (v) To the knowledge of such counsel, except as disclosed in the Filed Parent SEC Documents, there is no Parent Litigation that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect, nor is there any Parent Order outstanding against Parent or any Parent Subsidiary, in the case of any Parent Subsidiary, that, individually or in the aggregate, could reasonably be expected to have a Parent Material Adverse Effect.

                                    AI-G-1

    (vi) There shall be a statement to the effect that in the course of the preparation of the Form S-4 and the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Form S-4 and the Proxy Statement and related matters were discussed. Such counsel has not independently checked the accuracy or completeness of, or otherwise verified, and accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Form S-4 or the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Form S-4 (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the Form S-4 became effective, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  In rendering such opinion, counsel for Parent may rely as to matters of fact upon the representations of officers of Parent and the Parent Subsidiaries contained in any certificate delivered to such counsel and certificates of public officials which certificates shall be attached to or delivered with such opinion. Such opinion shall be limited to the laws of the State of Texas, the General Corporation Law of the State of Delaware and the laws of the United States of America.

                                    AI-G-2

                                                                       Exhibit H

    [TO BE SUBSTANTIALLY IN THE FORM OF THE MORRIS, NICHOLS, ARSHT & TUNNELL
                        OPINION SET FORTH IN EXHIBIT F]

                                     AI-H-1

                                                                       ANNEX II

  COMPANY STOCKHOLDER AGREEMENT dated as of November 23, 1998 (this "Agreement"), among J. C. Penney Company, Inc., a Delaware corporation ("Parent"), and the individuals and other parties listed on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

  Whereas, Parent, Legacy Acquisition Corp., a Delaware corporation ("Sub"), and Genovese Drug Stores, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Sub with and into the Company; and

  Whereas, each Stockholder owns the number of shares of Company Common Stock set forth opposite his, her or its name on Schedule A hereto (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares" of such Stockholder);

  Whereas, the Board of Directors of the Company have approved the terms of this Agreement; and

  Whereas, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that each Stockholder enter into this Agreement.

  Now, Therefore, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

  Section 1. Representations and Warranties of Each Stockholder. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent as of the date hereof in respect of himself, herself or itself as follows:

    (a) Authority; Execution and Delivery; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound, including the Existing Stockholders Agreement (as defined below), or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable to the Stockholder's receipt in the Merger of Parent Common Stock, and (ii) such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. If the Stockholder is married and the Subject Shares of the Stockholder constitute community property or otherwise need spousal or other approval to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such spouse in accordance with its terms.

    (b) The Subject Shares. Except as set forth on Schedule A hereto, the Stockholder is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite his, her or its name on Schedule A attached hereto. Except as set forth on Schedule A hereto, the Stockholder has the sole right to vote such Subject Shares, and except for the Stockholders Agreement dated as of June 30, 1997, by and among the Stockholders (the "Existing Stockholders Agreement") and except as contemplated by this Agreement, none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

  Section 2. Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows: Parent has all requisite corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and, assuming this Agreement constitutes the legal, valid and binding obligation of each of the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and remedies and to general principles of equity. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any Contract to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Parent or the properties or assets of Parent. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

  Section 3. Covenants of Each Stockholder. Each Stockholder, severally and not jointly, covenants and agrees as follows:

    (a) (1) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company called to seek the Company Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other Transaction is sought, the Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted) the Subject Shares of the Stockholder in favor of granting the Company Stockholder Approval.

    (2) The Stockholder hereby irrevocably grants to, and appoints, Parent, Donald A. McKay, and Charles R. Lotter, or any of them, and any individual designated in writing by any of them, and each of them individually, as the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares of the Stockholder, or grant a consent or approval in respect of the Subject Shares of the Stockholder in a manner consistent with this Section 3. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of

                                     AII-2
  the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of Sections 3(a) and 3(b) in accordance with Section 5.

    (b) At any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares of the Stockholder against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, (ii) any Acquisition Proposal and (iii) any amendment of the Company Charter or the Company By-laws or other proposal or transaction involving the Company or any Company Subsidiary, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other Transaction Agreement, the Merger or any other Transaction or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

    (c) Other than this Agreement and except as provided in the next sentence, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Subject Shares and shall not commit or agree to take any of the foregoing actions. Notwithstanding the foregoing, the following Transfers are expressly permitted:

      (w) Transfers of Subject Shares to any other Stockholder;

      (x) Transfers of up to an aggregate of 40,000 Subject Shares (for all Stockholders) to one or more members of one or more Stockholders' family and/or to one or more charities;

      (y) in addition to any Transfers permitted pursuant to clause (x) above, Transfers of Subject Shares to (1) a transferee for estate planning purposes, (2) members of such Stockholder's family or trusts established for the benefit of such family members, or (3) a charitable foundation or trust, in each case only following the due execution and delivery to Parent by each such transferee of a counterpart to this Agreement; and

      (z) upon the death of the Stockholder, the Transfer of Subject Shares to the executor of the estate of such Stockholder or to such Stockholder's heirs, devisees, or legatees.

    (d) The Stockholder shall not, nor shall it authorize or permit any employee or affiliate of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, (i) directly or indirectly, solicit, initiate or encourage the submission of, any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person (other than Parent and any of its affiliates or representatives) any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The Stockholder promptly shall advise Parent orally and in writing of any Acquisition Proposal or inquiry made to the Stockholder with respect to or that could reasonably be expected to lead to any Acquisition Proposal.

    (e) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions. The Stockholder shall not issue any press release or make any other public

                                     AII-3
  statement with respect to any Transaction Agreement, the Merger or any other Transaction without the prior written consent of Parent, except as may be required by Applicable Law.

    (f) The Stockholder hereby consents to and approves the actions taken by the Company Board in approving the Transaction Agreements, the Merger and the other Transactions and adopting the Merger Agreement. The Stockholder hereby waives, and agrees not to exercise or assent, any appraisal rights under Section 262 in connection with the Merger.

  Section 4. Indemnification. To the fullest extent permitted by law, Parent shall indemnify, defend and hold harmless each Stockholder, and the transferees, heirs, devisees, legatees, executors and administrators of such Stockholder (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement (collectively, "Losses"), as incurred (payable monthly upon written request which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, by or on behalf of any stockholder of the Company or the Company, challenging a Stockholder's actions or omissions in respect of this Agreement or any other Transaction Agreement, the Merger or any other Transactions; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 4 for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement or any other Transaction Agreement, (ii) criminal conduct or (iii) any violation of federal, state or foreign securities laws. In order to be entitled to indemnification under this Section 4, an Indemnified Party must give Parent prompt written notice of any third party claim which may give rise to any indemnity obligation under this Section 4, and Parent shall have the right to assume the defense of any such claim through counsel of its own choosing, subject to such counsel's reasonable judgment that separate defenses that would create a conflict of interest on the part of such counsel are not available. If Parent does not assume any such defense, Parent shall be liable for all costs and expenses of defending such claim incurred by the Indemnified Party, including attorneys' fees and disbursements, and shall advance such costs and expenses (subject to receipt of an undertaking by the Indemnified Party to repay amounts so advanced if it is ultimately determined that such Indemnified Party is not entitled to indemnification under this Section 4) to the Indemnified Party as set forth above. Parent shall not be liable under this Section 4 for any Losses resulting from any settlement, compromise or offer to settle or compromise any such action, suit, proceeding or investigation, without the prior written consent of Parent.

  Section 5. Termination. This Agreement, other than Sections 4 and 7, shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. Sections 4 and 7 shall not terminate.

  Section 6. Additional Matters.

  (a) Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

  (b) No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer of the Company. Each Stockholder signs solely in his, her or its capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by any Stockholder in his capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

  Section 7. General Provisions.

  (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

                                     AII-4

  (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section
9.02 of the Merger Agreement and to the Stockholders at their respective addresses set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

  (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

  (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

  (e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to each Stockholder. This Agreement shall become effective against any Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

  (f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) except for Section 4, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  (g) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

  (h) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of each Stockholder (except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder, other than its obligations under Section 4 hereof which may not be assigned without such written consent, to any direct or indirect wholly owned subsidiary of Parent) or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

  (i) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any Transaction, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it

                                     AII-5
will not bring any action relating to this Agreement or any Transaction in any court other than a Federal court sitting in the State of Delaware or any Delaware state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated hereby.

  In Witness Whereof, each party has duly executed this Agreement, all as of the date first written above.

                                          J.C. Penney Company, Inc.

                                            /s/ J.E. Oesterreicher
                                          By___________________________________
                                            Name: J.E. Oesterreicher
                                            Title: Chairman of the Board and
                                            Chief    Executive Officer

                                            /s/ Leonard Genovese
                                           ____________________________________
                                     Name: Leonard A. Genovese, in his
                                           capacity as Trustee of the Trust
                                           established for the benefit of
                                           Viola Genovese pursuant to
                                           paragraph FIFTH of the Last Will
                                           and Testament of Joseph Genovese,
                                           Sr.; in his capacity as Co-Trustee
                                           of the Trust established for the
                                           benefit of Francis Genovese
                                           Wangberg pursuant to paragraph
                                           FOURTH of the Last Will and
                                           Testament of Joseph Genovese, Jr.;
                                           in his capacity as Trustee or Co-
                                           Trustee of any other trust referred
                                           to in Schedule A hereto; and
                                           individually

                                            /s/ Frances Genovese Wangberg
                                           ____________________________________
                                     Name: Frances Genovese Wangberg, in her
                                           capacity as Co-Trustee of the Trust
                                           established for the benefit of
                                           Frances Genovese Wangberg pursuant
                                           to paragraph FIFTH of the Last Will
                                           and Testament of Joseph Genovese,
                                           Jr.; in her capacity as Trustee or
                                           Co-Trustee of any other trust
                                           referred to in Schedule A hereto;
                                           and individually

                                     AII-6

                                   SCHEDULE A


                                                    Number of Shares of Company
            Name and Address of Stockholder             Common Stock Owned
    ---------------------------------------------------------------------------
      All of the following shares are held in
      Merrill Lynch CMA Accounts:
      I.Leonard Genovese
      1.Leonard Genovese Trustee
        U/A Dated 3/22/91
        44 Elderfields Road                                      37,441 Class A
        Manhasset, NY 11030-1623                                290,373 Class B
    ---------------------------------------------------------------------------
      2.Leonard Genovese IRA                                        787 Class A
                                                                    959 Class B
    ---------------------------------------------------------------------------
      3.Leonard Genovese 5-Year GRAT                            255,591 Class B
    ---------------------------------------------------------------------------
      4.Leonard Genovese 7-Year GRAT                            273,473 Class B
    ---------------------------------------------------------------------------
      5.Leonard Genovese 10-Year GRAT                           281,334 Class B
    ---------------------------------------------------------------------------
      6.Leonard Genovese Pledged                                 60,669 Class A
    ---------------------------------------------------------------------------
      Collateral Account*                                       223,569 Class B
    ---------------------------------------------------------------------------

      *These shares are pledged to Mer-rill Lynch to secure a loan.
    -----------

      7. Leonard Genovese Trustee FBO
         Viola Genovese U/W Joseph W. Genovese Sr.**  688,932 Class B
    -----------------------------------------------------------------

      ** Mr. Genovese has sole
         voting power of these
         shares, but disclaims any
         beneficial ownership of
         these shares. Mr. Geno-
         vese is the sole trustee
         of the Trust established
         for the benefit of Viola
         Genovese pursuant to the
         Last Will and Testament
         of Joseph Genovese, Sr.
    --------------------------------
               Total Class A: 98,897
            Total Class B: 2,014,231
             Total Shares: 2,113,128

                                     AII-7

                                                    Number of Shares of Company
            Name and Address of Stockholder             Common Stock Owned
    ---------------------------------------------------------------------------
      All of the following shares are held in Mer-
      rill Lynch CMA Accounts:
      II.Frances Genovese Wangberg
      1.Frances Genovese Wangberg TTEE
        U/A DTD 4/16/96
        200 Wyndemere Way, #B403
        Naples, FL 34105-7129
                                                                2,067 Class A
                                                               31,440 Class B
    ---------------------------------------------------------------------------
      2.Frances Genovese TTEE*
        Leonard Genovese TTEE
        FBO Frances Genovese
        200 Wyndemere Way, #B403
        Naples, FL 34105-7129                                 1,905,572 Class B
    ---------------------------------------------------------------------------
      *  Shared voting power by Mr. Genovese and Mrs. Wangberg as co-trustees of the Trust established for the benefit of Mrs. Wangberg pursuant to the Last Will and Testament of Joseph Genovese, Jr.
    ---------------------------------------------------------------------------
      3.Frances Genovese Wangberg
        Pledged Collateral Account**                            170,263 Class B
    ---------------------------------------------------------------------------
      **These shares are pledged to Merrill Lynch to secure a loan.
    ---------------------------------------------------------------------------
      4.Frances Genovese Wangberg                                 9,409 Class B
    ---------------------------------------------------------------------------
                                                         Total Class A: 2,067
                                                     Total Class B: 2,116,684
                                                      Total Shares: 2,118,751



                                     AII-8

                             GOLDMAN, SACHS & CO.
                                85 Broad Street
                           New York, New York 10004

                                                                      ANNEX III

PERSONAL AND CONFIDENTIAL

November 23, 1998

Board of Directors
Genovese Drug Stores, Inc.
80 Marcus Drive
Melville, NY 11747

Ladies and Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $1.00 per share, and Class B Common Stock, par value $1.00 per share (collectively, the "Shares"), of Genovese Drug Stores, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of November 23, 1998, among J.C. Penney Company, Inc. ("Buyer"), Legacy Acquisition Corp., a wholly-owned subsidiary of Buyer, and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with Legacy Acquisition Corp. and each outstanding Share will be converted into that number (the "Exchange Ratio") of shares (or fraction thereof) of Common Stock, par value $0.50 per share, of Buyer ("Buyer Common Stock") equal to the quotient obtained by dividing (i) $30.00 by (ii) the Fair Market Value (as defined below); provided, however, that in no event shall the Exchange Ratio be greater than .6709 nor less than .5489. "Fair Market Value" means an amount equal to the average of the closing sale prices for Buyer Common Stock on the New York Stock Exchange as reported in the Wall Street Journal, Northeastern edition, as more fully set forth in the Agreement.

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or Buyer for its own account and for the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Company Stockholder Agreement, dated as of November 23, 1998, among Buyer and the individuals and other parties listed on Schedule A thereto; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Buyer for the five fiscal years ended January 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Buyer; certain other communications from the Company and Buyer to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and Buyer regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and Buyer Common Stock, compared certain financial and stock market information for the Company and Buyer with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the drug retail industry and performed such other studies and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Buyer or

                                    AIII-1
any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. As you are aware, Buyer did not make available to us its projections of expected future performance. Accordingly, our review of such information for purposes of rendering our opinion was limited to discussions with management of Buyer of certain research analysts' estimates of Buyer for fiscal years 1999 and 2000. Our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business transaction that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to such holders.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                    AIII-2

                                                                       ANNEX IV

                                  Section 262
               General Corporation Law of the State of Delaware

  Appraisal Rights. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of Genovese as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                                     AIV-1

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence

                                     AIV-2
  of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting

                                     AIV-3
corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     AIV-4

                                    Part II

                    Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.
  Section 145 of the General Corporation Law of the State of Delaware permits indemnification of the directors and officers of JCPenney involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of JCPenney, for any expenses, including attorneys' fees, and (except in the case of suits by or in the right of JCPenney) any liabilities which they may have incurred in consequence of such action, suit or proceeding under the conditions stated in said Section.

  Article X of JCPenney's Bylaws provides, in substance, for indemnification by JCPenney of its directors and officers in accordance with the provisions of the General Corporation Law of the State of Delaware. JCPenney has entered into indemnification agreements with its current directors and certain of its current officers which generally provide for indemnification by JCPenney except as prohibited by applicable law. To provide some assurance of payment to the indemnitees of amounts to which they may become entitled pursuant to the aforesaid agreements, JCPenney has funded a trust.

  In addition, JCPenney has purchased insurance coverage under policies which insure JCPenney for amounts which JCPenney is required or permitted to pay as indemnification of directors and certain officers of JCPenney and its subsidiaries, and which insure directors and certain officers of JCPenney and its subsidiaries against certain liabilities which might be incurred by them in such capacities and for which they are not entitled to indemnification by JCPenney.

Item 21. Exhibits and Financial Statement Schedules.

  The following documents are exhibits to the Registration Statement.

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  2.1    Agreement and Plan of Merger, dated as of November 23, 1998, among
         JCPenney, Merger Sub and Genovese (included as Annex I to the Proxy
         Statement/Prospectus filed as part of this Registration Statement).
  2.2    Genovese Stockholder Agreement, dated as of November 23, 1998, by and among JCPenney and the stockholders of Genovese signatory thereto
         (included as Annex II to the Proxy Statement/Prospectus filed as part of this Registration Statement).
  3.1    Restated Certificate of Incorporation of JCPenney (incorporated by reference to Exhibit (3)(i) to JCPenney's Quarterly Report on Form 10-
         Q for the 13 weeks ended April 27, 1996).
  3.2    Bylaws of JCPenney, as amended to January 11, 1995 (incorporated by reference to Exhibit 3(ii)(a) to JCPenney's Annual Report on Form 10-K
         for the 52 weeks ended January 28, 1995).
  4.1    Rights Agreement dated as of February 14, 1990 between JCPenney and
         First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to JCPenney's Current Report on Form 8-K
         dated February 6, 1990).
  4.2    Amendment to Rights Agreement, dated as of February 14, 1990, between
         JCPenney and First Chicago Trust Company of New York, as Rights Agent,
         effective as of January 13, 1992, among JCPenney, First Chicago Trust
         Company of New York, and Manufacturers Hanover Trust Company of New
         York (now ChaseMellon Shareholder Services, L.L.C.), as Successor
         Rights Agent (incorporated by reference to Exhibit 4(b) to JCPenney's
         Annual Report on Form 10-K for the 52 weeks ended January 25, 1992).

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  4.3    Letter to JCPenney stockholders dated May 1, 1993 explaining adjustments to Rights and to underlying Series A Junior Participating
         Preferred Stock, including exercise price of such Rights, and the voting rights and participating dividend on such Preferred Stock as a result of the two-for-one stock split payable May 1, 1993 to stockholders of record on April 12, 1993 (incorporated by reference to
         Exhibit 4(c) to JCPenney's Annual Report on Form 10-K for the 53 weeks ended January 30, 1993).
  5.1    Opinion of Weil, Gotshal & Manges LLP as to validity of shares of
         JCPenney Common Stock.*
  8.1    Opinion of Weil, Gotshal & Manges LLP as to certain U.S. tax matters.*
 10.1    Employment and Consulting Agreement, dated as of December 16, 1998, to be effective as of the Effective Time (as defined therein), among
         Genovese, JCPenney and Leonard Genovese.*
 21.1    Subsidiaries of JCPenney (incorporated by reference to Exhibit 21 to
         JCPenney's Annual Report on Form 10-K for the 53 weeks ended January
         31, 1998).
 23.1    Consent of KPMG Peat Marwick LLP.*
 23.2    Consent of Deloitte & Touche LLP.*
 23.3    Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5.1 and
         8.1 to this Registration Statement).
 23.4    Consent of Goldman, Sachs & Co.*
 24.1    Power of Attorney.*
 99.1    Form of Proxy Card.*
 99.2    Opinion dated November 23, 1998, of Goldman, Sachs & Co. (included as
         Annex III to the Proxy Statement/Prospectus filed as part of this
         Registration Statement).

--------
*  Filed herewith.

Item 22. Undertakings.

  The undersigned registrant hereby undertakes as follows:

  (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (b)(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

  (b)(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

  (d) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

  (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Signatures

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on January 27, 1999.

                                          J. C. PENNEY COMPANY, INC.

                                                      /s/ D.A. McKay
                                          By: _________________________________
                                                        D.A. McKay
                                            Executive Vice President and Chief
                                                     Financial Officer


  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----

     /s/ J.E. Oesterreicher*         Chairman of the Board and      January 27, 1999
____________________________________ Chief Executive Officer;
         J.E. Oesterreicher          Director (Principal
                                     Executive Officer)

          /s/ D.A. McKay             Executive Vice President and   January 27, 1999
____________________________________ Chief Financial Officer
             D.A. McKay              (Principal Financial
                                     Officer)

         /s/ W.J. Alcorn*            Vice President and             January 27, 1999
____________________________________ Controller (Principal
            W.J. Alcorn              Accounting Officer)

         /s/ M.A. Burns*             Director                       January 27, 1999
____________________________________
             M.A. Burns

         /s/ K.B. Foster*            Director                       January 27, 1999
____________________________________
            K.B. Foster

      /s/ V.E. Jordan, Jr.*          Director                       January 27, 1999
____________________________________
          V.E. Jordan, Jr.

             Signature                           Title                    Date
             ---------                           -----                    ----

         /s/ George Nigh*            Director                       January 27, 1999
____________________________________
            George Nigh

        /s/ J.C. Pfeiffer*           Director                       January 27, 1999
____________________________________
           J.C. Pfeiffer

        /s/ A.W. Richards*           Director                       January 27, 1999
____________________________________
            A.W. Richards

  /s/ Francisco Sanchez-Loaeza*      Director                       January 27, 1999
____________________________________
      Francisco Sanchez-Loaeza

      /s/ C.S. Sanford, Jr.*         Director                       January 27, 1999
____________________________________
          C.S. Sanford, Jr.

         /s/ R.G. Turner*            Director                       January 27, 1999
____________________________________
            R.G. Turner

       /s/  D.A. McKay
* By: _________________________
           D.A. McKay
       Attorney-in-fact
--------
*  Copies of powers of attorney authorizing W. J. Alcorn, R. B. Cavanaugh, C.
   R. Lotter and D. A. McKay, and each of them, to sign this Registration Statement on behalf of the above named directors and officers, are being filed with the Securities and Exchange Commission herewith.

                                 EXHIBIT INDEX

 Exhibit
   No.                           Description of Exhibit
 -------                         ----------------------
  2.1    Agreement and Plan of Merger, dated as of November 23, 1998, among
         JCPenney, Merger Sub and Genovese (included as Annex I to the Proxy
         Statement/Prospectus filed as part of this Registration Statement).
  2.2    Genovese Stockholder Agreement, dated as of November 23, 1998, by and among JCPenney and the stockholders of Genovese signatory thereto
         (included as Annex II to the Proxy Statement/Prospectus filed as part of this Registration Statement).
  3.1    Restated Certificate of Incorporation of JCPenney (incorporated by reference to Exhibit (3)(i) to JCPenney's Quarterly Report on Form 10-
         Q for the 13 weeks ended April 27, 1996).
  3.2    Bylaws of JCPenney, as amended to January 11, 1995 (incorporated by reference to Exhibit 3(ii)(a) to JCPenney's Annual Report on Form 10-K
         for the 52 weeks ended January 28, 1995).
  4.1    Rights Agreement dated as of February 14, 1990 between JCPenney and
         First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 1 to JCPenney's Current Report on Form 8-K
         dated February 6, 1990).
  4.2    Amendment to Rights Agreement, dated as of February 14, 1990, between
         JCPenney and First Chicago Trust Company of New York, as Rights Agent,
         effective as of January 13, 1992, among JCPenney, First Chicago Trust
         Company of New York, and Manufacturers Hanover Trust Company of New
         York (now ChaseMellon Shareholder Services, L.L.C.), as Successor
         Rights Agent (incorporated by reference to Exhibit 4(b) to JCPenney's
         Annual Report on Form 10-K for the 52 weeks ended January 25, 1992).
  4.3    Letter to JCPenney stockholders dated May 1, 1993 explaining adjustments to Rights and to underlying Series A Junior Participating
         Preferred Stock, including exercise price of such Rights, and the voting rights and participating dividend on such Preferred Stock as a result of the two-for-one stock split payable May 1, 1993 to stockholders of record on April 12, 1993 (incorporated by reference to
         Exhibit 4(c) to JCPenney's Annual Report on Form 10-K for the 53 weeks ended January 30, 1993).
  5.1    Opinion of Weil, Gotshal & Manges LLP as to validity of shares of
         JCPenney Common Stock.*
  8.1    Opinion of Weil, Gotshal & Manges LLP as to certain U.S. tax matters.*
 10.1    Employment and Consulting Agreement, dated as of December 16, 1998, to be effective as of the Effective Time (as defined therein), among
         Genovese, JCPenney and Leonard Genovese.*
 21.1    Subsidiaries of JCPenney (incorporated by reference to Exhibit 21 to
         JCPenney's Annual Report on Form 10-K for the 53 weeks ended January
         31, 1998).
 23.1    Consent of KPMG Peat Marwick LLP.*
 23.2    Consent of Deloitte & Touche LLP.*
 23.3    Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5.1 and
         8.1 to this Registration Statement).
 23.4    Consent of Goldman, Sachs & Co.*
 24.1    Power of Attorney.*
 99.1    Form of Proxy Card.*
 99.2    Opinion dated November 23, 1998, of Goldman, Sachs & Co. (included as
         Annex III to the Proxy Statement/Prospectus filed as part of this
         Registration Statement).

--------
*  Filed herewith.